Exhibit 10.5

AMENDED AND RESTATED OFFICE LEASE

KILROY REALTY

PACIFIC CORPORATE CENTER

KILROY REALTY, L.P.,

a Delaware limited partnership,

as Landlord,

and

FAVRILLE, INC.,

a Delaware corporation,

as Tenant.

ii

iii

INDEX

Page(s)

Accountant	20
Additional Notice	25
Additional Rent	12
Affiliate	41
Alterations	26
Applicable Laws	55
Award	11
Bank Prime Loan	56
Base Building	27
Base Rent	11
Brokers	63
BS Exception	25
Building Monument Sign	53
Building Structure	25
Building System	22
Building Systems	22
Building Top Sign	53
CC&Rs	21
CGCC	41
cGMP Standard	3
Comparable Area	10
Comparable Buildings	9
Comparable Deals	9
Comparable Term	9
Cosmetic Alterations	27
Damage Termination Date	35
Damage Termination Notice	35
Direct Expenses	12
Eligibility Period	25
Environmental Laws	65
Estimate	19
Estimate Statement	19
Estimated Direct Expenses	19
Excess	18
Exercise Notice	10
Existing Tenant	6
Expense Year	13
Force Majeure	61
Hazardous Material(s)	65
HVAC	22
Initial Notice	25
Landlord	1
Landlord Default	25
Landlord Parties	29

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Page(s)

Landlord Response Date	10
Landlord Response Notice	10
Landlord’s Option Rent Calculation	10
L-C	48
L-C Amount	48
L-C Security Deposit	51
Lease	1
Lease Commencement Date	8
Lease Expiration Date	8
Lease Term	8
Lease Year	8
Lines	65
Mail	61
Market Rent	8
Neutral Arbitrator	11
Nondisturbance Agreement	44
Notices	61
Objectionable Name	54
Operating Expenses	13
Option Rent	8
Option Term	8
Option Term TI Allowance	9
Original Improvements	32
Other Improvements	68
Outside Agreement Date	10
Permitted Assignee	8
Permitted Use	3
Premises	6
Proposition 13	17
Reestablishment Notice	49
Renovations	64
Rent Concessions	9
Rent.	12
Required L-C Amount	49
Required Thresholds	50
Sign Specifications	54
Statement	18
Subject Space	37
Summary	1
Tax Expenses	16
Telecommunications Equipment	52
Tenant	1
Tenant Parties	30
Tenant Work Letter	6
Tenant’s Maintenance Obligations	22

ii

Page(s)

Tenant’s Option Rent Calculation	10
Tenant’s Share	18
Tenant’s Signage	53
Transfer	40
Transfer Notice	37
Transfer Premium	39
Transferee	37
Transfers	37
Working Capital	50

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PACIFIC CORPORATE CENTER

AMENDED AND RESTATED OFFICE LEASE

This Amended and Restated Office Lease (the “Lease”), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the “Summary”), below, is made by and between KILROY REALTY, L.P., a Delaware limited partnership (“Landlord”), and FAVRILLE, INC., a Delaware corporation (“Tenant”).

SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE			DESCRIPTION

1.	Date:

	1.1	Date of Lease:	October 31, 2005.

	1.2	Effective Date:	November 1, 2005.

2.	Premises:
	2.1	Building:	That certain building located at 10421 Pacific Center Court in the “Project” in Sorrento Mesa, which Building contains 79,871 rentable square feet of space.

	2.2	Premises:	All of the leasable area within the Building, as more particularly identified in Exhibit A to the Office Lease.

	2.3	Project:	The Building is part of a multi-building project known as the “Pacific Corporate Center”, as further set forth in Section 1.1.2 of this Lease.
3.	Lease Term
(Article 2):

	3.1	Length of Term:	Nineteen (19) years and eight (8) months.
	3.2	Lease Commencement Date:	November 1, 2005
	3.3	Lease Expiration Date:	June 30, 2025.

4.	Base Rent (Article 3):

			Approximate Monthly
Period		Monthly	Rental Rate
During	Annualized	Installment	per Rentable
Lease Term	Base Rent	of Base Rent	Square Foot

November 1, 2005 – January 31, 2007	See Exhibit I	See Exhibit I	See Exhibit I
February 1, 2007 – January 31, 2008	$3,450,427.20	$287,535.60	$3.6000
February 1, 2008 – January 31, 2009	$3,571,192.15	$297,599.35	$3.7260
February 1, 2009 – January 31, 2010	$3,696,183.88	$308,015.32	$3.8564
February 1, 2010 – January 31, 2011	$3,825,550.31	$318,795.86	$3.9914
February 1, 2011 – January 31, 2012	$3,959,444.57	$329,953.71	$4.1311
February 1, 20012 – January 31, 20013	$4,098,025.13	$341,502.09	$4.2757
February 1, 2013 – January 31, 2014	$4,241,456.01	$353,454.67	$4.4253
February 1, 2014 – January 31, 2015	$4,389,906.97	$365,825.58	$4.5802
February 1, 2015 – January 31, 2016	$4,543,553.72	$378,629.48	$4.7405
February 1, 2016 – January 31, 2017	$4,702,578.10	$391,881.51	$4.9064
February 1, 2017 – January 31, 2018	$4,867,168.33	$405,597.36	$5.0782
February 1, 2018 – January 31, 2019	$5,037,519.22	$419,793.27	$5.2559
February 1, 2019 – January 31, 2020	$5,213,832.40	$434,486.03	$5.4398
February 1, 2020 – January 31, 2021	$5,396,316.53	$449,693.04	$5.6302
February 1, 2021 – January 31, 2022	$5,585,187.61	$465,432.30	$5.8273

			Approximate Monthly
Period		Monthly	Rental Rate
During	Annualized	Installment	per Rentable
Lease Term	Base Rent	of Base Rent	Square Foot

February 1, 2022 – January 31, 2023	$5,780,669.18	$481,722.43	$6.0313
February 1, 2023 – January 31, 2024	$5,982,992.60	$498,582.72	$6.2423
February 1, 2024 – January 31, 2025	$6,192,397.34	$516,033.11	$6.4608
February 1, 2005 – June 30, 2025	$6,409,131.25	$534,094.27	$6.6869

5.	Intentionally Omitted:

6.	Tenant’s Share (Article 4):	100%.

7.	Permitted Use (Article 5):

Tenant shall use the Premises solely for biotechnology labs and pharmaceutical manufacturing (in accordance with the Federal Drug Administration’s current Good Manufacturing Practices (“cGMP Standard”)), together with related offices uses (collectively, the “Permitted Use”); provided, however, that notwithstanding anything to the contrary set forth hereinabove, and as more particularly set forth in the Lease, Tenant shall be responsible for operating and maintaining the Premises pursuant to, and in no event may such Permitted Use violate, (A) Landlord’s “Rules and Regulations,” as that term is set forth in Section 5.2 of this Lease, (B) all “Applicable Laws,” as that term is set forth in Article 24 of this Lease, (C) all applicable zoning, building codes, the “CC&Rs,” as that term is set forth in Section 5.3 of this Lease, and the Pacific Corporate Center P.I.D., and (D) the character of the Project as a first-class Project.

8.	Security Deposit (Article 21):

$355,727.60. In addition to the Security Deposit, Tenant shall have additional security obligations, in the form more particularly set forth in Section 21.2, which shall be subject to increases, reductions and reinstatements pursuant to the TCCs of Section 21.2.

9.	Parking Spaces (Article 28):		A total of one hundred fifty-nine (159) parking spaces (i.e., two (2) unreserved parking spaces for every 1,000 rentable square feet of the Premises).

10.	Address of Tenant (Section 29.18):

Favrille, Inc.
10421 Pacific Center Court
Suite 150
San Diego, California 92121
Attention: Chief Financial Officer
(Prior to and after Lease Commencement Date)

with a copy to:

Cooley Godward LLP
101 California Street, 5th Floor
San Francisco, California 94111
Attention: Helen Sedwick, Esq.

11.	Address of Landlord (Section 29.18):		See Section 29.18 of the Lease.

12.	Broker(s) (Section 29.24):		For Tenant:
Colliers International
4660 La Jolla Village Drive, Suite 200
San Diego, California 92122
		Attention:	Kevin Craven
Thomas Mercer

13.	Improvement Allowance (Section 2 of Exhibit B):		$10,000,000.00.

PACIFIC CORPORATE CENTER

AMENDED AND RESTATED OFFICE LEASE

R E C I T A L S :

A.                                   This Amended and Restated Office Lease (“Office Lease”), which includes the preceding Summary of Basic Lease Information (the “Summary”) attached hereto and incorporated herein by this reference (the Office Lease and Summary are sometimes collectively referred to herein as the “Lease”), dated as of the date set forth in Section 1 of the Summary is made by and between KILROY REALTY, L.P., a Delaware limited partnership (“Landlord”), and FAVRILLE, INC., a Delaware corporation (“Tenant”).

B.                                     Landlord, and Tenant previously entered into that certain Office Lease dated January 31, 2004 (the “Original Office Lease”), as amended by that certain First Amendment to Lease dated July 2004 (the “First Amendment”), that certain Second Amendment to Lease dated October 11, 2004 (the “Second Amendment”), that certain Third Amendment to Lease dated July 8, 2005 (the “Third Amendment”), and that certain Fourth Amendment to Lease dated October 31, 2005 (the “Fourth Amendment”), whereby Landlord leased to Tenant and Tenant leased from Landlord the entire building located at 10421 Pacific Center Court, San Diego, California (the “10421 Building”) comprised (i) those certain premises (the “Original Premises”) consisting of 48,502 rentable square feet of space located on the first (1st) and second (2nd) floors of the Building, (ii) those certain premises (the “First Expansion Premises”) consisting of 13,987 rentable square feet of space located on the second (2nd) floor of the Building, and (iii) those certain premises (the “Third Expansion Premises”) consisting of approximately 17,382 rentable square feet located on the first (1st) floor of the Building (the Original Premises, the First Expansion Premises and the Third Expansion Premises are, collectively, (x) initially referred to herein as the “Premises,” and (x) alternatively, and throughout the Lease Term, referred to herein as the “10421 Premises”).  The Office Lease, the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment are, collectively, the “Original Lease.”

C.                                     The Original Office Lease was initially entered into by Landlord and Tenant with respect to the Original Premises only, and because such Original Premises did not comprise the entire Building, the rights and obligations of both Landlord and Tenant under the terms of the Original Office Lease were structured so as to be a part of, and integrated with, a larger, multi-tenant building.  Following the execution of the Third Amendment and Tenant’s lease of the Third Expansion Premises, Landlord leases to Tenant and Tenant leases from Landlord the entire Building.  As a result thereof, the parties acknowledge and agree that certain of the terms and conditions relating directly to a multi-tenant building which are set forth in the Original Lease are no longer applicable.

D.                                    Landlord and Tenant desire to amend and restate the terms of the Original Lease in their entirety, effective as of the Effective Date, as set forth herein.

E.                                      Following the date of this Lease, Landlord and Tenant desire to expand the 10421 Premises to include the entire building (the “10445 Premises”) located at 10445 Pacific Center Court, San Diego, California (the “10445 Building”).  However, as such 10445 Premises is currently occupied by a third party (“Nuera”) pursuant to an existing lease between Landlord and Nuera (the “Nuera Lease”), Landlord and Tenant acknowledge that such expansion, and Landlord’s ability to deliver the 10445 Building to Tenant, is expressly conditioned upon the termination or expiration of the Nuera Lease as set forth more particularly in Section 29.37 of this Lease.  In the event that the Nuera Lease is so terminated, or upon the expiration thereof, then Landlord and Tenant shall immediately thereafter enter into that certain First Amendment to Amended and Restated Office Lease (which shall amend this Lease) in the form attached hereto as Exhibit H (the “First Amendment to Amended and Restated Office Lease”).  All of the terms and conditions of this Lease, as amended by the terms of such First Amendment to Amended and Restated Office Lease, shall be effective immediately upon the full execution and delivery of such First Amendment to Amended and Restated Office Lease by and between Landlord and Tenant (the “10445 Premises Effective Date”).

F.                                      Upon the date set forth in Section 1.2 of the Summary (the “Effective Date”),  this Lease shall amend and restate the Original Lease in its entirety and shall thereafter supersede the Original Lease.  The provisions of the Original Lease shall remain in effect as to all periods prior to the Effective Date.

A G R E E M E N T :

ARTICLE 1

PREMISES, BUILDING, PROJECT, AND COMMON AREAS

1.1                                 Premises, Building, Project and Common Areas.

1.1.1                        The Premises.  Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 2.2 of the Summary (the “Premises”).  The outline of the Premises is set forth in Exhibit A attached hereto and comprises all of the leasable area with in the Building.  The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions (the “TCCs”) herein set forth, and Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of such TCCs by it to be kept and performed and that this Lease is made upon the condition of such performance.  The parties hereto hereby acknowledge that the purpose of Exhibit A is to show the approximate location of the Premises in the “Building,” as that term is defined in Section 1.1.2, below, only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the “Common Areas,” as that term is defined in Section 1.1.3, below, or the elements thereof or of the accessways to the Premises or the “Project,” as that term is defined in Section 1.1.2, below.  Landlord and Tenant acknowledge that Tenant has been occupying the entire Premises pursuant to the Original Lease, and therefore except as specifically set forth in this Lease and in the Tenant Work Letter attached hereto as Exhibit B (the “Tenant Work

Letter”), Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises and Tenant shall continue to accept the Premises in its presently existing, “as is” condition, subject only to Landlord’s ongoing obligations set forth in Article 7 of this Lease, including, without limitation, Landlord’s ongoing obligation to maintain the “Building Structure,” as that term is defined in, and pursuant to the TCCs of, Section 7.1.  Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business, except as specifically set forth in this Lease and the Tenant Work Letter.

1.1.2                        The Building and The Project.  The Premises initially constitutes all of the building set forth in Section 2.1 of the Summary (the “Building”).  The Building is part of a project known as “Pacific Corporate Center.”  The term “Project,” as used in this Lease, shall mean (i) the Building and the Common Areas, (ii) the land (which is improved with landscaping, parking facilities and other improvements) upon which the Building and the Common Areas are located, and (iii) the 10445 Building located immediately adjacent to the Building and the land upon which such 10445 Building is located.

1.1.3                        Common Areas.  Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the rules and regulations referred to in Article 5 of this Lease, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project (such areas, together with such other portions of the Project designated by Landlord, in its discretion, including certain areas designated for the exclusive use of certain tenants, or to be shared by Landlord and certain tenants, are collectively referred to herein as the “Common Areas”).  The manner in which the Common Areas are maintained and operated shall be at the reasonable discretion of Landlord and the use thereof shall be subject to such rules, regulations and restrictions as Landlord may make from time to time as provided in Section 5.2 of this Lease, provided that Landlord shall at all times maintain and operate the Common Areas in a first-class manner consistent with the “Comparable Buildings,” as such term is defined in Section 2.2.2 of this Lease.  Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas as long as such changes do not (i) change the nature of the Project to something other than a first-class project (ii) materially, adversely effect Tenant’s use of the Premises for the Permitted Use, as granted under Section 7 of the Summary, (iii) materially, adversely reduce Tenant’s ingress to or egress from the Project, Building, the Premises or the parking areas servicing the same, or (iv) materially reduce the parking area available for use by Tenant.  Except when and where Tenant’s right of access is specifically excluded as a result of (x) an emergency, (y) a requirement by law, or (z) a specific provision set forth in this Lease, Tenant shall have the right of access to the Premises, the Building, and the Project parking facility twenty-four (24) hours per day, seven (7) days per week during the “Lease Term,” as that term is defined in Section 2.1, below and any “Option Term,” as that term is defined in Section 2.2, below.

1.2                                 Stipulation of Rentable Square Feet of Premises and Building.  For purposes of this Lease, “rentable square feet” of the initial Premises and 10421 Building shall be deemed as set forth in Section 2.1 of the Summary.

ARTICLE 2

LEASE TERM; OPTION TERM(S)

2.1                                 Initial Lease Term.  The TCCs and provisions of this Lease shall be effective as of the date of this Lease.  The term of this Lease (the “Lease Term”) shall be as set forth in Section 3.1 of the Summary, shall commence on the date set forth in Section 3.2 of the Summary (the “Lease Commencement Date”), and shall terminate on the date set forth in Section 3.3 of the Summary (the “Lease Expiration Date”) unless this Lease is sooner terminated as hereinafter provided.  For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Lease Term; provided, however, that the first Lease Year shall commence on the Lease Commencement Date and end on the last day of the eleventh month thereafter and the second and each succeeding Lease Year shall commence on the first day of the next calendar month; and further provided that the last Lease Year shall end on the Lease Expiration Date.  At any time during the Lease Term, Landlord may deliver to Tenant a notice in the form as set forth in Exhibit C, attached hereto, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within five (5) days of receipt thereof.

2.2                                 Option Term(s).

2.2.1                        Option Right.  Landlord hereby grants the Tenant originally named herein (the “Original Tenant”), its “Affiliates” (as that term is defined in Section 14.8, below) and any permitted assignee of the Original Tenant’s interest in this Lease pursuant to Article 14 of this Lease (a “Permitted Assignee”), two (2) options to extend the Lease Term for the entire 10421 Premises each by a period of five (5) years (each, an “Option Term”).  Such options shall be exercisable only by Notice delivered by Tenant to Landlord as provided below, provided that, as of the date of delivery of such Notice, Tenant is not in default under this Lease (beyond any applicable notice and cure periods).  Upon the proper exercise of an option to extend, and provided that, as of the end of the then applicable Lease term, Tenant is not in default under this Lease (beyond any applicable notice and cure periods), the Lease Term, as it applies to the entire 10421 Premises, shall be extended for a period of five (5) years.  The rights contained in this Section 2.2 shall only be exercised by the Original Tenant, its Affiliate or a Permitted Assignee (and not any other assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease) if Original Tenant, its Affiliate and/or a Permitted Assignee is in possession of the entire then-existing 10421 Premises.  In the event the 10445 Premises is leased by Tenant, Tenant’s right to extend the Lease Term with respect to such 10445 Premises shall be as expressly set forth in the First Amendment to Amended and Restated Office Lease, and which right shall be independent of the right to extend the Lease Term with respect to the 10421 Premises as set forth in this Section 2.2. Accordingly, Tenant shall have the right to exercise the applicable option rights with respect to the 10421 Premises, the 10445 Premises, or both, in Tenant’s sole discretion.

2.2.2                        Option Rent.  The Rent payable by Tenant during the Option Term (the “Option Rent”) shall be equal to the Market Rent as set forth below.  For purposes of this Lease, the term “Market Rent” shall mean rent (including additional rent and considering any “base year” or “expense stop” applicable thereto), including all escalations, at which tenants, as of the commencement of the applicable term are, pursuant to transactions completed within the twenty-four (24) months prior to the date Tenant delivers to Landlord the “Exercise Notice,” as that term is set forth below, leasing non-sublease, non-encumbered, non-synthetic, non-equity space (unless such space was leased pursuant to a definition of “fair market” comparable to the definition of Market Rent) comparable in size, location and quality to the Premises for a “Comparable Term,” as that term is defined in this Section 2.2.2 (the “Comparable Deals”), which comparable space is located in the “Comparable Buildings,” as that term is defined in this Section 2.2.2, giving appropriate consideration to the annual rental rates per rentable square foot (adjusting the base rent component of such rate to reflect a net value after accounting for whether or not utility expenses are directly paid by the tenant such as Tenant’s direct utility payments provided for in Section 6.1 of this Lease), the standard of measurement by which the rentable square footage is measured, parking ratios, general access to such Comparable Buildings, the general visibility of such Comparable Buildings, and taking into consideration only, and granting only, the following concessions (provided that the rent payable in Comparable Deals in which the terms of such Comparable Deals are determined by use of a discounted fair market rate formula shall be equitably increased in order that such Comparable Deals will not reflect a discounted rate) (collectively, the “Rent Concessions”):  (a) rental abatement concessions or build-out periods, if any, being granted such tenants in connection with such comparable spaces; (b) tenant improvements or allowances provided or to be provided for such comparable space, taking into account the value of the existing improvements in the Premises, such value to be based upon the age, quality and layout of the improvements and the extent to which the same can be utilized by this particular Tenant, (c) Proposition 13 protection, and (d) all other monetary concessions, if any, being granted such tenants in connection with such comparable space; provided, however, that notwithstanding anything to the contrary herein, no consideration shall be given to the fact that Landlord is or is not required to pay a real estate brokerage commission in connection with the applicable term or the fact that the Comparable Deals do or do not involve the payment of real estate brokerage commissions.  The term “Comparable Term” shall refer to the length of the lease term, without consideration of options to extend such term, for the space in question.  In addition, the determination of the Market Rent shall include a determination as to whether, and if so to what extent, Tenant must provide Landlord with financial security, such as a letter of credit or guaranty, for Tenant’s rent obligations during any Option Term.  Such determination shall be made by reviewing the extent of financial security then generally being imposed in Comparable Transactions upon tenants of comparable financial condition and credit history to the then existing financial condition and credit history of Tenant (with appropriate adjustments to account for differences in the then-existing financial condition of Tenant and such other tenants).  If in determining the Market Rent, Tenant would, pursuant to the Comparable Deals and the Rent Concessions set forth therein, otherwise be entitled to a tenant improvement or comparable allowance for the improvement of the Premises (the “Option Term TI Allowance”), Tenant shall not be entitled, and shall not be compelled, to receive such Option Term TI Allowance and Landlord shall reduce the rental rate component of the Market Rent to be an effective rental rate which takes into consideration that Tenant will not receive any Option Term TI Allowance.  The term “Comparable Buildings” shall mean the Building and other first-class “cGMP/lab buildings” which are comparable to the Building in terms of age (based upon the date of completion of construction or major renovation as to the building containing the portion of the Premises in question), quality of construction, level of services and amenities, size and appearance, and are located in the Sorrento Mesa, University Towne Center and Torrey Pines area of San Diego, California (the “Comparable Area”).

2.2.3                        Exercise of Option.  The option contained in this Section 2.2 shall be exercised by Tenant, if at all, only in the manner set forth in this Section 2.2.3.  Tenant shall deliver notice (the “Exercise Notice”) to Landlord not more than fifteen (15) months nor less than nine (9) months prior to the expiration of the then Lease Term, stating that Tenant is exercising its option.  Concurrently with such Exercise Notice, Tenant shall deliver to Landlord Tenant’s calculation of the Market Rent (the “Tenant’s Option Rent Calculation”).  Landlord shall deliver notice (the “Landlord Response Notice”) to Tenant on or before the later to occur of (i) the date which is thirty (30) days after Landlord’s receipt of the Exercise Notice and Tenant’s Option Rent Calculation, and (ii) the date which is nine (9) months prior to the expiration of the then Lease Term (the “Landlord Response Date”), stating that (A) Landlord is accepting Tenant’s Option Rent Calculation as the Market Rent, or (B) rejecting Tenant’s Option Rent Calculation and setting forth Landlord’s calculation of the Market Rent (the “Landlord’s Option Rent Calculation”).  Within ten (10) business days of its receipt of the Landlord Response Notice, Tenant may, at its option, accept the Market Rent contained in the Landlord’s Option Rent Calculation.  If Tenant does not affirmatively accept or Tenant rejects the Market Rent specified in the Landlord’s Option Rent Calculation, the parties shall follow the procedure, and the Market Rent shall be determined as set forth in Section 2.2.5.

2.2.4                        No Defaults; Required Financial Condition of Tenant.  The rights contained in this Section 2.2 shall be personal to the Original Tenant, its Affiliates and any Permitted Assignee and may only be exercised by such Original Tenant, Affiliate or Permitted Assignee (and not any other assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease) if the Original Tenant, Affiliate and/or Permitted Assignee occupies not less than one hundred percent (100%) of the then existing Premises.  The right to extend the Lease Term as provided in this Section 2.2 may not be exercised if, as of the date of the attempted exercise of the extension option by Tenant, or as of the commencement date of such Option Term, (A) Tenant is in economic or material default pursuant to the terms of this Lease (beyond any applicable notice and cure periods), or (B) Tenant has previously been in economic or material default under this Lease (beyond any applicable notice and cure periods) during the previous twenty-four (24) month period.

2.2.5                        Determination of Market Rent.  In the event Tenant objects or is deemed to have objected to the Market Rent, Landlord and Tenant shall attempt to agree upon the Market Rent using reasonable good-faith efforts.  If Landlord and Tenant fail to reach agreement within sixty (60) days following Tenant’s objection or deemed objection to the Landlord’s Option Rent Calculation (the (the “Outside Agreement Date”), then (i) in connection with the Option Rent, Landlord’s Option Rent Calculation and Tenant’s Option Rent Calculation, each as previously delivered to the other party, shall be submitted to the arbitrators pursuant to the TCCs of this Section 2.2.4, and (ii) in connection with any other contested calculation of market Rent, the parties shall each make a separate determination of the Market Rent and shall submit the same to the arbitrators pursuant to the TCCs of this Section 2.2.5.  The submittals shall be made concurrently with the selection of the arbitrators pursuant to this Section 2.2.5 and shall be submitted to arbitration in accordance with Section 2.2.5.1 through 2.2.5.5 of this Lease, but subject to the conditions, when appropriate, of Section 2.2.3.

2.2.5.1               Landlord and Tenant shall mutually and reasonably select and appoint one arbitrator who shall by profession be a real estate broker, appraiser or attorney (the “Neutral Arbitrator”) who shall have been active over the five (5) year period ending on the date of such appointment in the leasing (or appraisal, as the case may be) of first-class office/lab/manufacturing properties in the Comparable Area.  The determination of the Neutral Arbitrator shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Market Rent, is the closest to the actual Market Rent as determined by the Neutral Arbitrator, taking into account the requirements of Section 2.2.2 of this Lease.  Such Neutral Arbitrator shall be appointed within thirty (30) days after the applicable Outside Agreement Date.  Neither the Landlord nor Tenant may, directly or indirectly, consult with the Neutral Arbitrator prior to subsequent to his or her appearance.  The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord’s counsel and Tenant’s counsel.

2.2.4.2               Within thirty (30) days of the appointment of the Neutral Arbitrator, such Neutral Arbitrator shall reach a decision as to Market Rent and determine whether the Landlord’s or Tenant’s determination of Market Rent as submitted pursuant to Section 2.2.5.1 and Section 2.2.3 of this Lease is closest to Market Rent as determined by such Neutral Arbitrator and simultaneously publish a ruling (“Award”) indicating whether Landlord’s or Tenant’s submitted Market Rent is closest to the Market Rent as determined by the Neutral Arbitrator.  Following notification of the Award, the Landlord’s or Tenant’s submitted Market Rent determination, whichever is selected by the Neutral Arbitrator as being closest to Market rent shall become the then applicable Market Rent.

2.2.4.3               The Award issued by the Neutral Arbitrator shall be binding upon Landlord and Tenant.

2.2.4.4               If Landlord and Tenant fail to agree upon and appoint the Neutral Arbitrator, then either party may petition Judicial Arbitration & Mediation Services, Inc. (“JAMS”) to designate an independent third party to appoint the Neutral Arbitrator, subject to criteria in Section 2.2.5.1 of this Lease.

2.2.4.5               The cost of arbitration shall be paid by the party (either Landlord or Tenant) whose Market Rent is not selected by the Neutral Arbitrator.

ARTICLE 3

BASE RENT

Tenant shall pay, without prior notice or demand, to Landlord or Landlord’s agent at the management office of the Project, or, at Landlord’s option, at such other place as Landlord may from time to time designate in writing, by a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent (“Base Rent”) as set forth in Section 4 of the Summary, payable in equal monthly installments as set forth in Section 4 of the Summary in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever.  The Base Rent for the first full month of the Lease Term shall be paid at the time of Tenant’s execution of this Lease.  If any Rent payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any payment of Rent is for a period which is shorter than one month, the Rent for any fractional month shall accrue on a daily basis for the period from the date such payment is due to the end of such calendar month or to the end of the Lease Term at a rate per day which is equal to 1/365 of the applicable annual Rent.  All other payments or adjustments required to be made under the TCCs of this Lease that require proration on a time basis shall be prorated on the same basis.

ARTICLE 4

ADDITIONAL RENT

4.1                                 General Terms.

4.1.1                        “Triple-Net” Lease.  Landlord and Tenant understand and agree that this Lease is a “Triple Net” Lease.  Tenant recognizes and acknowledges, without limiting the generality of any other TCCs of this Lease, that it is the intent of the parties hereto that the Base Rent provided to be paid by Tenant to Landlord shall be net to Landlord, and any and all expenses incurred in connection with the Premises, the Building and an applicable portion of the Common Areas, or in connection with the operations thereof, include any and all taxes, assessments, general or special license fees, insurance premiums, public utility bills and costs of repair, maintenance and operation of the Premises and the Project and all buildings, structures, permanent fixtures and other improvements comprised therein, together with the appurtenances thereto, shall be paid by Tenant in addition to the Base Rent specified in this Lease, except as otherwise specifically set forth herein.

4.1.2                        Direct Payments; Additional Rent.  In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall, prior to and throughout the Lease Term, directly pay for (i) all utilities service charges accruing with regard to the Premises during the Lease Term, and (ii) all other costs required to be paid directly by Tenant pursuant to the TCCs of this Lease.  Additionally, Tenant shall pay to Landlord “Tenant’s Share” of the annual “Direct Expenses,” as those terms are defined in Sections 4.2.6 and 4.2.2, respectively, of this Lease.  Such payments of Tenant’s Share of Direct Expenses by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the TCCs of this Lease, are hereinafter collectively referred to as the “Additional Rent,” and the Base Rent and the Additional Rent are herein collectively referred to as “Rent.”  All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent.  Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent accruing during the Lease Term provided for in this Article 4 shall survive the expiration of the Lease Term.

4.2                                 Definitions of Key Terms Relating to Additional Rent.  As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1                        Intentionally Deleted.

4.2.2                        “Direct Expenses” shall mean “Operating Expenses” and “Tax Expenses.”

4.2.3                        “Expense Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period, and, in the event of any such change, Tenant’s Share of Direct Expenses shall be equitably adjusted for any Expense Year involved in any such change.

4.2.4                        “Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, restoration or operation of the Project, or any portion thereof, except as specifically set forth hereinbelow to the contrary.  Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following:  (i) the cost of supplying all utilities to the Common Areas (as opposed to the cost of utilities to the Premises, which are to be directly paid by Tenant, or to the premises of third-party tenants in the Project), the cost of operating, repairing, maintaining, and renovating the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with a governmentally mandated transportation system management program or similar program; (iii) the cost of all insurance carried by Landlord in connection with the Project; (iv) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) costs incurred in connection with the parking areas servicing the Project; (vi) fees and other costs, including management fees (which management fee shall equal two and one-quarter percent (2¼%) of the Base Rent due under this Lease, unless increased pursuant to the terms of Section 6.5 of this Lease), consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance and repair of the Project; (vii) the fair rental value of any management office space reasonably attributable to the Project (as opposed to being attributable to Landlord’s non-Project activities); (viii) wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons (other than persons generally considered to be higher in rank than the position of Project manager) engaged in the operation, maintenance and security of the Project; (ix) costs under any recorded instrument pertaining to the sharing of costs by the Project; (x) operation, repair, maintenance and replacement of all systems and equipment and components thereof of the Building; (xi) the cost of janitorial, alarm, security and other services, replacement of wall and floor coverings, ceiling tiles and fixtures in common areas, maintenance and replacement of curbs and walkways, repair to the Building’s roof membrane; (xii) amortization (including interest on the unamortized cost) of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof, to the extent of cost savings reasonably anticipated by Landlord at the time of such expenditure to be incurred in connection therewith; (xiii) the cost of capital improvements or other costs incurred in connection with the Project (A) which are intended to effect economies in the operation or maintenance of the Project, or any portion thereof, (B) that are required to comply with present or anticipated conservation programs, (C) which are replacements or modifications of nonstructural items located in the Common Areas required to keep the Common Areas in good order or condition, or (D) that are required under any governmental law or regulation by a federal, state or local governmental agency, except for capital repairs, replacements or other improvements to remedy a condition existing prior to the Lease Commencement Date which an applicable governmental authority, if it had knowledge of such condition prior to the Lease Commencement Date, would have then required to be remedied pursuant to then-current governmental laws or regulations in their form existing as of the Lease Commencement Date and pursuant to the then-current interpretation of such governmental laws or regulations by the applicable governmental authority as of the Lease Commencement Date; provided, however, that any capital expenditure shall be amortized with interest over its useful life, as reasonably determined by Landlord pursuant to sound real estate accounting and management principles, consistently applied; (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute “Tax Expenses” as that term is defined in Section 4.2.5, below; and (xv) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Building.  Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not, however, include:

(a)                                  all costs relating to the maintenance and repair of the following structural items:  (i) the foundation slab structure under the Building (ii) exterior wall structure of the Building, and (iii) the roof structure of the Building (excluding the membrane), except to the extent such repairs are required due to the negligence or willful misconduct of Tenant;

(b)                                 costs, including marketing costs, legal fees, space planners’ fees, advertising and promotional expenses, and brokerage fees incurred in connection with the original construction or development, or original or future leasing of the Project, and costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for other tenants or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project (excluding, however, such costs relating to any common areas of the Project or parking facilities);

(c)                                  except as set forth in items (xii), (xiii), and (xiv) above, depreciation, interest and principal payments on mortgages and other debt costs, if any, penalties and interest, costs of capital repairs and alterations, and costs of capital improvements and equipment;

(d)                                 except as otherwise specifically provided in item (xiii) above, costs incurred by Landlord in the repairs, capital additions, alterations or replacements made or incurred to rectify or correct defects in original design, materials or workmanship in connection with the “Base Building,” as that term is defined in Section 8.2, portions of the Project (as so excluded, the “Non-Reimbursable Capital Improvements”);

(e)                                  costs for which the Landlord is reimbursed by any tenant or occupant of the Project or by insurance by its carrier or any tenant’s carrier or by anyone else, and electric power costs for which any tenant directly contracts with the local public service company;

(f)                                    any bad debt loss, rent loss, or reserves for bad debts or rent loss;

(g)                                 costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project (which shall specifically include, but not be limited to, accounting costs associated with the operation of the Project).  Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord include costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants, and Landlord’s general corporate overhead and general and administrative expenses;

(h)                                 the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-a-vis time spent on matters unrelated to operating and managing the Project; provided, that in no event shall Operating Expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of Project manager;

(i)                                     interest, charges and fees incurred on debt, payments on mortgages and/or amount paid as ground rental for the Project by the Landlord;

(j)                                     interest, late charges and tax penalties incurred as a result of Landlord’s gross negligence, inability or unwillingness to make payments or file returns when due;

(k)                                  overhead and profit increment paid to the Landlord or to subsidiaries or affiliates of the Landlord for services in the Project to the extent the same exceeds the costs of such services rendered by qualified, first-class unaffiliated third parties on a competitive basis;

(l)                                     any compensation paid to clerks, attendants or other persons in commercial concessions operated by the Landlord, provided that any compensation paid to any concierge at the Project shall be includable as an Operating Expense;

(m)                               rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment which if purchased the cost of which would be excluded from Operating Expenses as a capital cost, except equipment not affixed to the Project which is used in providing janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project;

(n)                                 all items and services for which Tenant or any other tenant in the Project reimburses Landlord or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;

(o)                                 costs, other than those incurred in ordinary maintenance and repair, for sculpture, paintings, fountains or other objects of art;

(p)                                 any costs expressly excluded from Operating Expenses elsewhere in this Lease;

(q)                                 any costs expressly included as  Tax Expenses pursuant to Section 4.2.5, below;

(r)                                    rent for any office space occupied by Project management personnel to the extent the size or rental rate of such office space exceeds the size or fair market rental value of office space occupied by management personnel of the Comparable Buildings in the vicinity of the Building, with adjustment where appropriate for the size of the applicable project;

(s)                                  reserves for depreciation, amortization and other expenses;

(t)                                    costs arising from the active negligence or willful misconduct of Landlord or its agents, employees, vendors, contractors, or providers of materials or services; and

(u)                                 costs incurred to comply with laws relating to the removal of hazardous material (as defined under applicable law) which was in existence in the Building or on the Project prior to the Commencement date of the Original Office Lease, and was of such a nature that a federal, State or municipal governmental authority, if it had then had knowledge of the presence of such hazardous material, in the state, and under the conditions that it then existed in the Building or on the Project, would have then required the removal of such hazardous material or other remedial or containment action with respect thereto; and costs incurred to remove, remedy, contain, or treat hazardous material, which hazardous material is brought into the Building or onto the Project after the date hereof by Landlord or any other tenant of the Project and is of such a nature, at that time, that a federal, State or municipal governmental authority, if it had then had knowledge of the presence of such hazardous material, in the state, and under the conditions, that it then exists in the Building or on the Project, would have then required the removal of such hazardous material or other remedial or containment action with respect thereto.

4.2.5                        Taxes.

4.2.5.1               “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof.  Notwithstanding anything to the contrary set forth in this Section 4.2.5, Tax Expenses shall specifically exclude bonds and/or assessments which have been or, subsequent to the date hereof are, levied for the purpose of funding the costs of construction of all or any portion of the Project or capital improvements constructed therein or about, or on-or off-site improvements with respect thereto, to the extent such improvements are the sole responsibility of Landlord under the TCCs of this Lease.

4.2.5.2               Tax Expenses shall include, without limitation:  (i) Any tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Tax Expenses shall also include any governmental or private assessments or the Project’s contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; (iii) Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; and (iv) Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises.

4.2.5.3               Any costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are paid.  Except as set forth in Section 4.2.5.4, below, refunds of Tax Expenses shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as Additional Rent under this Article 4 for such Expense Year.  If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord upon demand Tenant’s Share of any such increased Tax Expenses included by Landlord as Building Tax Expenses pursuant to the TCCs of this Lease.  Notwithstanding anything to the contrary contained in this Section 4.2.8 (except as set forth in Section 4.2.8.1, above), there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income from all sources, (ii) any items included as Operating Expenses, (iii) any items paid by Tenant under Section 4.5 of this

Lease, and (iv) transfer taxes associated with the sale or other transfer by Landlord of its interest in the Project.

4.2.6                        “Tenant’s Share” shall mean the percentage set forth in Section 6 of the Summary.

4.3                                 Allocation of Direct Expenses.

4.3.1                        Method of Allocation.  The parties acknowledge that the Building is a part of a multi-building project and that the costs and expenses incurred in connection with the Project (i.e. the Direct Expenses) should be shared between the tenants of the Building and the tenants of the other buildings in the Project.  Accordingly, as set forth in Section 4.2 above, Direct Expenses (which consists of Operating Expenses and Tax Expenses) are determined annually for the Project as a whole, and a portion of the Direct Expenses, which portion shall be determined by Landlord on an equitable basis, shall be allocated to the Building (as opposed to any other buildings in the Project) and such portion shall be the Direct Expenses for purposes of this Lease.  Such portion of Direct Expenses allocated to the Building shall include all Direct Expenses attributable solely to the Building and an equitable portion of the Direct Expenses attributable to the Project as a whole.

4.4                                 Calculation and Payment of Additional Rent.  Tenant shall pay to Landlord, in the manner set forth in Section 4.4.1, below, and as Additional Rent, Tenant’s Share of Direct Expenses for each Expense Year.

4.4.1                        Statement of Actual Building Direct Expenses and Payment by Tenant.  Landlord shall give to Tenant following the end of each Expense Year, a statement (the “Statement”) which shall state the Building Direct Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount of Tenant’s Share of Direct Expenses.  Landlord shall use commercially reasonable efforts to deliver such Statement to Tenant on or before May 1 following the end of the Expense Year to which such Statement relates.  Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, Tenant shall pay, within thirty (30) days after receipt of the Statement, the full amount of Tenant’s Share of Direct Expenses for such Expense Year, less the amounts, if any, paid during such Expense Year as “Estimated Direct Expenses,” as that term is defined in Section 4.4.2, below, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant’s Share of Direct Expenses (an “Excess”), Tenant shall receive a credit in the amount of such Excess against Rent next due under this Lease.  The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 4.  Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of Direct Expenses for the Expense Year in which this Lease terminates, if Tenant’s Share of Direct Expenses is greater than the amount of Estimated Direct Expenses previously paid by Tenant to Landlord, Tenant shall, within thirty (30) days after receipt of the Statement, pay to Landlord such amount, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant’s Share of Direct Expenses (again, an Excess), Landlord shall, within thirty (30) days, deliver a check payable to Tenant in the amount of such Excess.  The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term.  Notwithstanding the immediately preceding sentence,

Tenant shall not be responsible for Tenant’s Share of any Building Direct Expenses attributable to any Expense Year which are first billed to Tenant more than two (2) calendar years after the Lease Expiration Date, provided that in any event Tenant shall be responsible for Tenant’s Share of Direct Expenses levied by any governmental authority or by any public utility companies at any time following the Lease Expiration Date which are attributable to any Expense Year.

4.4.2                        Statement of Estimated Building Direct Expenses.  In addition, Landlord shall give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth in general major categories Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated Tenant’s Share of Direct Expenses (the “Estimated Direct Expenses”).  Landlord shall use commercially reasonable efforts to deliver such Estimate Statement to Tenant on or before April 1 following the end of the Expense Year to which such Estimate Statement relates.  The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Direct Expenses under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Direct Expenses theretofore delivered to the extent necessary.  Thereafter, Tenant shall pay, within thirty (30) days after receipt of the Estimate Statement, a fraction of the Estimated Direct Expenses for the then-current Expense Year (reduced by any amounts paid pursuant to the second to last sentence of this Section 4.4.2).  Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator.  Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Direct Expenses set forth in the previous Estimate Statement delivered by Landlord to Tenant.  Throughout the Lease Term Landlord shall maintain books and records with respect to Building Direct Expenses in accordance with generally accepted real estate accounting and management practices, consistently applied.

4.5                                 Taxes and Other Charges for Which Tenant Is Directly Responsible.

4.5.1                        Tenant shall be liable for and shall pay ten (10) days before delinquency, taxes levied against Tenant’s equipment, furniture, fixtures and any other personal property located in or about the Premises.  If any such taxes on Tenant’s equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord’s property or if the assessed value of Landlord’s property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.

4.5.2                        If the tenant improvements in the Premises, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which tenant improvements conforming to Landlord’s “building standard” in other space in the Building are assessed, then the Tax Expenses levied against Landlord or the property by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 4.5.1, above.

4.5.3                        Notwithstanding any contrary provision herein, Tenant shall pay prior to delinquency any (i) rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on the rent or services herein or otherwise respecting this Lease, (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project, including the Project parking facility; or (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

4.5.4                        Tenant shall be liable for and shall pay directly to Landlord within thirty (30) days of being invoiced therefor, the actual cost, if any, incurred by Landlord’s for carrying, pursuant to the terms and conditions of Section 10.2, below, “Pollution Legal Liability Environmental Insurance.”

4.6                                 Landlord’s Books and Records.  Within two (2) years after receipt of a Statement by Tenant, if Tenant disputes the amount of Additional Rent set forth in the Statement, a determination as to the proper amount shall be made, at Tenant’s expense, by an independent certified public accountant (the “Accountant”) selected by Landlord and subject to Tenant’s reasonable approval, by inspecting Landlord’s records with respect to the Statement at Landlord’s offices, provided that Tenant is not then in default under this Lease (beyond any applicable notice and cure periods) and Tenant has paid all amounts required to be paid under the applicable Estimate Statement and Statement, as the case may be.  In connection with such inspection, the Accountant must agree in advance to follow Landlord’s reasonable rules and procedures regarding inspections of Landlord’s records, and shall execute a commercially reasonable confidentiality agreement regarding such inspection.  If such determination by the Accountant proves that Direct Expenses were overstated by more than five percent (5%), then the cost of the Accountant and the cost of such determination shall be paid for by Landlord.  Tenant’s failure to dispute the amount of Additional Rent set forth in any Statement within two (2) years of Tenant’s receipt of such Statement shall be deemed to be Tenant’s approval of such Statement and Tenant, thereafter, waives the right or ability to dispute the amounts set forth in such Statement.  Tenant hereby acknowledges that Tenant’s sole right to inspect Landlord’s books and records and to contest the amount of Direct Expenses payable by Tenant shall be as set forth in this Section 4.6, and Tenant hereby waives any and all other rights pursuant to Applicable Law to inspect such books and records and/or to contest the amount of Direct Expenses payable by Tenant.

ARTICLE 5

USE OF PREMISES

5.1                                 Permitted Use.  Tenant shall use the Premises solely for the Permitted Use set forth in Section 7 of the Summary and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord’s reasonable discretion.

5.2                                 Prohibited Uses.  The uses prohibited under this Lease shall include, without limitation, use of the Premises or a portion thereof for (i) offices of any agency or bureau of the United States or any state or political subdivision thereof; (ii) offices or agencies of any foreign governmental or political subdivision thereof; (iii) medical/operational offices (as opposed to general offices) of any health care professionals; (iv) schools or other training facilities which are not ancillary to corporate, executive or professional office use; (v) retail or restaurant uses; or (vi) communications firms such as radio and/or television stations.  Tenant further covenants and agrees that Tenant shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of the Rules and Regulations set forth in Exhibit D, attached hereto, or in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project) including, without limitation, any such laws, ordinances, regulations or requirements relating to hazardous materials or substances, as those terms are defined by applicable laws now or hereafter in effect; provided, however, Landlord shall not enforce, change or modify the Rules and Regulations in a discriminatory manner and Landlord agrees that the Rules and Regulations shall not be unreasonably modified or enforced in a manner which will unreasonably interfere with the normal and customary conduct of Tenant’s business.  Tenant shall not do or permit anything to be done in or about the Premises which will in any way damage the reputation of the Project or obstruct or interfere with the rights of other tenants or occupants of the Building, or injure or annoy them or use or allow the Premises to be used for any improper, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises.

5.3                                 CC&Rs.  Tenant shall comply with all recorded covenants, conditions, and restrictions currently affecting the Project.  Additionally, Tenant acknowledges that the Project may be subject to any future covenants, conditions, and restrictions (the “CC&Rs”) which Landlord, in Landlord’s discretion, deems reasonably necessary or desirable (provided, however, such amendments and/or modifications do not prohibit the Permitted Use in the Project and do not materially adversely interfere with Tenant’s use and enjoyment of the Premises), and Tenant agrees that this Lease shall be subject and subordinate to such CC&Rs.  Landlord shall have the right to require Tenant to execute and acknowledge, within fifteen (15) business days of a request by Landlord, a “Recognition of Covenants, Conditions, and Restriction,” in a form substantially similar to that attached hereto as Exhibit F, agreeing to and acknowledging the CC&Rs.

ARTICLE 6

SERVICES AND UTILITIES;
TENANT’S MAINTENANCE AND REPAIR OBLIGATIONS

6.1                                 Providing Services and Utilities.  Tenant hereby acknowledges that Landlord has previously provided, and shall maintain pursuant to the TCCs of Article 7 of this Lease, the currently existing facilities for the provision of utilities to the exterior areas of the Project and to the point of entry in the Building (i.e., to the main utility distribution systems located therein), and Tenant shall provide and maintain the facilities for the distribution of such utilities from such entry point to the interior of the Premises.  Landlord shall not be responsible for, and Tenant shall be solely responsible for, paying all third party utility service charges for all utilities consumed within the Building on and after the Lease Commencement Date, and within the Project from and after the 10445 Premises Effective Date, as are necessary for Tenant’s use of the Premises, including, without limitation, if applicable, electricity, potable water, natural gas, sewage disposal, and solid waste disposal.  In addition Tenant shall be solely responsible for providing any security and janitorial service required by Tenant.  Landlord shall reasonably cooperate with Tenant, in connection with Tenant’s application for and renewal of any permits or agreements with utility companies in connection with the providing of utility services to the Building on and after the Lease Commencement Date, and within the Project from and after the 10445 Premises Effective Date.  In connection with the foregoing, Tenant shall directly pay one hundred percent (100%) of the third-party charges of all such utilities and services (e.g., electricity, gas, sewer and water utilities) attributable to its use of the Building on and after the Lease Commencement Date, and within the Project from and after the 10445 Premises Effective Date, which payments shall be made on or prior to the date on which the same are due to the applicable utility and service providers.

6.2                                 Tenant Maintained Building Systems; HVAC.  Except with regard to the Building Structure and exterior portions of the Project which shall be maintained by Landlord pursuant to the TCCs of Section 7.1, below, Tenant shall maintain, repair and replace all Premises improvements.  The improvements to be so maintained, repaired, improved and/or replaced by Tenant include, without limitation, the interior portion of the Premises, (i) the interior utility systems (specifically including, without limitation, all plumbing and sewer systems and any “Alterations” (as that term is defined in Section 8.1, below) thereof), (ii) the roof membrane and mechanical, electrical, life safety, plumbing, fire-sprinkler systems serving the Building, (iii) any improvements or equipment installed by Tenant, specifically including any Tenant improvements constructed pursuant to the Tenant Work Letter or any “Alterations” constructed pursuant to the TCCs of Article 8, (iv) the main heating, ventilating, air conditioning (“HVAC”),and the electrical, plumbing and lifesafety infrastructure distribution systems located within the Building, (v) the “Central Plant Area,” as that term is set forth in Section 29.35, and (vi) any other element of the Project not expressly the responsibility of Landlord pursuant to the TCCs of Section 7.1 (individually, a “Building System” and collectively, the “Building Systems”).  Tenant shall perform its maintenance and repair obligations set forth in this Section 6.2 (“Tenant’s Maintenance Obligations”), at Tenant’s sole, direct cost.

6.3                                 Tenant Maintained Security.  Tenant hereby acknowledges that Landlord shall have no obligation to provide guard service or other security measures for the benefit of the Premises, the Building or the Project.  Any security measures desired by Tenant for the benefit of the Premises, the Building or the Project shall be provided by Tenant, at Tenant’s sole cost and expense.  Tenant hereby assumes all responsibility for the protection of Tenant and its agents, employees, contractors, invitees and guests, and the property thereof, from acts of third parties, including keeping doors locked and other means of entry to the Premises closed.

6.4                                 Tenant Maintenance Standards.  All Building Systems, including HVAC, shall be maintained, repaired and replaced by Tenant (i) in a commercially reasonable first-class condition, (ii) in accordance with any applicable manufacturer specifications relating to any particular component of such Building Systems, (iii) in accordance with Applicable Laws, and (iv) in accordance with any requirements of the cGMP Standard.

6.4.1                        Maintenance Meetings.  At the written request of Landlord (a “MM Request”), Tenant shall arrange to meet and confer with Landlord (at a mutually reasonable and convenient time and location), as to the status of the maintenance, repair, replacement and other work required to be performed by each of them under this Lease (each, a “Maintenance Meeting”); provided, however, in no event shall Tenant be required to participate in more than one such Maintenance Meeting in any calendar quarter throughout the Lease Term, unless such a Maintenance Meeting is required in connection with an emergency situation or event.

6.4.2                        Service Contracts; Books and Records.  To the extent Tenant contracts with third parties to perform its maintenance, repair and replacement obligations hereunder, or any portion thereof (each, a “Service Contract”), Tenant shall deliver full and complete copies of all such Service Contracts entered into by Tenant for the Building Systems to Landlord within thirty (30) days after the effective date of such Service Contract.  In addition, Tenant shall regularly, in accordance with commercially reasonable standards, generate and maintain preventive maintenance records relating to the Building’s mechanical and main electrical systems, including life safety, elevators and the central plant (“Books and Records”).

6.4.3                        M&R Reports.  In connection with, and in advance of, any such Maintenance Meeting, Tenant shall promptly deliver any Books and Records, together with any maintenance, repair and replacement reports, documents and back-up materials related to any major repair or replacement work performed or then scheduled to be performed by Tenant under the Lease (collectively, the “M&R Reports”).

6.4.4                        Tenant’s Responsibilities Upon Termination of Management of the Project.  Upon the expiration or earlier termination of this Lease for any reason, or upon Landlord’s recapture of Tenant’s maintenance and repair obligations pursuant to the TCCs of Section 6.5, below, Tenant shall forthwith, without necessity of demand or notice, deliver the following to Landlord, or Landlord’s appointed agent on the effective date of expiration or termination (except to the extent that any such item has already been delivered to Landlord).

(i)                                     Copies of the Books and Records for the most recent full calendar year and any subsequent partial calendar year.

(ii)                                  Any third party warranties, guaranties and operating manuals in Tenant’s possession relating to the improvements in the Project and any Building Systems being maintained by Tenant (copies thereof where reasonably acceptable).

(iii)                               All keys related to the telephone closets, janitorial closets, electrical closets, storage rooms, storage areas, SDG&E rooms or areas, rooftop access points, and other areas which would traditionally be characterized as Common Areas.

(iv)                              A certification that Tenant has maintained those portions of the Project, Building and Premises required to be maintained by Tenant in accordance with the TCCs of this Article 6.

The obligation of Tenant to deliver the foregoing shall survive the termination of the Lease.

6.4.5                        Assignment of Warranties.  As of the Effective Date, Landlord assigns to Tenant all of Landlord’s rights under any and all warranties and service contracts, to the extent existing, which relate to any Building System or other maintenance obligations of Tenant under the terms of this Lease.

6.5                                 Landlord’s Assumption Of Maintenance.  Landlord shall have the right, after twenty-four (24) hours notice to Tenant, to inspect the Building, Building Systems, the Central Plant Area, and/or Tenant’s Books and Records, in order to ensure compliance with this Article 6.  In the event Tenant fails, in the reasonable judgment of Landlord, to provide the maintenance services (or cause the same to be provided) in accordance with the obligations set forth in this Article 6, Landlord shall deliver a written notice (a “Maintenance Failure Notice”) to Tenant stating with particularity the nature of such failure (such failure by Tenant to be known as a “Tenant Maintenance Failure”).  If such Tenant Maintenance Failure continues at the end of the fifth (5th) business day following the date of delivery of such Maintenance Failure Notice, then Landlord shall have the right to provide such maintenance and Tenant shall pay Landlord the cost thereof promptly upon being billed for same (including a percentage of the cost thereof sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such maintenance); provided, however, in the event of an emergency, Landlord may take such remedial action immediately following the delivery of the Maintenance Failure Notice.  In the event more than two (2) Tenant Maintenance Failures occur during any calendar year during the Lease Term, Landlord may, but need not, assume such repair and maintenance obligations on behalf of Tenant for the remainder of the Lease Term, in which case (i) Tenant shall pay Landlord the cost thereof promptly upon being billed for same, and (ii) Landlord’s management fee for the Project shall, notwithstanding the management fee set forth in Section 4.2.4(vi), be increased to five percent (5%).

6.6                                 Interruption of Use.  Except as otherwise provided in this Lease, Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord’s reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease, except as otherwise provided in this Lease.  Furthermore, Landlord shall not be liable under any circumstances for consequential damages relating to the loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.

6.7                                 Rent Abatement.  If Landlord fails to perform the obligations required of Landlord under the TCCs of this Lease and such failure causes all or a portion of the Premises to be untenantable and unusable by Tenant and such failure relates to the nonfunctioning of the heat, ventilation, and air conditioning system in the Premises, the electricity in the Premises, the nonfunctioning of the elevator service to the Premises, or a failure to provide access to the Premises, Tenant shall give Landlord notice (the “Initial Notice”), specifying such failure to perform by Landlord (the “Landlord Default”).  If Landlord has not cured such Landlord Default within five (5) business days after the receipt of the Initial Notice (the “Eligibility Period”), Tenant may deliver an additional notice to Landlord (the “Additional Notice”), specifying such Landlord Default and Tenant’s intention to abate the payment of Rent under this Lease.  If Landlord does not cure such Landlord Default within five (5) business days of receipt of the Additional Notice, Tenant may, upon written notice to Landlord, immediately abate Rent payable under this Lease for that portion of the Premises rendered untenantable and not used by Tenant, for the period beginning on the date five (5) business days after the Initial Notice to the earlier of the date Landlord cures such Landlord Default or the date Tenant recommences the use of such portion of the Premises.  Such right to abate Rent shall be Tenant’s sole and exclusive remedy at law or in equity for a Landlord Default.  Except as provided in this Section 6.4, nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due hereunder.

ARTICLE 7

BUILDING STRUCTURE & PROJECT EXTERIOR REPAIRS

7.1                                 Landlord’s Maintenance Obligations.  Landlord shall repair, replace and maintain in a first-class condition and operating order the structural portions of the Building, including, without limitation, the foundation, floor slabs, Building skin and roof (not including the roof membrane), curtain wall (including gaskets and seals), exterior glass and mullions, columns, beams, shafts and stairwells (collectively, “Building Structure”), and all portions of the Project existing outside of the Building including, without limitation, the parking facilities, sidewalks, gutters, and landscaping and hardscaping; provided, however, for the purposes of this Article 7, the Building Structure shall not apply to the extent of any Alteration or other improvements thereto made by or on behalf of Tenant under the terms of this Lease or the Original Lease.  Notwithstanding anything in this Lease to the contrary, Tenant shall be required to repair the Building Structure to the extent caused due to Tenant’s use of the Premises for other than normal and customary implementation of the Permitted Use, unless and to the extent such damage is covered by insurance carried or required to be carried by Landlord pursuant to Article 10 and to which the waiver of subrogation is applicable (such obligation to the extent applicable to Tenant as qualified and conditioned will hereinafter be defined as the “BS Exception”).  While Landlord shall perform all of such work allocated to Landlord under this Section 7.1 (collectively, the “LL Maintenance Obligations”), the reasonable, actual costs related to Landlord’s performance of reasonably required maintenance included with such LL Maintenance Obligations shall be included in Operating Expenses (except to the extent such costs are incurred for Non-Reimbursable Capital Improvements).  Any entry of the Premises by Landlord in connection with the foregoing shall be done consistent with the terms of Article 27 of this Lease.  Tenant acknowledges that, Tenant shall, at Tenant’s own expense, pursuant to the TCCs of this Lease, including, without limitation Article 6 and Article 8 hereof, remain responsible for the maintenance, repair and replacement of all of the remaining portions of the Building (i.e., the Building Structure).Except as specifically set forth in Section 7.2 of this Lease, below, Tenant hereby waives any and all rights under and benefits of subsection 1 of Section

1932 and Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

7.2                                 Tenant’s Right to Make Repairs.  Notwithstanding the provisions of Section 7.1, above, if Tenant provides notice to Landlord of an event or circumstance which requires the action of Landlord with respect to repair and/or maintenance as set forth in Section 7.1, above and Landlord fails to provide such action within (30) days after receipt of such notice, then Tenant may proceed to take the required action upon delivery of an additional ten (10) days notice to Landlord specifying that Tenant is taking such required action, and if such action was required under the TCCs of this Lease to be taken by Landlord, then Tenant shall be entitled to prompt reimbursement by Landlord of Tenant’s reasonable costs and expenses in taking such action; provided, however, notwithstanding such thirty (30) day period, Landlord shall use commercially reasonable efforts to expedite such repairs to ensure completion as soon as reasonably practicable.  In the event Tenant takes such action, Tenant shall use only those contractors used by Landlord in the Building for similar work unless such contractors are unwilling or unable to perform such work, in which event Tenant may utilize the services of any other qualified contractor which normally and regularly performs similar work in the Comparable Buildings.  If Landlord delivers to Tenant within thirty (30) days after receipt of Tenant’s invoice, a written objection to the payment of such invoice, setting forth with reasonable particularity Landlord’s reasons for its claim that such action did not have to be taken by Landlord pursuant to the TCCs of this Lease or that the charges are excessive (in which case Landlord shall pay the amount it contends would not have been excessive), then, as Tenant’s sole remedy, Tenant may proceed to institute legal proceedings against Landlord to collect the amount set forth in the subject invoice; provided that under no circumstances shall Tenant be allowed to (i) deduct such disputed amount from Rent, or (ii) terminate this Lease.  If Tenant receives a non-appealable final judgment against Landlord in connection with such legal proceedings, Tenant may deduct the amount of the judgment, not to exceed the amount of the unpaid portion of the relevant invoice, from the Base Rent next due and owing under this Lease; provided, however, Tenant may not deduct the amount of the judgment against more than fifty percent (50%) of Base Rent next due and owing (until such time as the entire amount of such judgment is deducted) to the extent following a foreclosure or a deed-in-lieu of foreclosure.

ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1                                 Landlord’s Consent to Alterations.  Tenant may not make any improvements, alterations, additions, repairs or changes to the Premises or any mechanical, plumbing or HVAC facilities or systems pertaining to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than fifteen (15) business days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord, provided it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which adversely affects the structural portions or the systems or equipment of the Building or is visible from the exterior of the Building.  Notwithstanding the foregoing, Tenant shall be permitted to make Alterations following fifteen (15) days notice to Landlord, but without Landlord’s prior consent, to the extent that such Alterations do not (i) involve the expenditure of more than $100,000.00 in the aggregate in any Lease Year; (ii) adversely affect the systems and equipment of the Building or the Building Structure, or (iii) adversely affect the exterior appearance of the Building (the “Cosmetic Alterations”).  The construction of the initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 8.

8.2                                 Manner of Construction.  Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable; provided, however, such requirement shall at a minimum include, but not limited to, the following:  (i) the requirement that Tenant utilize for such purposes only contractors reasonably approved by Landlord, (ii) the requirement that upon Landlord’s request made at the time such consent is granted, Tenant shall, at Tenant’s expense, remove such Alterations upon the expiration or any early termination of the Lease Term and return the affected portion of the Premises to a building standard general laboratory improved condition consistent with the cGMP Standard and otherwise as reasonably determined by Landlord; (iii) the requirement that a copy of Tenant’s contract(s) with its contractors be delivered to Landlord prior to the commencement of any such construction (which contracts shall state that all change orders must be approved, in writing, by Landlord prior to implementation); (iv) Landlord’s review and approval of the final budget (contractor’s cost proposal) for such Alterations or repairs; and (v) the requirement that Tenant shall meet with Landlord, prior to the commencement of any construction, to discuss Landlord’s design parameters and code compliance issues.  Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, in conformance with any and all applicable federal, state, county or municipal laws, rules and regulations and pursuant to a valid building permit, issued by the City of San Diego, all in conformance with Landlord’s construction rules and regulations.  In the event Tenant performs any Alterations in the Premises which require or give rise to governmentally required changes to the “Base Building,” as that term is defined below, then Landlord shall, at Tenant’s expense, make such changes to the Base Building.  The “Base Building” shall consist of the Building Structure.  In performing the work of any such Alterations, Tenant shall have the work performed in such manner so as not to obstruct access to the Project or any portion thereof, by any other tenant of the Project, and so as not to obstruct the business of Landlord or other tenants in the  Project.  Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building or the Common Areas.  In addition to Tenant’s obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the County of San Diego in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and Tenant shall deliver to the Project construction manager a reproducible copy of the “as built” drawings of the Alterations, to the extent applicable, as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations.

8.3                                 Payment for Improvements.  Tenant shall sign Landlord’s standard contractor’s rules and regulations to the extent the same are commercially reasonable.  Except with regard to Cosmetic Alterations for which there shall be no such charge, whether or not Tenant orders any work directly from Landlord, Tenant shall pay to Landlord an amount equal to one percent (1%)

of the cost of such work to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord’s involvement with such work.

8.4                                 Construction Insurance.  In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant carries “Builder’s All Risk” insurance in an amount reasonably approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof.  In addition, for any Alterations with an aggregate cost equal to or greater than $100,000.00 in any Lease Year, Tenant shall obtain a lien and completion bond or some alternate form of security reasonably satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee (“Alteration Security”); provided, however, if Tenant meets or exceeds one or both of the financial thresholds set forth in Sections 21.2.2.2(ii) and (iii) of this Lease, then Tenant shall not be required to obtain such Alteration Security.

8.5                                 Landlord’s Property.  Landlord and Tenant hereby acknowledges and agree that (i) all Alterations, improvements, fixtures, affixed equipment and/or appurtenances which may be installed or placed in or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord, except as more particularly set forth below, and (ii) the Tenant Improvements to be constructed in the Premises pursuant to the TCCs of the Tenant Work Letter shall, upon completion of the same, be and become a part of the Premises and the property of Landlord.  Notwithstanding the foregoing, and provided that (A) the same are not Tenant Improvements constructed pursuant to the terms of the Tenant Work Letter, and (B) Landlord has not previously identified the same as “must-remain” items pursuant to the procedure set forth below, Tenant may remove any other Alterations, improvements, fixtures and/or equipment which Tenant can substantiate to Landlord have not been paid for (in whole or in part) with any improvement allowance funds provided to Tenant by Landlord, provided Tenant repairs any damage to the Premises and Building caused by such removal and returns the affected portion of the Premises to a building standard general laboratory improved condition as reasonably determined by Landlord.  Furthermore, Landlord may, by written notice to Tenant prior to the end of the Lease Term, or given following any earlier termination of this Lease, require Tenant, at Tenant’s expense, to (i) remove any Alterations or improvements in the Premises installed pursuant to this Article 8, and/or (ii) remove any “Above Building Standard Tenant Improvements,” as that term is defined in Section 2.4 of the Tenant Work Letter, located within the Premises and replace the same with then existing “Building Standard Tenant Improvements,” as that term is defined in Section 2.3 of the Tenant Work Letter, and to repair any damage to the Premises and Building caused by such removal and returns the affected portion of the Premises to a building standard tenant improved condition as reasonably determined by Landlord; provided, however, if in connection with its request for Landlord’s approval for particular Alterations, (1) Tenant requests Landlord’s decision with regard to the removal of such Alterations, and (2) Landlord thereafter agrees in writing to waive the removal requirement when approving such Alterations, then Tenant shall not be required to so remove such Alterations; provided further, however, that Landlord may, in connection with Landlord’s approval for particular Alterations (or, in Landlord’s approval is not required or sought, then within thirty (30) days of Landlord being notified of such Alterations), identify particular

Alterations as those which must-remain in the Premises and become the property of Landlord.  If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations or improvements in the Premises, and returns the affected portion of the Premises to a building standard tenant improved condition as determined by Landlord, then at Landlord’s option, either (X) Tenant shall be deemed to be holding over in the Premises and Rent shall continue to accrue in accordance with the terms of Article 16, below, until such work shall be completed, or (Y) Landlord may do so and may charge the cost thereof to Tenant.  Tenant hereby protects, defends, indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the violation of the foregoing provisions, which obligations of Tenant shall survive the expiration or earlier termination of this Lease.

ARTICLE 9

COVENANT AGAINST LIENS

Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys’ fees and costs) arising out of same or in connection therewith.  Tenant shall give Landlord notice at least twenty (20) days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under applicable laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility.  Tenant shall remove any such lien or encumbrance by bond or otherwise within ten (10) days after notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof.  The amount so paid shall be deemed Additional Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord under this Lease.  Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord’s title to the Building or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract.  Any claim to a lien or encumbrance upon the Building or Premises arising in connection with any such work or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord’s option shall attach only against Tenant’s interest in the Premises and shall in all respects be subordinate to Landlord’s title to the Project, Building and Premises.  Notwithstanding anything in this Article 9 to the contrary, Landlord hereby acknowledges and agrees that Tenant may grant a security interest to Tenant’s construction lender pursuant to the express terms and conditions of Section 5.5 of the Tenant Work Letter.

ARTICLE 10

INSURANCE

10.1                           Indemnification and Waiver.  Tenant hereby releases Landlord from all risk of damage to property or injury to persons in, upon or about the Premises from any cause whatsoever (other than Landlord’s and Landlord Parties’ negligence or willful misconduct) and agrees that Landlord, its partners, subpartners and their respective officers, agents, servants, employees, and independent contractors (collectively, “Landlord Parties”) shall not be liable to

Tenant for, and are hereby released from any responsibility to Tenant for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant (other than damage arising due to Landlord’s and Landlord Parties’ negligence or willful misconduct).  Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) incurred in connection with or arising from any cause in or on the Premises (other than Landlord’s and Landlord Parties’ negligence or willful misconduct), any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, or licensees of Tenant (collectively, the “Tenant Parties”), in, on or about the Project or any breach of the TCCs of this Lease, either prior to, during, or after the expiration of the Lease Term, provided that the terms of the foregoing indemnity shall not apply to the negligence or willful misconduct of Landlord or any Landlord Party.  Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant’s occupancy of the Premises and subject to the indemnification provision hereinabove, Tenant shall pay to Landlord its costs and expenses incurred in such suit, including without limitation, its actual professional fees such as appraisers’, accountants’ and attorneys’ fees.  Further, Tenant’s agreement to indemnify Landlord pursuant to this Section 10.1 is not intended and shall not relieve any insurance carrier of its obligations under policies required to be carried by Tenant or Landlord pursuant to the provisions of this Lease, to the extent such policies cover the matters subject to Tenant’s indemnification obligations; nor shall they supersede any inconsistent agreement of the parties set forth in any other provision of this Lease.  The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.  Notwithstanding anything to the contrary contained in this Lease, nothing in this Lease shall impose any obligations on Tenant or Landlord to be responsible or liable for, and each hereby releases the other from all liability for, consequential damages other than those consequential damages incurred by Landlord in connection with a holdover of the Premises by Tenant after the expiration or earlier termination of this Lease.

10.2                           Landlord’s Fire, Casualty and Liability Insurance.  Landlord shall carry commercial general liability insurance with respect to the Project and Building during the Lease Term, shall further insure the Project and Building Structure during the Lease Term against loss or damage due to fire and other casualties covered within the classification of fire and extended coverage, vandalism coverage and malicious mischief, sprinkler leakage, water damage and special extended coverage, as well as flood damage and additional hazards, and shall further carry rental interruption coverage for a period of one year.  Such coverage shall be in such amounts, from such companies, and on such other terms and conditions, as Landlord may from time to time reasonably determine; provided, however, such coverage shall be for the full replacement value of the Building Structure and the Project in compliance with all then-existing Applicable Laws.  Additionally, at the option of Landlord, such insurance coverage may include the risks of (i) earthquakes, (ii) one or more loss payee endorsements in favor of the holders of any mortgages or deeds of trust encumbering the interest of Landlord in the Building or the ground or underlying lessors of the Building, or any portion thereof, and (iii) ”Pollution Legal Liability Environmental Insurance,” as that term is set forth below; provided, however, that to the extent Tenant is not in default of this Lease (beyond any applicable notice and cure periods), Tenant shall have the option, upon thirty (30) days written notice to Landlord, to itself carry such

Pollution Legal Liability Environmental Insurance in lieu of Landlord carrying such insurance; provided further, however, to the extent Tenant elects to carry such Pollution Legal Liability Environment Insurance pursuant to the foregoing option, Tenant shall comply with the express coverage requirements set forth hereinbelow and such insurance coverage shall otherwise comply with the TCCs of Section 10.4, below.  Notwithstanding the foregoing provisions of this Section 10.2, the coverage and amounts of insurance carried by Landlord in connection with the Building shall, at a minimum, be comparable to the coverage and amounts of insurance which are carried by reasonably prudent landlords of Comparable Buildings, and Worker’s Compensation and Employer’s Liability coverage as required by applicable law.  Tenant shall, at Tenant’s expense, comply with all commercially reasonable insurance company requirements pertaining to the use of the Premises.  If Tenant’s conduct or use of the Premises causes any increase in the premium for such insurance policies then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.  For purposes of this Lease, the “Pollution Legal Liability Environmental Insurance” (aka an “Owner’s Policy” of environmental insurance) shall mean insurance (1) from an insurance carrier with a credit rating of no less than AAA, it being acknowledged and agreed by Landlord that, as of the date of this Lease, Kemper, AIG, Chubb, Zurich and the XL Insurance Company currently satisfy such credit rating, and (2) providing, at a minimum, the following:  (a) an initial 5-year policy term (with successive 1-year terms renewable on a rolling annual basis, until such time as the policy term equals or exceeds the Lease Expiration Date), (b) $2,000,000 coverage per incident or occurrence, (c) $2,000,000 aggregate coverage, (d) a deductible or self-insured retention of no more than $25,000, and (e) coverage for: (A) known and unknown pre-existing conditions; (B) unknown and later discovered conditions; (C) on-site and off-site third-party claims for bodily injury or property damage; and (D) legal defense expenses.  Furthermore, the policy of insurance must include an automatic extended reporting period that provides the Insured a period of no less than sixty (60) days following the effective date of termination of coverage in which to provide written notice to the insurance carrier of claims first made and reported within the automatic extended reporting period.  All other terms, coverage, exclusions, or conditions of the policy shall be at Landlord’s sole and complete discretion.

10.3                           Tenant’s Insurance.  Tenant shall maintain the following coverages in the following amounts.

10.3.1                  Commercial General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) arising out of Tenant’s operations, and contractual liabilities (covering the performance by Tenant of its indemnity agreements) including a Broad Form endorsement covering the insuring provisions of this Lease and, to the extent consistent with commercially standard policies of such insurance coverage, the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease, for limits of liability not less than:

Bodily Injury and	$5,000,000 each occurrence
Property Damage Liability	$5,000,000 annual aggregate

Personal Injury Liability	$5,000,000 each occurrence
$5,000,000 annual aggregate
0% Insured’s participation

10.3.2                  Physical Damage Insurance covering (i) all office furniture, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, (ii) the Building Systems, the “Tenant Improvements,” as that term is defined in Section 2.1 of the Tenant Work Letter, and any other improvements which exist in the Premises as of the Lease Commencement Date (excluding the Base Building) (the “Original Improvements”), and (iii) all other improvements, alterations and additions to the Premises made by Tenant.  Such insurance shall be written on a “special cause of loss” physical loss or damage basis, for the full replacement cost value (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for damage or other loss caused by fire or other peril including, but not limited to, vandalism and malicious mischief, theft, water damage of any type (provided the following shall not require Tenant to carry flood insurance, which flood insurance may instead be carried by Landlord pursuant to Section 10.2, above), including sprinkler leakage, bursting or stoppage of pipes, and explosion.

10.3.3                  Worker’s Compensation and Employer’s Liability or other similar insurance pursuant to all applicable state and local statutes and regulations.

10.4                           Form of Policies.  The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease.  Such insurance shall (i) name Landlord, and any other party the Landlord so specifies that has a material financial interest in the Project, as an additional insured, including Landlord’s managing agent, if any; (ii) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant’s obligations under Section 10.1 of this Lease to the extent consistent with commercially standard policies of such insurance coverage; (iii) be issued by an insurance company having a rating of not less than A-X in Best’s Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the State of California; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (v) be in form and content reasonably acceptable to Landlord; and (vi) provide that said insurance shall not be canceled or coverage materially changed unless ten (10) days’ prior written notice shall have been given to Landlord and any mortgagee of Landlord, the identity of whom has been provided to Tenant in writing.  Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the Lease Commencement Date and at least thirty (30) days before the expiration dates thereof.  In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate, Landlord may, at its option, after written notice to Tenant and Tenant’s failure to obtain such insurance within five (5) days thereafter, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within thirty (30) days after delivery to Tenant of bills therefor.

10.5                           Subrogation.  Landlord and Tenant intend that their respective property loss risks shall be borne by reasonable insurance carriers to the extent above provided, and, notwithstanding any provisions to the contrary set forth in this Lease, Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder.  The parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers, provided such waiver of subrogation shall not affect the right to the insured to recover thereunder.  The parties agree that their respective insurance policies are now, or shall be, endorsed such that the waiver of subrogation shall not affect the right of the insured to recover thereunder, so long as no material additional premium is charged therefor (unless the other party agrees to pay such additional premium).

10.6                           Additional Insurance Obligations.  Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord, but in no event in excess of the amounts and types of insurance then being required by landlords of other Comparable Buildings.

10.7                           Risk Management Obligations.  Landlord and Tenant shall promptly advise each other as to (i) any alleged accidents or casualty known by the reporting party which are substantially likely to result in the assertion of a claim against the other party, and (ii) the occurrence of any substantial casualty damage to the Project known to the reporting party.  Landlord and Tenant shall notify each other promptly of any threatened or pending condemnation, rezoning or other governmental orders, proceedings or lawsuits involving the Project.

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1                           Repair of Damage to Premises by Landlord.  If the Building Structure or any portions of the Project existing outside of the Building serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control (specifically including, without limitation, any requirement to obtain any license, clearance or other authorization of any kind required to enter into and restore the Premises issued by any governmental or quasi-governmental agency having jurisdiction over the use, storage, release or removal of “Hazardous Materials,” as that term is set forth in Section 29.33 of this Lease, below, in, on or about the Premises (collectively, the “Hazardous Materials Clearances”), which Hazardous Materials Clearances shall be obtained by Tenant), and subject to all other terms of this Article 11, restore the Building Structure and all such portions of the Project existing outside of the Building.  Such restoration shall be to substantially the same condition of the Building Structure and exterior Project components prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building or Project or any other modifications to the exterior Project components deemed desirable by Landlord, which are consistent with the character of the

Project, provided that access to the Premises and any common restrooms serving the Premises shall not be materially impaired.  Upon the occurrence of any damage to the Premises, Tenant shall, at its sole cost and expense, repair any injury or damage to the Building Systems, Tenant Improvements and the Original Improvements installed in the Premises and shall return such Building Systems, Tenant Improvements and Original Improvements to the condition existing immediately prior to such casualty (provided such Building Systems, Tenant Improvements and Original Improvements were properly maintained pursuant to the TCCs of this Lease prior to such casualty), except for modifications required by “Applicable Laws,” as that term is set forth in Article 24 of this Lease.  Prior to the commencement of construction, Tenant shall submit to Landlord, for Landlord’s review and approval, all plans, specifications and working drawings relating thereto, and Tenant shall select the contractors, subject to Landlord’s reasonable approval, to perform such improvement work.  Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or Common Areas necessary to Tenant’s occupancy, and the Premises are not occupied by Tenant as a result thereof, then during the time and to the extent the Premises are unfit for occupancy, the Rent shall be abated in proportion to the ratio that the amount of rentable square feet of the Premises which is unfit for occupancy for the purposes permitted under this Lease bears to the total rentable square feet of the Premises; provided further, however, that if any Hazardous Materials Clearances are required to be obtained by Tenant before such restoration can begin, such abatement of Rent shall continue for only so long as Tenant, in Landlord’s reasonable judgment, diligently pursues obtaining such required Hazardous Materials Clearances.  Tenant’s right to rent abatement pursuant to the preceding sentence shall terminate as of the date which is reasonably determined by Landlord to be the date Tenant should have completed repairs to the Premises assuming Tenant used reasonable due diligence in connection therewith.

11.2                           Landlord’s Option to Repair.  Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Building Structure and/or exterior Project components, and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises, but Landlord may so elect only if the Building Structure or exterior Project components shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) in Landlord’s reasonable judgment, repairs cannot reasonably be completed within one hundred eighty (180) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or Project or ground lessor with respect to the Building or Project shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground lease, as the case may be; (iii) the damage is not fully covered by the insurance policies Landlord is required to carry pursuant to the TCCs of this Lease; (iv) Landlord cannot, pursuant to the applicable laws then in effect, rebuild the Building Structure or exterior Project components so that they will be substantially the same structurally or architecturally; or (v) the damage occurs during the last twelve (12) months of the Lease Term; provided, however, that if Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above, and the repairs cannot, in the reasonable opinion of Landlord, be completed within one hundred eighty (180) days after being commenced, Tenant may elect, no earlier than sixty (60) days after the date of the damage and not later than ninety (90) days after the date of such damage, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date such notice is given by Tenant.  Furthermore, if neither Landlord nor Tenant has terminated this Lease, and the repairs are not actually completed within such 180-day period, Tenant shall have the right to terminate this Lease during the first five (5) business days of each calendar month following the end of such period until such time as the repairs are complete, by notice to Landlord (the “Damage Termination Notice”), effective as of a date set forth in the Damage Termination Notice (the “Damage Termination Date”), which Damage Termination Date shall not be less than ten (10) business days following the end of each such month.  Notwithstanding the foregoing, if Tenant delivers a Damage Termination Notice to Landlord, then Landlord shall have the right to suspend the occurrence of the Damage Termination Date for a period ending thirty (30) days after the Damage Termination Date set forth in the Damage Termination Notice by delivering to Tenant, within five (5) business days of Landlord’s receipt of the Damage Termination Notice, a certificate of Landlord’s contractor responsible for the repair of the damage certifying that it is such contractor’s good faith judgment that the repairs shall be substantially completed within thirty (30) days after the Damage Termination Date.  If repairs shall be substantially completed prior to the expiration of such thirty-day period, then the Damage Termination Notice shall be of no force or effect, but if the repairs shall not be substantially completed within such thirty-day period, then this Lease shall terminate upon the expiration of such thirty-day period.  At any time, from time to time, after the date occurring sixty (60) days after the date of the damage, Tenant may request that Landlord inform Tenant of Landlord’s reasonable opinion of the date of completion of the repairs and Landlord shall respond to such request within five (5) business days.  Notwithstanding the provisions of this Section 11.2, Tenant shall have the right to terminate this Lease under this Section 11.2 only if each of the following conditions is satisfied: (a) the damage to the Project by fire or other casualty was not caused by the gross negligence or intentional act of Tenant or its partners or subpartners and their respective officers, agents, servants, employees, and independent contractors; (b) as a result of the damage, Tenant cannot reasonably conduct business from the Premises; and, (c) as a result of the damage to the Project, Tenant does not occupy or use the Premises at all.  In the event this Lease is terminated in accordance with the terms of this Section 11.2, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Section 10.3.2 of this Lease; provided, however, that notwithstanding anything to the contrary set forth above, Tenant shall be entitled to retain a portion of such proceeds equal to the then-remaining unamortized amount (based on a straight-line amortization over the initial Lease Term) of the “Initial TI Disbursement” and the “Over-Allowance Amount,” as those terms are set forth in Sections 2.2.2.1 and 4.2.1, respectively, of the Tenant Work Letter.

11.3                           Waiver of Statutory Provisions.  The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.

ARTICLE 12

NONWAIVER

No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby.  The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained.  The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent.  No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the full amount due.  No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

ARTICLE 13

CONDEMNATION

If the whole or any part of the Premises or the Building shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises or Building, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority.  If more than fifty percent (50%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired, in each case for a period in excess of one hundred eighty (180) days, Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority.  Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of (i) Tenant’s personal property, and (ii) improvements and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the TCCs of this Lease, and for moving expenses, so long as such claims do not diminish the award available to Landlord, its ground lessor with respect to the Building or Project or its mortgagee, and such claim is payable separately to Tenant.  All Rent shall be apportioned as of the date of such termination.  If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated.  Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure.  Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises.  Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1                           Transfers.  Tenant shall not, without the prior written consent of Landlord as set forth more particularly in Section 14.2, below, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”).  If Tenant desires Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer and the consideration therefor, including calculation of the “Transfer Premium”, as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, business credit and personal references and history of the proposed Transferee and any other information required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space and (v) an executed estoppel certificate from Tenant in the form attached hereto as Exhibit E.  Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease.  Whether or not Landlord consents to any proposed Transfer, Tenant shall, within thirty (30) days after written request by Landlord, reimburse Landlord for all reasonable and actual out-of-pocket third-party costs and expenses incurred by Landlord in connection with its review of a proposed Transfer; provided that such costs and expenses shall not exceed One Thousand Five Hundred and No/100 Dollars ($1,500.00) for a Transfer in the ordinary course of business.  Landlord and Tenant hereby agree that a proposed Transfer shall not be considered “in the ordinary course of business” if such Transfer involves the review of documentation by Landlord on more than two (2) occasions with regard to a single proposed Transfer.

14.2                           Landlord’s Consent.  Landlord shall not unreasonably withhold its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice.  Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:

14.2.1                  The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project;

14.2.2                  The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

14.2.3                  The Transferee is either a governmental agency or instrumentality thereof;

14.2.4                  The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested;

14.2.5                  The proposed Transfer would cause a violation of another lease for space in the Project, or would give an occupant of the Project a right to cancel its lease;

14.2.6                  The terms of the proposed Transfer will allow the Transferee to exercise a right of renewal, right of expansion, right of first offer, or other similar right held by Tenant (or will allow the Transferee to occupy space leased by Tenant pursuant to any such right);

14.2.7                  Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (i) occupies space in the Project at the time of the request for consent, or (ii) is negotiating with Landlord to lease space in the Project at such time, or (iii) has negotiated with Landlord during the six (6)-month period immediately preceding the Transfer Notice, and Landlord has available space in the Project suitable for such proposed Transferee; or

14.2.8                  The Transferee does not intend to occupy the entire Premises and conduct its business therefrom for a substantial portion of the term of the Transfer.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture, if any, under Section 14.4 of this Lease).  Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be a declaratory judgment and an injunction for the relief sought without any monetary damages, and Tenant hereby waives all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed Transferee.  Tenant shall indemnify, defend and hold harmless Landlord from any and all liability, losses, claims, damages, costs, expenses, causes of action and proceedings involving any third party or parties (including without limitation Tenant’s proposed subtenant or assignee) who claim they were damaged by Landlord’s wrongful withholding or conditioning of Landlord’s consent, unless a court of competent jurisdiction determines that Landlord was wrongful in its withholding or conditioning of its consent.

14.3                           Transfer Premium.  If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any “Transfer Premium,” as that term is defined in this Section 14.3, received by Tenant from such Transferee.  “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer in excess of the Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any changes, alterations and improvements to the Premises in connection with the Transfer, (ii) any free base rent reasonably provided to the Transferee, and (iii) any commercially reasonable brokerage commissions and legal fees in connection with the Transfer.  “Transfer Premium” shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer.  In the calculations of the Rent (as it relates to the Transfer Premium calculated under this Section 14.3), and the Transferee’s Rent and Quoted Rent under Section 14.2 of this Lease, the Rent paid during each annual period for the Subject Space, and the Transferee’s Rent and the Quoted Rent, shall be computed after adjusting such rent to the actual effective rent to be paid,  taking into consideration any and all leasehold concessions granted in connection therewith, including, but not limited to, any rent credit and improvement allowance.  For purposes of calculating any such effective rent all such concessions shall be amortized on a straight-line basis over the relevant term.

14.4                           Landlord’s Option as to Subject Space.  In the event that a proposed Transfer, if consented to, would cause fifty percent (50%) or more of the Premises to be subleased or assigned to a party other than Original Tenant and/or its Affiliates, then notwithstanding anything to the contrary contained in this Article 14, Notwithstanding anything to the contrary contained in this Article 14, Landlord shall have the option, by giving written notice to Tenant within thirty (30) days after receipt of any Transfer Notice, to recapture the Subject Space.  Such recapture notice shall cancel and terminate this Lease with respect to the Subject Space as of the date stated in the Transfer Notice as the effective date of the proposed Transfer until the last day of the term of the Transfer as set forth in the Transfer Notice (or at Landlord’s option, shall cause the Transfer to be made to Landlord or its agent, in which case the parties shall execute the Transfer documentation promptly thereafter).  In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same.  If Landlord declines, or fails to elect in a timely manner to recapture the Subject Space under this Section 14.4, then, provided Landlord has consented to the proposed Transfer, Tenant shall be entitled to proceed to transfer the Subject Space to the proposed Transferee, subject to provisions of this Article 14.

14.5                           Effect of Transfer.  If Landlord consents to a Transfer, (i) the TCCs of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord’s request a complete statement, certified by Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space.  Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof.  If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than five percent (5%), Tenant shall pay Landlord’s costs of such audit.

14.6                           Additional Transfers.  For purposes of this Lease, the term “Transfer” shall also include (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, or transfer of fifty percent (50%) or more of partnership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through a nationally recognized exchange or over the counter), (A) the merger, consolidation or other reorganization of Tenant in which the holders of Tenant’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the corporation or other entity surviving such transaction, (B) the sale or other transfer by the Tenant of an aggregate of fifty percent (50%) or more of the voting shares of Tenant in a single transaction or series of transactions, within any twelve (12)-month period (other than in connection with a capital raising transaction involving the sale of capital stock of Tenant to bona fide third-party investors), or (C) the sale, mortgage, exclusive license, hypothecation or pledge of all or substantially all of the value of the unencumbered assets of Tenant in a single transaction or series of transactions within a twelve (12)-month period.  Notwithstanding anything to the contrary set forth in this Article 14 to the contrary, in no event shall an offering of stock to (1) third parties by means of a public offering (either an initial public offering or a subsequent public offering) through a recognized stock market, or (2) in connection with research and development partnerships or collaborative agreements, constitute a “Transfer.”

14.7                           Occurrence of Default.  Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to:  (i) treat such Transfer as canceled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer.  If Tenant shall be in default under this Lease, Landlord is hereby irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such default is cured.  Such Transferee shall rely on any representation by Landlord that Tenant is in default hereunder, without any need for confirmation thereof by Tenant.  Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease.  No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing.  In no event shall Landlord’s enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord’s right to enforce any term of this Lease against Tenant or any other person.  If Tenant’s obligations hereunder have been guaranteed, Landlord’s consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.

14.8                           Non-Transfers.  Notwithstanding anything to the contrary contained in this Article 14, to the extent the Original Tenant in not then in default under this Lease (beyond any applicable notice and cure periods), an assignment or subletting of all or a portion of the Premises to (i) an affiliate of Tenant (an entity which is controlled by, controls or is under common control, as such term is defined in California General Corporations Code (“CGCC”) Sections 160 and 5045, with, Tenant), (ii) an entity which merges with or acquires or is acquired by, Tenant or a parent of Tenant, as defined in CGCC Sections 175 and 5064, or a subsidiary, as defined in CGCC Sections 189 and 5073, of Tenant’s parent or Affiliate, or (iii) a transferee of substantially all of the assets of Tenant (collectively, an “Affiliate”) along with any other entity which will qualify as an “affiliate” under CGCC 150 and 5031, shall not be deemed a Transfer under this Article 14, provided that Tenant notifies Landlord of any such assignment or sublease and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such assignment or sublease or such Affiliate, and such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease, or otherwise “releases” the Original Tenant from such obligations.

ARTICLE 15

SURRENDER OF PREMISES; OWNERSHIP AND

REMOVAL OF TRADE FIXTURES

15.1                           Surrender of Premises.  No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord.  The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated.  The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.

15.2                           Removal of Tenant Property by Tenant.  Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of Section 8.5, this Article 15 and Section 29.33, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder excepted.  Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, business and trade fixtures, free-standing cabinet work, movable partitions and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.

ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term or earlier termination thereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Rent shall be payable at a monthly rate equal to the product of (i) the Rent applicable during the last rental period of the Lease Term under this Lease, and (ii) a percentage equal to one hundred fifty percent (150%) during the first two (2) months immediately following the expiration or earlier termination of the Lease Term, and two hundred percent (200%) thereafter.  Such month-to-month tenancy shall be subject to every other applicable term, covenant and agreement contained herein.  Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease.  The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law.  If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom.

ARTICLE 17

ESTOPPEL CERTIFICATES

Within ten (10) days following a request in writing by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit E, attached hereto (or such other form as may be reasonably required by any prospective mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord’s mortgagee or prospective mortgagee.  Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Project.  Tenant shall execute and deliver whatever other commercially reasonable instruments may be reasonably required for such purposes.  At any time during the Lease Term, Landlord may require Tenant to provide Landlord with its most recently prepared financial statement and financial statements of the two (2) years prior to the most recently prepared financial statement year.  Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant.  Failure of Tenant to timely execute, acknowledge and deliver such estoppel certificate or other commercially reasonable instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception.  Any such financial statement or other information which is marked “confidential” or “company secret(s)” (or is otherwise similarly marked by Tenant) shall be confidential and shall not be disclosed by Landlord to any third party (other than its partners, administrators, consultants, financial, legal and a prospective or current purchaser, mortgagee, or ground or underlying lessor of the Building or the Project, a prospective Transferee, and except as required by applicable law or in connection with a dispute or litigation hereunder or as required by a subpoena) except as specifically provided in this Article 17 and then only if the person to whom disclosure is made first agrees to be bound by the requirements of this Article 17.

ARTICLE 18

SUBORDINATION

Subject to Tenant’s receipt of an appropriate non-disturbance agreement(s) as set forth below, this Lease shall be subject and subordinate to all present and future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other encumbrances now or hereafter in force against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages, trust deeds or other encumbrances, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto.  Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn, without any deductions or set-offs whatsoever, to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or lienholder or ground lessor, and to recognize such purchaser or lienholder or ground lessor as the lessor under this Lease, provided such lienholder or purchaser or ground lessor shall agree to accept this Lease and not disturb Tenant’s occupancy, so long as Tenant timely pays the rent and observes and performs the TCCs of this Lease to be observed and performed by Tenant.  Landlord’s delivery to Tenant of a fully executed commercially reasonable non-disturbance agreement(s) (the “Nondisturbance Agreement”) in favor of Tenant from any such ground lessor, mortgage holders or lien holders of Landlord who later come into existence at any time prior to the expiration of the Lease Term shall be in consideration of, and a condition precedent to, Tenant’s agreement to be bound by the terms and conditions of this Article 18; provided Tenant shall execute and return such Nondisturbance Agreement to Landlord within ten (10) days of its receipt thereof.  Nothing contained herein shall require Tenant to waive any of Landlord’s obligations under this Lease, including, without limitation, Landlord’s obligation to fund the Improvement Allowance (and Tenant’s offset rights for such failure).  Landlord’s interest herein may be assigned as security at any time to any lienholder.  Tenant shall, within four (4) days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases.  Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

ARTICLE 19

DEFAULTS; REMEDIES

19.1                           Events of Default.  The occurrence of any of the following shall constitute a default of this Lease by Tenant:

19.1.1                  Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, within five (5) business days after Tenant’s receipt from Landlord of written notice that the same was not paid when due; or

19.1.2                  Except where a specific time period is otherwise set forth for Tenant’s performance in this Lease, in which event the failure to perform by Tenant within such time period shall be a default by Tenant under this Section 19.1.2, any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default, but in no event exceeding a period of time in excess of sixty (60) days after written notice thereof from Landlord to Tenant; or

19.1.3                  To the extent permitted by law, a general assignment by Tenant or any guarantor of this Lease for the benefit of creditors, or the taking of any corporate action in furtherance of bankruptcy or dissolution whether or not there exists any proceeding under an insolvency or bankruptcy law, or the filing by or against Tenant or any guarantor of any proceeding under an insolvency or bankruptcy law, unless in the case of a proceeding filed against Tenant or any guarantor the same is dismissed within sixty (60) days, or the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Tenant or any guarantor, unless possession is restored to Tenant or such guarantor within thirty (30) days, or any execution or other judicially authorized seizure of all or substantially all of Tenant’s assets located upon the Premises or of Tenant’s interest in this Lease, unless such seizure is discharged within thirty (30) days; or

19.1.4                  Intentionally Omitted; or

19.1.5                  The failure by Tenant to observe or perform according to the provisions of Section 5.2, or 8.4 of this Lease, or Articles 14, 17 or 18 of this Lease where such failure continues for more than five (5) business days after notice from Landlord.

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law.

19.2                           Remedies Upon Default.  Upon the occurrence of any event of default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1                  Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(a)                                  The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(b)                                 The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(c)                                  The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(d)                                 Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(e)                                  At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others.  As used in Sections 19.2.1(a) and (b), above, the “worth at the time of award” shall be computed by allowing interest at the rate set forth in Article 25 of this Lease, but in no case greater than the maximum amount of such interest permitted by law.  As used in Section 19.2.1(c), above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2                  Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations).  Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.3                  Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, above, or any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

19.3                           Subleases of Tenant.  Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements.  In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.4                           Form of Payment After Default.  Following the occurrence of an event of default by Tenant, Landlord shall have the right to require that any or all subsequent amounts paid by Tenant to Landlord hereunder, whether to cure the default in question or otherwise, be paid in the form of cash, money order, cashier’s or certified check drawn on an institution acceptable to Landlord, or by other means approved by Landlord, notwithstanding any prior practice of accepting payments in any different form.

19.5                           Efforts to Relet.  No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord’s interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the

Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant.  Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.

19.6                           Landlord Default.  Notwithstanding anything to the contrary set forth in this Lease, Landlord shall be in default in the performance of the obligations required to be performed by Landlord pursuant to this Lease (i) if Landlord fails to timely fulfill its obligation to fund any portion of the Improvement Allowance pursuant to the terms set forth in the Tenant Work Letter or in the First Amendment Work Letter (which is to be attached to the First Amendment to Amended and Restated Office Lease), but only to the extent Landlord does not (A) subsequently cure such failure within twenty (20) business days following its receipt of written notice of such failure from Tenant (a “Payment Failure Notice”), or (B) deliver notice (a “Refusal Notice”) to Tenant within such twenty (20) business day period explaining (with reasonable specificity) Landlord’s reasons supporting Landlord’s position that the amounts described in the Payment Failure Notice are not, in fact, then due and payable by Landlord (in which case Landlord shall promptly fund the amount of the Improvement Allowance, if any, that Landlord does not contest is then due and payable by Landlord), or (ii) if Landlord fails to perform any other such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord’s failure to perform; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursues the same to completion.  Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity.  Any award from a court or arbitrator in favor of Tenant requiring payment by Landlord which is not paid by Landlord within the time period directed by such award, may be offset by Tenant from Rent next due and payable under this Lease; provided, however, Tenant may not deduct the amount of the award against more than fifty percent (50%) of Base Rent next due and owing (until such time as the entire amount of such judgment is deducted).

ARTICLE 20

COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other TCCs, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the TCCs, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord.  The foregoing covenant is in lieu of any other covenant express or implied.

ARTICLE 21

SECURITY DEPOSIT; LETTER OF CREDIT

21.1                           Security Deposit.  The amount of the Security Deposit shall equal Three Hundred Fifty-Five Thousand Seven Hundred Twenty-Seven and 60/100 Dollars ($355,727.60), as set forth in Section 8 of the Summary.  Landlord and Tenant acknowledge that, in accordance with the Original Lease, Tenant has previously delivered the sum of One Hundred Sixty-Six Thousand Eighteen and 27/100 Dollars ($166,018.27) to Landlord as security for the faithful performance by Tenant of the terms, covenants and conditions of the Lease.  Concurrently with Tenant’s execution of this Lease, Tenant shall deposit with Landlord an additional amount equal to One Hundred Eighty-Nine Thousand Seven Hundred Nine and 33/100 Dollars ($189,709.33), and the resulting total amount shall be held by Landlord as security for the faithful performance by Tenant of all of its obligations under this Lease.  If Tenant defaults with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, the removal of property and the repair of resultant damage, Landlord may, without notice to Tenant, but shall not be required to apply all or any part of the Security Deposit for the payment of any Rent or any other sum in default and Tenant shall, upon demand therefor, restore the Security Deposit to its original amount.  Any unapplied portion of the Security Deposit shall be returned to Tenant, or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder, within sixty (60) days following the expiration of the Lease Term.  Tenant shall not be entitled to any interest on the Security Deposit.  Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, or any successor statute.

21.2                           Letter of Credit.

21.2.1                  Delivery of Letter of Credit.  As additional security for Tenant’s obligations under this Lease, Tenant shall deliver to Landlord, as set forth below, an unconditional, clean, irrevocable letter of credit (the “L-C”) in an amount as set forth in Section 21.2.2, below (the “L-C Amount”), which L-C shall be issued by a money-center bank (a bank which accepts deposits, maintains accounts, has a local Southern California office which will negotiate a letter of credit, and whose deposits are insured by the FDIC) reasonably acceptable to Landlord, and which L-C shall be in the form of Exhibit G, attached hereto.  Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining the L-C.  Landlord and Tenant acknowledge that, in accordance with Article 21 of the Original Office Lease, Tenant has previously delivered an L-C in the amount of $1,549,613.56 (the “Existing L-C”) to Landlord as security for the faithful performance by Tenant of the terms, covenants and conditions of the Original Lease.  On or before the earlier to occur of (i) January 1, 2007, and (ii) the date of the first distribution of any portion of the Improvement Allowance pursuant to Section 2 of the Tenant Work Letter attached hereto as Exhibit B, Tenant shall amend the Existing L-C to increase the amount available thereunder to $3,450,427.20 (the “Amended L-C”), which Amended L-C shall be in the form, and subject to all the terms, set forth in this Section 21.2.

21.2.2                  L-C Amount.

21.2.2.1         Calculation of L-C Amount.  For purposes of this Lease, the “L-C Amount” shall initially be $3,450,427.20; provided, however, that commencing on February 1, 2008, and continuing for the remainder of the Lease Term, the L-C Amount shall be increased to an amount equal to twelve (12) months of the then-current Monthly Installment of Base Rent for the 10421 Building.

21.2.2.2         Conditional Increase/Reduction of L-C Amount.  Landlord and Tenant hereby acknowledge and agree that the L-C Amount is subject to increase and reduction throughout the Lease Term at the end of each financial quarter as set forth in this Section 21.2.2.2.  The starting L-C Amount shall be as set forth in Section 21.2.2.1, above.  Thereafter, the actual amount of the L-C posted by Tenant shall be equal to the L-C Amount, as such L-C Amount shall be reduced as follows:

(i) to the extent that Tenant maintains a “Working Capital,” as defined below, in excess of Thirty Million and No/100 Dollars ($30,000,000.00) for four (4) consecutive financial quarters during the Lease Term, a reduction of fifty percent (50%);

(ii) to the extent that Tenant maintains a Working Capital in excess of Thirty Million and No/100 Dollars ($30,000,000.00) for eight (8) consecutive financial quarters during the Lease Term, a reduction of one hundred percent (100%);

(iii) to the extent that Tenant maintains a Working Capital in excess of Fifty Million and No/100 Dollars ($50,000,000.00) for four (4) consecutive financial quarters during the Lease Term, a reduction of one hundred percent (100%).

As soon as reasonably practical following the end of each financial quarter during the Lease Term, the L-C Amount shall be recalculated pursuant to the terms of Section 21.2.2.1, above, and any percentage reductions, which are applicable to the L-C pursuant to subparagraphs (i) through (iii), above, shall be applied in order to determine the then-existing amount of L-C which Tenant is required to post (the “Required L-C Amount”).  In the event the determined Required L-C Amount is less than the amount of the actual L-C then-posted by Tenant, Tenant shall have the right to cause the amount of the then-current L-C to be reduced to the Required L-C Amount, and Landlord shall timely execute and deliver such commercially reasonable documents to the issuer(s) of the L-C as are presented to Landlord by such issuer(s) and as may be reasonably necessary to effectuate the change to the Required L-C Amount.  Likewise, in the event that the Required L-C Amount is greater than the amount of the L-C then posted by Tenant, Tenant shall upon its receipt of written notice from Landlord (the “Reestablishment Notice”), cause the amount of the then-current L-C to be increased to equal the Required L-C Amount.  In addition, in the event that, following the completion of each financial quarter throughout the Lease Term (A) Tenant fails to deliver timely the unaudited quarterly financial statements, or the annual audited financial statements required for Tenant to make a determination with regard to such Required Thresholds, (B) Tenant is in economic default under the Lease (beyond any applicable notice and cure periods) more than twice during the immediately preceding twelve (12) months, or (C) following any reduction of the L-C Amount under the terms of subparagraphs (i), (ii) or (iii), above, Tenant fails during any one (1) financial quarter thereafter to maintain a Working Capital in excess of Thirty Million and No/100 Dollars ($30,000,000.00), then Tenant shall, upon receipt of a Reestablishment Notice, cause the L-C to be reestablished with the then applicable L-C Amount (as determined in accordance with the terms of Section 22.2.2.1, above).  The L-C Amount shall thereafter be subject to conditional reduction as set forth herein.  For purposes of this Section 21.2.2, “Working Capital,” means then-current assets of Tenant less then-current liabilities from Tenant’s previous quarterly financial statements, which Working Capital shall include then-current receivables (zero (0) to sixty (60) days only).  In connection with this Section 21.2.2, Tenant shall provide Landlord (1) Tenant’s current financial statements (applicable to the financial quarter which just ended) certified by Tenant’s Chief Executive Officer and Tenant’s Chief Financial Officer, within thirty (30) business days following the end of each financial quarter during the Lease Term, (2) Tenant’s current annual financial statement (applicable to the financial year which just ended) audited and certified by an independent certified public accountant, within one hundred twenty (120) days following the end of each financial year during the Lease Term, and (3) a disclosure statement of any material adverse changes in Tenant’s business.  The financial thresholds set forth in subparagraphs (i) through (iii), above, are, collectively, the “Required Thresholds.”

21.2.3                  FAILURE TO REINSTATE; LIQUIDATED DAMAGES.  IN THE EVENT THAT TENANT FAILS, WITHIN TWENTY (20) DAYS FOLLOWING TENANT’S RECEIPT OF A REESTABLISHMENT NOTICE, TO CAUSE THE L-C TO BE REESTABLISHED IN THE REQUIRED L-C AMOUNT, THEN TENANT’S MONTHLY INSTALLMENT OF BASE RENT SHALL BE INCREASED BY ONE HUNDRED FIFTY PERCENT (150%) OF ITS THEN EXISTING LEVEL DURING THE PERIOD COMMENCING ON THE DATE WHICH IS TWENTY (20) DAYS AFTER TENANT’S RECEIPT OF SUCH REESTABLISHMENT NOTICE AND ENDING ON THE EARLIER TO OCCUR OF (I) THE DATE SUCH L-C IS REESTABLISHED PURSUANT TO THE TERMS OF THIS SECTION 21.2, OR (II) THE DATE WHICH IS NINETY (90) DAYS AFTER THE DATE OF SUCH REESTABLISHMENT NOTICE.  IN THE EVENT THAT TENANT FAILS, DURING SUCH NINETY (90) DAY PERIOD FOLLOWING THE DATE OF THE REESTABLISHMENT NOTICE, TO CAUSE THE L-C TO BE REESTABLISHED IN THE REQUIRED L-C AMOUNT, THEN TENANT’S MONTHLY INSTALLMENT OF BASE RENT SHALL BE INCREASED BY TWO HUNDRED PERCENT (200%) OF ITS THEN EXISTING LEVEL DURING THE PERIOD COMMENCING ON THE DATE WHICH IS NINETY (90) DAYS AFTER THE DATE OF SUCH REESTABLISHMENT NOTICE AND ENDING ON THE DATE SUCH L-C IS RE-ISSUED/REESTABLISHED PURSUANT TO THE TERMS OF THIS SECTION 21.2. THE PARTIES AGREE THAT IT WOULD BE IMPRACTICABLE AND EXTREMELY DIFFICULT TO ASCERTAIN THE ACTUAL DAMAGES SUFFERED BY LANDLORD AS A RESULT OF TENANT’S FAILURE TO TIMELY REESTABLISH THE L-C FOLLOWING THE REESTABLISHMENT NOTICE AS REQUIRED IN THIS SECTION 21.2, AND THAT UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS LEASE, THE LIQUIDATED DAMAGES PROVIDED FOR IN THIS SECTION 21.2.3 REPRESENT A REASONABLE ESTIMATE OF THE DAMAGES WHICH LANDLORD WILL INCUR AS A RESULT OF SUCH FAILURE, PROVIDED, HOWEVER, THAT THIS PROVISION SHALL NOT WAIVE OR AFFECT

LANDLORD’S RIGHTS AND TENANT’S INDEMNITY OBLIGATIONS UNDER OTHER SECTIONS OF THIS LEASE (EXCEPT THAT THE PARTIES SPECIFICALLY AGREE THAT THE FOREGOING PROVISION WAS AGREED TO IN LIEU OF MAKING FAILURE TO RE-ESTABLISH THE L-C A DEFAULT UNDER THE LEASE).  THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTION 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO LANDLORD PURSUANT TO CALIFORNIA CIVIL CODE SECTION 1671.  THE PARTIES HAVE SET FORTH THEIR INITIALS BELOW TO INDICATE THEIR AGREEMENT WITH THE LIQUIDATED DAMAGES PROVISION CONTAINED IN THIS SECTION 21.2.3.

/s/ JCH /s/ SS	/s/ JPL
LANDLORD’S INITIALS	TENANT’S INITIALS

21.2.4                  Application of Letter of Credit.  The L-C shall be held by Landlord as security for the faithful performance by Tenant of all the TCCs of this Lease to be kept and performed by Tenant during the Lease Term.  The L-C shall not be mortgaged, assigned or encumbered in any manner whatsoever by Tenant without the prior written consent of Landlord.  If Tenant defaults with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, or if Tenant fails to renew the L-C at least thirty (30) days before its expiration, Landlord may, but shall not be required to, draw upon all or any portion of the L-C for payment of any Rent or any other sum in default, or for the payment of any amount that Landlord may reasonably spend or may become obligated to spend by reason of Tenant’s default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant’s default.  The use, application or retention of the L-C, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by law, it being intended that Landlord shall not first be required to proceed against the L-C and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled.  Any amount of the L-C which is drawn upon by Landlord, but is not used or applied by Landlord, shall be held by Landlord and deemed a security deposit (the “L-C Security Deposit”) and, in connection with such L-C Security Deposit, Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, or any successor statute.  If any portion of the L-C is drawn upon and used or applied by Landlord, Tenant shall, within ten (10) days after written demand therefor, either (i) deposit cash with Landlord (which cash shall constitute part of the L-C Security Deposit) in an amount sufficient to cause the sum of the L-C Security Deposit and the amount of the remaining L-C to be equivalent to the amount of the L-C then required under this Lease (and if any portion of the L-C Security Deposit is thereafter used or applied, Tenant shall restore such L-C Security Deposit to the amount then required under this Lease pursuant to the foregoing), or (ii) reinstate the L-C to the amount then required under this Lease, in which case any unused portion of the then-existing L-C Security Deposit shall be returned to Tenant.  Tenant acknowledges that Landlord has the right to transfer or mortgage its interest in the Project and in this Lease and Tenant agrees that in the event of any such transfer or mortgage, Landlord shall have the right to transfer or assign the L-C Security Deposit and/or the

L-C to the transferee or mortgagee, and in the event of such transfer, Tenant shall look solely to such transferee or mortgagee for the return of the L-C Security Deposit and/or the L-C, provided such transferee agrees in writing to be liable to Tenant for the return of the L-C.  Landlord shall pay all costs and fees, if any, charged by the issuing bank to transfer the L-C.  Tenant shall, within five (5) days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm Landlord’s transfer or assignment of the L-C Security Deposit and/or the L-C to such transferee or mortgagee.  If Tenant is not then in default under this Lease, the L-C Security Deposit and/or the L-C, or any balance thereof, shall be returned to Tenant within forty-five (45) days following the expiration of the Lease Term.

ARTICLE 22

TELECOMMUNICATIONS EQUIPMENT

At any time during the Lease Term, subject to the TCCs of this Article 22 and Article 8 of this Lease, Tenant may install, at Tenant’s sole cost and expense, but without the payment of any Rent or a license or similar fee or charge, a satellite or microwave dish or other communications, HVAC or other equipment servicing the business conducted by Tenant from within the Premises (all such equipment, including non-telecommunication equipment is, for the sake of convenience, defined collectively as the “Telecommunications Equipment”) upon the roof of the Building.  The physical appearance and the size of the Telecommunications Equipment shall be subject to Landlord’s reasonable approval, the location of any such installation of the Telecommunications Equipment shall be designated by Tenant subject to Landlord’s reasonable approval and Landlord may require Tenant to install screening around such Telecommunications Equipment, at Tenant’s sole cost and expense, as reasonably designated by Landlord.  Tenant shall maintain such Telecommunications Equipment, at Tenant’s sole cost and expense.  In the event Tenant elects to exercise its right to install the Telecommunication Equipment, then Tenant shall give Landlord prior notice thereof.  Tenant shall remove such Telecommunications Equipment upon the expiration or earlier termination of this Lease and shall restore such area to the condition the same existed prior to the installation of such Telecommunications Equipment.  Such Telecommunications Equipment shall be installed pursuant to plans and specifications approved by Landlord, which approval will not be unreasonably withheld.  Such Telecommunications Equipment shall, in all instances, comply with applicable governmental laws, codes, rules and regulations.  The rights contained in this Article 22 shall be personal to the Original Tenant and its Affiliates and may only be exercised by the Original Tenant or an Affiliate (and not any assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease) if the Original Tenant and/or an Affiliate is in occupancy of at least sixty percent (60%) of the then-existing Premises.  Landlord shall reserve the concurrent right to use the roof for its own use and for third-party use for installation of satellite dish and antenna devices similar to Tenant’s Telecommunications Equipment (collectively, the “Landlord TCE”), provided such Landlord TCE shall not interfere with Tenant’s operations on the roof of the Building, and provided Landlord maintains, restores and repairs the Building rooftop space associated with such Landlord TCE.  To the extent Landlord elects to install Landlord TCE on the Building rooftop, Landlord shall be responsible for the maintenance, repair and restoration of such Landlord TCE.  Landlord shall be responsible for (and shall make all necessary repairs and replacements for) any damage to Tenant’s Telecommunications Equipment due to the actions or omissions of Landlord or Landlord Parties (or any third party to whom Landlord has granted roof access rights).  Tenant shall be responsible for (and shall make all necessary repairs and replacements for) any damage to the Landlord TCE due to the negligence or willful misconduct of Tenant.

ARTICLE 23

SIGNS

23.1                           Prohibited Signage and Other Items.  Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant.  Except as expressly permitted pursuant to Section 23.2, below, Tenant may not install any signs on the exterior or roof of the Project or the Common Areas.  Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, in its sole discretion.

23.2                           Tenant’s Signage.  Tenant shall be entitled to install the following signage in connection with Tenant’s lease of the Premises (collectively, the “Tenant’s Signage”):

(i)                     One (1) building sign identifying Tenant’s name and logo located at the top of the Building (the “Building Top Sign”), as more particularly identified on Exhibit A-2 attached hereto; and

(ii)                  Non-exclusive signage on a pro-rata portion (vis-á-vis the rentable square footage of the Premises as compared to the rentable square footage of the Building) of the monument located adjacent to the entrance of the Building (the “Building Monument Sign”).  Tenant hereby acknowledges and agrees that Landlord may, at Landlord’s sole cost and expense, place a standard “owned and managed” sign on such Project Monument Sign, provided that such “owned and managed” sign shall not be larger than Tenant’s sign.  Landlord may also, at Landlord’s sole cost and expense, install a small sign indicating its ownership and management of the Building in the interior of the Building lobby in a location and of a size reasonably approved by Tenant.

To the extent that Tenant leases all of the 10421 Building and the 10445 Building, Tenant shall be permitted to install, and the term “Tenant’s Signage” shall be revised to mean, all signage that is legally permitted in the Project; provided, however, Landlord shall retain the right for limited identification signage as identified in item (ii) above.

23.2.1                  Specifications and Permits.  Tenant’s Signage shall set forth Tenant’s name and logo as determined by Tenant in its sole discretion; provided, however, in no event shall Tenant’s Signage include an “Objectionable Name,” as that term is defined in Section 23.2.2, of this Lease.  The graphics, materials, color, design, lettering, lighting, size, illumination, specifications and exact location of Tenant’s Signage (collectively, the “Sign Specifications”) shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and shall be consistent and compatible with the quality and nature of the Project and Landlord’s Building standard signage program.  For purposes of this Section 23.2.1, the reference to “name” shall mean name and/or logo.  In addition, Tenant’s Signage shall be subject to Tenant’s receipt of all required governmental permits and approvals and shall be subject to all Applicable Law and to any covenants, conditions and restrictions affecting the Project.  Landlord shall use commercially reasonable efforts to assist Tenant in obtaining all necessary governmental permits and approvals for Tenant’s Signage.  Tenant hereby acknowledges that, notwithstanding Landlord’s approval of Tenant’s Signage, Landlord has made no representation or warranty to Tenant with respect to the probability of obtaining all necessary governmental approvals and permits for Tenant’s Signage.  In the event Tenant does not receive the necessary governmental approvals and permits for Tenant’s Signage, Tenant’s and Landlord’s rights and obligations under the remaining TCCs of this Lease shall be unaffected.

23.2.2                  Objectionable Name.  To the extent Original Tenant desires to change the name and/or logo set forth on Tenant’s Signage, such name and/or logo shall not have a name which relates to an entity which is of a character or reputation, or is associated with a political faction or orientation, which is inconsistent with the quality of the Project, or which would otherwise reasonably offend a landlord of the Comparable Buildings (an “Objectionable Name”).  The parties hereby agree that the name “Favrille, Inc.,” or any reasonable derivation thereof, shall not be deemed an Objectionable Name.

23.2.3                  Termination of Right to Tenant’s Signage.  The rights contained in this Section 23.2 shall be personal to the Original Tenant and may only be exercised by the Original Tenant (and not any assignee, sublessee or transferee of the Original Tenant’s interest in this Lease) if the Original Tenant is in occupancy of no less than sixty percent (60%) of the then existing Premises.

23.2.4                  Cost and Maintenance.  The costs of the actual signs comprising Tenant’s Signage and the installation, design, construction, and any and all other costs associated with Tenant’s Signage, including, without limitation, utility charges and hook-up fees, permits, and maintenance and repairs, shall be the sole responsibility of Tenant; provided, however, up to a total of Ten Thousand and No/100 Dollars ($10,000.00) of the actual costs of such initial installation, design and construction shall be subject to reimbursement from the Improvement Allowance pursuant to Section 2.2.1 of the Tenant Work Letter.  Should Tenant’s Signage require repairs and/or maintenance, as determined in Landlord’s reasonable judgment, Landlord shall have the right to provide notice thereof to Tenant and Tenant shall cause such repairs and/or maintenance to be performed within thirty (30) days after receipt of such notice from Landlord, at Tenant’s sole cost and expense; provided, however, if such repairs and/or maintenance are reasonably expected to require longer than thirty (30) days to perform, Tenant shall commence such repairs and/or maintenance within such thirty (30) day period and shall diligently prosecute such repairs and maintenance to completion.  Should Tenant fail to perform such repairs and/or maintenance within the periods described in the immediately preceding sentence, Landlord shall, upon the delivery of an additional ten (10) business days’ prior written notice, have the right to cause such work to be performed and to charge Tenant as Additional Rent for the cost (including a percentage of the cost thereof sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such repairs and/or maintenance) of such work.  Upon the expiration or earlier termination of this Lease, Tenant shall, at Tenant’s sole cost and expense, cause Tenant’s Signage to be removed and shall cause the areas in which such Tenant’s Signage was located to be restored to the condition existing immediately prior to the placement of such Tenant’s Signage except for ordinary wear and tear.  If Tenant fails to timely remove such Tenant’s Signage or to restore the areas in which such Tenant’s Signage was located, as provided in the immediately preceding sentence, then Landlord may perform such work, and all costs incurred by Landlord in so performing (including a percentage of the cost thereof sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such repairs and/or maintenance) shall be reimbursed by Tenant to Landlord within thirty (30) days after Tenant’s receipt of an invoice therefor.  The TCCs of this Section 23.2.4 shall survive the expiration or earlier termination of this Lease.

ARTICLE 24

COMPLIANCE WITH LAW

Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated (collectively, “Applicable Laws”).  At its sole cost and expense, Tenant shall promptly comply with all such Applicable Laws which relate to (i) Tenant’s use of a portion of the Premises for non-general office use, (ii) the Alterations or Tenant Improvements in the Premises, or (iii) the Building Systems, and (iv) the Building Structure, but, as to the Building Structure, only to the extent such obligations are triggered by Tenant’s Alterations, the Tenant Improvements, the Tenant’s modification of the Building Structure or use of a portion of the Premises for non-general office use.  Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations which are applicable to Tenant’s business.  The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant.  Landlord shall comply with all Applicable Laws relating to (a) the Building Structure, and (b) the exterior Project components, provided that compliance with such Applicable Laws is not the responsibility of Tenant under this Lease, and provided further that Landlord’s failure to comply therewith would (1) prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Premises, (2) unreasonably and materially affect the safety of Tenant’s employees or create a significant health hazard for Tenant’s employees, (3) invalidate Tenant’s cGMP compliance status in, or materially and unreasonably prevent, hinder, or interrupt Tenant’s ability to continually function under cGMP conditions under the applicable laws and regulations of, California and the United States, and under the applicable statutes for any foreign regulatory body, including but not limited to, Canada, Europe and Asia, or (4) materially increase the costs incurred by Tenant to comply with its maintenance obligations under the TCCs of this Lease.  Landlord shall be permitted to include in Operating Expenses any costs or expenses incurred by Landlord under this Article 24 to the extent consistent with the terms of Section 4.2.4, above.

ARTICLE 25

LATE CHARGES

If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee within five (5) business days after said amount is due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue amount plus any attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder.  The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner.  In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within ten (10) days after the date they are due shall bear interest from the date when due until paid at a rate per annum equal to the lesser of (i) the annual “Bank Prime Loan” rate cited in the Federal Reserve Statistical Release Publication G.13(415), published on the first Tuesday of each calendar month (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published) plus four (4) percentage points, and (ii) the highest rate permitted by applicable law.

ARTICLE 26

LANDLORD’S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT

26.1                           Landlord’s Cure.  All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein.  If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue in excess of the time allowed under Section 19.1.2, above, unless a specific time period is otherwise stated in this Lease, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant’s part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder.

26.2                           Tenant’s Reimbursement.  Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, upon delivery by Landlord to Tenant of statements therefor:  (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant’s defaults pursuant to the provisions of Section 26.1; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10 of this Lease; and (iii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all reasonable legal fees and other amounts so expended.  Tenant’s obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.

ARTICLE 27

ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times (during Building Hours with respect to items (i) and (ii) below) and upon at least twenty-four (24) hours prior notice to Tenant (except in the case of an emergency) and at all times (except in the case of an emergency) accompanied by an authorized representative of Tenant and subject to Tenant’s reasonable rules and regulations, to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, or to current or prospective mortgagees, ground or underlying lessors or insurers, or during the last nine (9) months of the Lease Term, to prospective tenants; (iii) post notices of nonresponsibility; or (iv) alter, improve or repair the Premises or the Building as permitted or required by the terms of this Lease, or for structural alterations, repairs or improvements to the Building Structure.  Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time to (A) perform services required of Landlord under this Lease after reasonable notice to Tenant; (B) take possession due to any breach of this Lease in the manner provided herein; and (C) perform any covenants of Tenant which Tenant fails to perform (after any applicable notice and cure periods).  Landlord may make any such entries without the abatement of Rent, except as otherwise provided in this Lease, and may take such reasonable steps as required to accomplish the stated purposes; provided, however, except for (i) emergencies, (ii) repairs, alterations, improvements or additions required by governmental or quasi-governmental authorities or court order or decree, or (iii) repairs which are the obligation of Tenant hereunder, any such entry shall be performed in a manner so as not to unreasonably interfere with Tenant’s use of the Premises and shall be performed after normal business hours if reasonably practical.  With respect to items (ii) and (iii) above, Landlord shall use commercially reasonable efforts to not materially interfere with Tenant’s use of, or access to, the Premises.  Except as otherwise set forth in Section 6.4, Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby.  For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant.  In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises.  Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises.  No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to be performed by Landlord herein.

ARTICLE 28

TENANT PARKING

Tenant shall be entitled to utilize, without charge, commencing on the Lease Commencement Date, the amount of parking spaces set forth in Section 9 of the Summary, on a monthly basis throughout the Lease Term, which parking spaces shall pertain to the Project parking facility.  Notwithstanding the foregoing, Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the renting of such parking spaces by Tenant or the use of the parking facility by Tenant.  Tenant’s continued right to use the parking spaces is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking spaces are located, including any sticker or other identification system established by Landlord, Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such rules and regulations and Tenant not being in default under this Lease.  Subject to Landlord’s continued satisfaction of its obligation to provide Tenant the number of parking spaces required by the TCCs of this Lease, Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facility at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, close-off or restrict access to the Project parking facility for purposes of permitting or facilitating any such construction, alteration or improvements.  Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord.  The parking spaces rented by Tenant pursuant to this Article 28 are provided to Tenant solely for use by Tenant’s own personnel and such spaces may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval; provided, however, Landlord shall be deemed to have granted such approval with regard to Non-Transfers and Transfers approved pursuant to the TCCs of Article 14.  Tenant may validate visitor parking by such method or methods as the Landlord may establish, at the validation rate from time to time generally applicable to visitor parking.

ARTICLE 29

MISCELLANEOUS PROVISIONS

29.1                           Terms; Captions.  The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular.  The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed.  The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

29.2                           Binding Effect.  Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

29.3                           No Air Rights.  No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease.  If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

29.4                           Modification of Lease.  Should any current or prospective mortgagee or ground lessor for the Building or Project require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within ten (10) days following a request therefor.  At the request of Landlord or any mortgagee or ground lessor, Tenant agrees to execute a short form of Lease and deliver the same to Landlord within ten (10) days following the request therefor.

29.5                           Transfer of Landlord’s Interest.  Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease accruing after the date such transfer and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer and such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord, including the return of any Security Deposit, and Tenant shall attorn to such transferee.  Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

29.6                           Prohibition Against Recording.  Except as provided in Section 29.4 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.

29.7                           Landlord’s Title.  Landlord’s title is and always shall be paramount to the title of Tenant.  Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

29.8                           Relationship of Parties.  Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

29.9                           Application of Payments.  Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

29.10                     Time of Essence.  Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

29.11                     Partial Invalidity.  If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

29.12                     No Warranty.  In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.

29.13                     Landlord Exculpation.  The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the lesser of (a) the interest of Landlord in the Building or (b) the equity interest Landlord would have in the Building if the Building were encumbered by third-party debt in an amount equal to eighty percent (80%) of the value of the Building (as such value is determined by Landlord), following the payment of any outstanding liens and/or mortgages in connection with the Project; provided, however, in no event shall the foregoing be deemed to limit any obligation Landlord may have pursuant to the TCCs of this Lease to return or pay the Improvement Allowance as set forth in the Tenant Work Letter, or to Tenant the Security Deposit and/or the L-C Security Deposit.  Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.  The limitations of liability contained in this Section 29.13 shall inure to the benefit of Landlord’s and the Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns.  Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease.  Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for consequential damages arising from any injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.

29.14                     Entire Agreement.  It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties’ entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease.  None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.

29.15                     Right to Lease.  Subject to the TCC’s of Section 1.3 of this Lease, Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project.  Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.

29.16                     Force Majeure.  Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease and except as to Tenant’s obligations under Articles 5 and 24 of this Lease (collectively, a “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

29.17                     Waiver of Redemption by Tenant.  Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

29.18                     Notices.  All notices, demands, statements, designations, approvals or other communications (collectively, “Notices”) given or required to be given by either party to the other hereunder or by law shall be in writing, shall be (A) sent by United States certified or registered mail, postage prepaid, return receipt requested (“Mail”), (B) transmitted by telecopy, if such telecopy is promptly followed by a Notice sent by Mail, (C) delivered by a nationally recognized overnight courier, or (D) delivered personally.  Any Notice shall be sent, transmitted, or delivered, as the case may be, to Tenant at the appropriate address set forth in Section 10 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord, or to Landlord at the addresses set forth below, or to such other places as Landlord may from time to time designate in a Notice to Tenant.  Any Notice will be deemed given (i) three (3) days after the date it is posted if sent by Mail, (ii) the date the telecopy is transmitted, (iii) the date the overnight courier delivery is made, or (iv) the date personal delivery is made or attempted to be made (to the extent such attempted delivery is refused).  If Tenant is notified of the identity and address of Landlord’s mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given the same opportunity as Landlord following the date it receive writing notice of such default, to cure such default prior to Tenant’s exercising any remedy available to Tenant.  As of the date of this Lease, any Notices to Landlord must be sent, transmitted, or delivered, as the case may be, to the following addresses:

Kilroy Realty Corporation

12200 West Olympic Boulevard

Suite 200

Los Angeles, California  90064

Attention:  Legal Department

with copies to:

Kilroy Realty Corporation

3611 Valley Centre Drive, Suite 550

San Diego, California  92130

Attention:  Mr. Brian Galligan

and

Allen Matkins Leck Gamble & Mallory LLP

1901 Avenue of the Stars, Suite 1800

Los Angeles, California 90067

Attention:  Anton N. Natsis, Esq.

29.19                     Joint and Several.  If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

29.20                     Authority.  If Tenant or Landlord is a corporation, trust or partnership, each individual executing this Lease on behalf of Tenant or Landlord hereby represents and warrants that Landlord or Tenant, as appropriate, is a duly formed and existing entity qualified to do business in California and that Landlord or Tenant, as appropriate, has full right and authority to execute and deliver this Lease and that each person signing on behalf of Landlord or Tenant, as appropriate, is authorized to do so.  Tenant shall, within ten (10) days after execution of this Lease, deliver to Landlord satisfactory evidence of (i) good standing in Tenant’s state of incorporation and (ii) qualification to do business in California.

29.21                     Attorneys’ Fees.  In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

29.22                     Governing Law; WAIVER OF TRIAL BY JURY.  This Lease shall be construed and enforced in accordance with the laws of the State of California.  IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW, AND (III) IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR

DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY.  IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NONPAYMENT OF BASE RENT OR ADDITIONAL RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, BUT SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.

29.23                     Submission of Lease.  Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

29.24                     Brokers.  Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 12 of the Summary (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease.  Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party.

29.25                     Independent Covenants.  This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord, except as expressly set forth in this Lease.

29.26                     Project or Building Name and Signage.  Landlord shall have the right at any time to change the name of the Project or Building and, subject to the TCCs of Section 23.2, Landlord shall have the right to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord’s sole discretion, desire.  Tenant shall not use the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord.

29.27                     Counterparts.  This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document.  Both counterparts shall be construed together and shall constitute a single lease.

29.28                     Confidentiality.  Tenant acknowledges that the content of this Lease and any related documents are confidential information.  Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal, and space planning consultants, and except as required to be disclosed by any applicable law or regulation.  Landlord and Tenant hereby acknowledge that a copy of this Lease would be attached to Tenant’s filings, if any, with the Securities and Exchange Commission.

29.29                     Transportation Management.  Tenant shall fully comply with all present or future governmental programs intended to manage parking, transportation or traffic in and around the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.

29.30                     Building Renovations.  It is specifically understood and agreed that Landlord has made no representation or warranty to Tenant and has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth herein or in the Tenant Work Letter.  However, Tenant hereby acknowledges that Landlord is currently renovating or may during the Lease Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Project, the Building and/or the Premises including without limitation the parking structure, common areas, systems and equipment, roof, and structural portions of the same, which Renovations may include, without limitation, (i) installing sprinklers in the Building common areas and tenant spaces, (ii) modifying the common areas and tenant spaces to comply with applicable laws and regulations, including regulations relating to the physically disabled, seismic conditions, and building safety and security, and (iii) installing new floor covering, lighting, and wall coverings in the Building common areas, and in connection with any Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Project, including portions of the common areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building.  To the extent that such Renovations and Landlord’s actions do not violate the TCCs of Article 28 and/or the last sentence of Section 1.1.3 of this Lease, Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent.  Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Renovations or Landlord’s actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord’s actions.  Notwithstanding anything set forth in this Section 29.30 to the contrary, Landlord shall provide Tenant with five (5) business days prior notice of any Renovations and shall use commercially reasonable efforts to minimize any interference with Tenant’s business caused by Landlord’s actions in connection with such Renovations.

29.31                     No Violation.  Tenant and Landlord each hereby warrant and represent that neither its execution of nor performance under this Lease shall cause such party to be in violation of any agreement, instrument, contract, law, rule or regulation by which it is bound, and each party shall protect, defend, indemnify and hold the other harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, arising from such party’s breach of this warranty and representation.

29.32                     Communications and Computer Lines.  Tenant may install, maintain, replace, remove or use any communications or computer wires and cables (collectively, the “Lines”) at the Project in or serving the Premises, provided that (i) Tenant shall obtain Landlord’s prior written consent (which consent shall not be unreasonably withheld), use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of Articles 7 and 8 of this Lease, (ii) the Lines therefor (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, and shall be surrounded by a protective conduit reasonably acceptable to Landlord, (iii) any new or existing Lines servicing the Premises shall comply with all applicable governmental laws and regulations, (iv) as a condition to permitting the installation of new Lines, Landlord may require that Tenant remove existing Lines located in or serving the Premises and repair any damage in connection with such removal, and (v) Tenant shall pay all costs in connection therewith.  Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time in violation of any laws or represent a dangerous or potentially dangerous condition.

29.33                     Hazardous Substances.

29.33.1            Definitions.  For purposes of this Lease, the following definitions shall apply:  “Hazardous Material(s)” shall mean any solid, liquid or gaseous substance or material that is described or characterized as a toxic or hazardous substance, waste, material, pollutant, contaminant or infectious waste, or any matter that in certain specified quantities would be injurious to the public health or welfare, or words of similar import, in any of the “Environmental Laws,” as that term is defined below, or any other words which are intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity or reproductive toxicity and includes, without limitation, asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, nuclear or radioactive matter, medical waste, soot, vapors, fumes, acids, alkalis, chemicals, microbial matters (such as molds, fungi or other bacterial matters), biological agents and chemicals which may cause adverse health effects, including but not limited to, cancers and /or toxicity.  “Environmental Laws” shall mean any and all federal, state, local or quasi-governmental laws (whether under common law, statute or otherwise), ordinances, decrees, codes, rulings, awards, rules, regulations or guidance or policy documents now or hereafter enacted or promulgated and as amended from time to time, in any way relating to (i) the protection of the environment, the health and safety of persons (including employees), property or the public welfare from actual or potential release, discharge, escape or emission (whether past or present) of any Hazardous Materials or (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Materials.

29.33.2            Compliance with Environmental Laws.  Landlord covenants that during the Lease Term, Landlord shall comply with all Environmental Laws in accordance with, and as required by, the TCCs of Article 24 of this Lease.  Tenant shall not sell, use, or store in or around the Premises any Hazardous Materials, except if stored, properly packaged and labeled, disposed of and/or used in accordance with applicable Environmental Laws.  In addition, Tenant agrees that it: (i) shall not cause or suffer to occur, the release, discharge, escape or emission of any Hazardous Materials at, upon, under or within the Premises or any contiguous or adjacent premises; (ii) shall notify Landlord promptly following receipt of any knowledge with respect to any actual release, discharge, escape or emission (whether past or present) of any Hazardous Materials at, upon, under or within the Premises; (iii) shall promptly forward to Landlord copies of all orders, notices, permits, applications and other communications and reports in connection with any release, discharge, escape or emission of any Hazardous Materials at, upon, under or within the Premises or any contiguous or adjacent premises, and (iv) in connection with Tenant’s surrender of the Premises upon the expiration or earlier termination of this Lease, Tenant shall deliver the same free of Hazardous Materials brought upon, kept or used in or about the Premises by any persons during the Lease Term or the term of the Original Lease, and shall obtain and provide to Landlord (A) all Hazardous Materials Clearances, (B) evidence from the applicable governmental entities of “closure” of all permits which had been required for Tenant’s use of the Premises, together with “no further action letters” from such applicable governmental entities and a “no further action letter” for unrestricted future use of the Premises, and (C) a Phase I report with regard to the Premises.  Such Phase I report shall be (x) performed by an environmental assessment or engineering firm and on a scope of work acceptable to Landlord in its sole discretion, (y) shall identify Landlord as a beneficiary of such report, and (z) completed no earlier than six (6) months prior to the expiration of this Lease and no later than the Lease Expiration Date; provided, however, in the event this Lease is terminated early for any reason, Tenant shall complete such Phase I report within a commercially reasonable time immediately following such early termination of this Lease.  Such Phase I report shall either (1) indicate that the property shows no evidence of reasonably possible hazardous materials contamination of the building, soil or groundwater; or (2) recommend further investigation of the site, in which event, if such further investigation relates to Tenant’s or the Tenant Parties’ use of the Premises, then it shall be performed by an environmental assessment or engineering firm and on a scope of work acceptable to Landlord in its sole discretion and at the Tenant’s sole expense.  Such additional investigation, if any, shall be completed within sixty (60) days of such recommendation.  Landlord and Tenant hereby agree that for purposes of establishing a baseline, Landlord shall, promptly following the date of this Lease, obtain and provide to Tenant an updated Phase I report with regard to the Premises; provided, however, and Tenant shall reimburse Landlord for one-half (½) of the cost or fees reasonably incurred for such report as Additional Rent.

29.33.3            List of Documents and Operations.  The parties acknowledge that Tenant has delivered to Landlord a list identifying each type of Hazardous Materials to be present on the Premises and setting forth any and all governmental approvals or permits required in connection with the presence of such Hazardous Materials on the Premises (the “Hazardous Materials List”).  Tenant shall deliver to Landlord an updated Hazardous Materials List at least once a year and shall also deliver an updated list before any new Hazardous Material(s) is brought onto to the Premises.  Tenant shall deliver to Landlord true and correct copies of the following documents (the “Haz Mat Documents”) related to the handling, use, storage, disposal and emission of Hazardous Materials prior to the Lease Commencement Date, or if unavailable at that time, concurrent with the receipt from, or submission to, a governmental agency:  permits; approvals; reports; storage and manufacturing plans; notice of violations of any laws; plans relating to the installation of any storage tanks to be installed in or under the Project (provided, said installation of tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent may be withheld in Landlord’s sole and absolute discretion); and all closure plans or any other documents required by any and all federal, state, and local governmental agencies and authorities for any storage tanks installed in, on or under the Project for the closure of any such tanks.  Tenant is not required, however, to provide Landlord with any portion(s) of the Haz Mat Documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities.  It is not the intent of this Section 29.33.3 to provide Landlord with information which could be detrimental to Tenant’s business should such information become possessed by Tenant’s competitors.  In connection with the foregoing, Tenant hereby represents and warrants to Landlord that neither Tenant, or any of its legal predecessors, has been required by any prior landlord, lender or governmental authority at any time to take remedial action in connection with Hazardous Materials contaminating a property which contamination was permitted by Tenant or resulting from Tenant’s action or use of the property in question, and Tenant is not subject to any enforcement order issued by any governmental authority in connection with the use, disposal or storage of a Hazardous Materials.  If Landlord determines that this representation and warranty was not true as of the date of this Lease, Landlord shall have the right to terminate this Lease in Landlord’s sole and absolute discretion.

29.33.4            Landlord’s Right of Environmental Audit.  Landlord may, upon reasonable notice to Tenant, be granted access to and enter the Premises no more than once annually to perform or cause to have performed an environmental inspection, site assessment or audit.  Such environmental inspector or auditor may be chosen by Landlord, in its sole discretion, and be performed at Landlord’s sole expense.  To the extent that the report prepared upon such inspection, assessment or audit, indicates the presence of Hazardous Materials (due to Tenant or the Tenant Parties) in violation of Environmental Laws, or provides recommendations or suggestions to prohibit the release, discharge, escape or emission of any Hazardous Materials (by Tenant or the Tenant Parties) at, upon, under or within the Premises, or to comply with any Environmental Laws related to Tenant’s or the Tenant Parties’ use of the Premises (including the use of Hazardous Materials therein), Tenant shall promptly, at Tenant’s sole expense, comply with any reasonable recommendations or suggestions, including, but not limited to performing such additional investigative or subsurface investigations or remediation(s) as reasonably recommended by such inspector or auditor (taking into account all legal requirements and governmental agency recommendations).  Notwithstanding the above, if at any time, Landlord has actual notice or reasonable cause to believe that Tenant has violated, or permitted any violations of any Environmental Law, then Landlord will be entitled to perform its environmental inspection, assessment or audit at any time, notwithstanding the above mentioned annual limitation, and Tenant must reimburse Landlord for the cost or fees incurred for such as Additional Rent.

29.33.5            Indemnifications.   Landlord agrees to indemnify, defend, protect and hold harmless the Tenant and the Tenant Parties from and against any liability, obligation, damage or costs, including without limitation, attorneys’ fees and costs, resulting directly or indirectly from any use, presence, removal or disposal of any Hazardous Materials to the extent such liability, obligation, damage or costs (i) was a result of actions caused or permitted by Landlord or a Landlord Party, or (ii) arose prior to the date of Tenant’s occupancy of any portion of the Premises, including, without limitation, Tenant’s occupancy of the Premises under the terms of the Original Lease.  Tenant agrees to indemnify, defend, protect and hold harmless Landlord and the Landlord Parties from and against any liability, obligation, damage or costs, including without limitation, attorneys’ fees and costs, resulting directly or indirectly from any use, presence, removal or disposal of any Hazardous Materials or breach of any provision of this section, to the extent such liability, obligation, damage or costs was a result of actions caused or permitted by Tenant or a Tenant Party.  These mutual environmental indemnities shall survive any expiration or termination of this Lease, and are not affected by any claims of breach of any other provisions of this Lease.

29.33.6            Ongoing Obligations.  All obligations of Tenant hereunder not fully performed as of the termination of the Lease Term, including the obligations of Tenant pursuant to this Section 29.33, shall survive the expiration or earlier termination of the Lease, including, without limitation, indemnity obligations, payment obligations with respect to Rent and obligations concerning the condition and repair of the Premises.

29.34                     Development of the Project.

29.34.1            Subdivision.  Landlord reserves the right to further subdivide all or a portion of the Project.  Tenant agrees to execute and deliver, upon demand by Landlord and in the form requested by Landlord, any additional documents needed to conform this Lease to the circumstances resulting from such subdivision, which shall be limited to description of the Project and/or Building.

29.34.2            The Other Improvements.  If portions of the Project or property adjacent to the Project (collectively, the “Other Improvements”) are owned by an entity other than Landlord, Landlord, at its option, may enter into an agreement with the owner or owners of any or all of the Other Improvements to provide (i) for reciprocal rights of access and/or use of the Project and the Other Improvements, (ii) for the common management, operation, maintenance, improvement and/or repair of all or any portion of the Project and the Other Improvements, (iii) for the allocation of a portion of the Direct Expenses to the Other Improvements and the operating expenses and taxes for the Other Improvements to the Project, and (iv) for the use or improvement of the Other Improvements and/or the Project in connection with the improvement, construction, and/or excavation of the Other Improvements and/or the Project; provided that none of the foregoing materially adversely interfere with Tenant’s rights, or increase Tenant’s financial obligations, under this Lease.  Nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord’s right to convey all or any portion of the Project or any other of Landlord’s rights described in this Lease.

29.34.3            Construction of Project and Other Improvements.  Tenant acknowledges that portions of the Project and/or the Other Improvements may be under construction following Tenant’s occupancy of the Premises, and that such construction may result in levels of noise, dust, obstruction of access, etc. which are in excess of that present in a fully constructed project.  Landlord shall use its commercially reasonable efforts to minimize the disruption to Tenant and Tenant’s business from such construction and in no event shall Landlord be entitled to use Tenant’s parking areas for construction staging, storage of equipment or other construction related activities without Tenant’s approval, which may be granted or withheld in

Tenant’s sole discretion.  Tenant hereby waives any and all rent offsets or claims of constructive eviction which may arise in connection with such construction.

29.34.4            Tenant’s Lease of the Entire Project.  To the extent that Tenant leases all of the 10421 Building and the 10445 Building, the terms of this Section 29.34 shall not apply.

29.35                     Central Plant Area.  Tenant has constructed that certain “Central Plant Area” pursuant to the terms of the Original Lease.  Tenant shall continue to maintain such Central Plant Area, at Tenant’s sole cost and expense.  Tenant shall remove such Central Plant Area upon the expiration or earlier termination of this Lease and shall repair any damage to the Building caused by such removal and return the affected portion of the Premises to a building standard tenant improved condition as determined by Landlord.  Such Central Plant Area shall, in all instances, comply with applicable governmental laws, codes, rules and regulations.

29.36                     No Discrimination.  Tenant covenants by and for itself, its heirs, executors, administrators and assigns, and all persons claiming under or through Tenant, and this Lease is made and accepted upon and subject to the following conditions:  that there shall be no discrimination against or segregation of any person or group of persons, on account of race, color, creed, sex, religion, marital status, ancestry or national origin in the leasing, subleasing, transferring, use, or enjoyment of the Premises, nor shall Tenant itself, or any person claiming under or through Tenant, establish or permit such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy, of tenants, lessees, sublessees, subtenants or vendees in the Premises.

29.37                     10445 Premises; Sublease Space; Alternate Temporary Space.  Landlord shall use commercially reasonable efforts to cause the termination of the Nuera Lease (which termination shall occur following the full execution and unconditional delivery [i.e., with no conditions to the effectiveness of such termination agreement outstanding] of a lease termination agreement with respect to the Nuera Lease, in a manner acceptable to Landlord in its sole and absolute discretion) to occur on or before January 31, 2006; provided, however, that Landlord shall have no liability whatsoever to Tenant relating to or arising from Landlord’s inability or failure to enter into such a termination agreement or deliver the 10445 Premises to Tenant, or Landlord’s delay in entering into such a termination agreement or delivering the 10445 Premises to Tenant.

29.37.1            Nuera Sublease.  In the event that Landlord in unable to timely cause the termination of the Nuera Lease on or before January 31, 2006, then commencing as of such date, Tenant shall use good faith, diligent efforts to enter into a sublease agreement directly with Nuera (the “Nuera Sublease”) on terms acceptable to Tenant in its reasonable discretion, whereby Tenant would sublease from Nuera at least 20,000 rentable square feet of the 10445 Premises and which Nuera Sublease would commence no later than June 1, 2006.  The parties hereto acknowledge that Landlord is using, and Landlord agrees to continue to use commercially reasonable efforts to assist Tenant in entering into such Nuera Sublease.  Landlord shall have no liability whatsoever to Tenant relating to or arising from any inability of Tenant to enter into such Nuera Sublease or any delay in Tenant’s occupancy of the sublease premises under such Nuera Sublease.

29.37.2            Temporary Space. In the event that Landlord in unable to timely cause the termination of the Nuera Lease as set forth in Section 29.37, above, and in the event that despite Tenant’s good faith, diligent efforts, Tenant is unable to enter into such Nuera Sublease as set forth in Section 39.37.1, above (which failure shall be deemed not to have occurred in the event that Tenant refuses to enter into the Nuera Sublease on commercially reasonable terms) on or before June 1, 2006, then no later than June 1, 2006, Landlord shall provide Tenant with at least 20,000 rentable square feet of space in the building located at 6340 Sequence Drive, San Diego, California  92121 (the “Temporary Space”).  The term of Tenant’s lease of the Temporary Space shall terminate on the date (the “Temporary Space Expiration Date”) which is ninety-one (91) days following the date upon which Landlord tenders possession of all or any portion of the 10445 Premises to Tenant.  Tenant’s possession of the Temporary Space shall be subject to the terms and conditions of this Lease as though such Temporary Space were included in the Premises, except that (A) Tenant shall not be required to pay Base Rent or, generally, Tenant’s Share of the Direct Expenses otherwise attributable to such Temporary Space during Tenant’s period of occupancy of the Temporary Space; provided, however, Tenant shall pay for all utilities and other costs incurred in connection with Tenant’s use and occupancy of the Temporary Space, (B) Tenant shall have no right to assign, sublease or otherwise transfer its interest with respect to the Temporary Space, (C) Tenant shall accept the Temporary Space in its existing “as is” condition, (D) Tenant shall not make any alterations or improvements to the Temporary Space or any portion thereof, without Landlords prior written approval, which approval may be withheld in Landlord’s sole discretion, (E) the terms of the Tenant Work Letter shall be inapplicable to the Temporary Space, and (F) Landlord shall have no obligation to provide or pay for improvements of any kind with respect to the Temporary Space.   Tenant shall vacate and surrender the Temporary Space to Landlord on or before the Temporary Space Expiration Date in as good order and condition as when Tenant took possession, reasonable wear and tear excepted.  Tenant shall be solely responsible for all costs incurred in connection with moving in and out of the Temporary Space.

ARTICLE 30

RIGHT OF FIRST NEGOTIATION

30.1                           Landlord’s Right of First Negotiation. Throughout the Lease Term, in the event that Tenant desires to lease, sublease or purchase space (other than the Premises) within San Diego County, then prior to communicating such space requirement to the marketplace (whether through distribution of a “request for proposal” therefor or otherwise), Tenant shall first provide Landlord with ten (10) business days advance written notice of such space requirement, which notice shall set forth the general terms of such space requirements.  During the ten (10) business days following Landlord’s receipt of such notice, Landlord shall have the right to submit to Tenant a proposal with respect to such requirements, and Tenant agrees to consider any such proposal in good faith and to meet with Landlord discuss its offer.  Neither such notice nor any proposal shall create any binding obligation on the part of either party, including any obligation to enter into or continue any negotiations with respect thereto.  Landlord agrees to maintain the confidentiality of Tenant’s space requirements (unless and until Tenant makes such space requirement public), and Tenant agrees to maintain the confidentiality of any proposal by Landlord, and the parties shall not to disclose the same to any parties other than their respective financial, legal, and space planning consultants, and except as required to be disclosed by any

applicable law or regulation.   Tenant’s obligation to provide Landlord such notice and opportunity to submit a proposal shall expire at such time as the named Landlord hereunder transfers the Property to any party other than an affiliated entity which controls, in controlled by or under common control as the named Landlord.

[continued on the following page]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

“LANDLORD”:

KILROY REALTY, L.P.,
a Delaware limited partnership

By:	Kilroy Realty Corporation,
a Maryland corporation,
General Partner

	By	: /s/ Jeffrey C. Hawken

Its: Executive Vice President

Chief Operating Officer

	By:	/s/ Steve Scott

Its: Senior Vice President

“TENANT”:

FAVRILLE, INC.,
a Delaware corporation

By:	/s/ John P. Longenecker

	Its:	President and CEO

By:	/s/ Tamara A. Seymour

	Its:	Chief Financial Officer

EXHIBIT A

PACIFIC CORPORATE CENTER

OUTLINE OF PREMISES

[ATTACHED]

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EXHIBIT B

PACIFIC CORPORATE CENTER

TENANT WORK LETTER

[ATTACHED]

1

EXHIBIT B

PACIFIC CORPORATE CENTER

TENANT WORK LETTER

This Tenant Work Letter shall set forth the terms and conditions relating to the construction of the Premises.  This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises.  All references in this Tenant Work Letter to Articles or Sections of “this Lease” shall mean the relevant portions of Articles 1 through 29 of the Amended and Restated Office Lease to which this Tenant Work Letter is attached as Exhibit B, and all references in this Tenant Work Letter to Sections of “this Tenant Work Letter” shall mean the relevant portions of Sections 1 through 5 of this Tenant Work Letter.

SECTION 1

PREMISES

Landlord and Tenant acknowledge that Tenant has been occupying the Premises pursuant to the Original Lease.  Except as specifically set forth herein or in the Lease, Landlord shall not be obligated to construct or install any improvements or facilities of any kind in the Premises, and Tenant shall continue to accept the Premises in its currently-existing, “as-is” condition, subject to Landlord express obligations set forth in Article 7 of this Lease, including, without limitation, with respect to the Building Structure.

SECTION 2

TENANT IMPROVEMENTS

2.1                                 Improvement Allowance.  Tenant shall be entitled to a one-time improvement allowance (the “Improvement Allowance”) in the amount of Ten Million and No/100 Dollars ($10,000,000.00) for the costs relating to the “hard costs” of the construction of Tenant’s improvements which are permanently affixed to the Premises (the “Tenant Improvements”) and Landlord and Tenant hereby acknowledge and agree that all such Tenant Improvements shall, upon completion of the same, be and become a part of the Premises and the property of Landlord.  In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Improvement Allowance.

2.2                                 Disbursement of the Improvement Allowance.

2.2.1                        Improvement Allowance Items.  Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord’s disbursement process) for costs related to the construction of the Tenant Improvements and for the following items and costs (collectively the “Improvement Allowance Items”):

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2.2.1.1               The hard cost of construction of the Tenant Improvements, including, without limitation, testing and inspection costs, freight elevator usage, hoisting and trash removal costs, and contractors’ fees and general conditions;

2.2.1.2               The cost of any changes in the Base Building when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), provided that such cost shall not include any architectural and/or engineering fees and expenses incurred in connection therewith;

2.2.1.3               The cost of any changes to the Tenant Improvements required by Code;

2.2.1.4               The cost of the “Landlord Supervision Fee,” as that term is defined in Section 4.2.2 of this Tenant Work Letter; and

2.2.1.5               All other costs required or allowed by the terms of this Tenant Work Letter to be expended by Landlord in connection with the construction of the Tenant Improvements.

Tenant expressly acknowledges and agrees that no portion of the Improvement Allowance may be used for any “soft costs” in connection with the design, permitting or construction of the Tenant Improvements, which soft costs shall include, without limitation, (i) payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Work Letter, (ii) the payment of plan check, permit and license fees relating to construction of the Tenant Improvements, and (iii) the cost of any of Tenant’s furniture, fixtures or equipment.

2.3                                 Standard Tenant Improvement Package.  Landlord has established specifications (the “Building Standard Tenant Improvements”) for the Building standard components to be used in the construction of the Tenant Improvements in the office areas of the Premises, which Building Standard Tenant Improvements are set forth on Schedule 1, attached hereto.  The quality of Tenant Improvements shall be equal to or of greater quality than the quality of the Building Standard Tenant Improvements.

2.4                                 Removal of Above Building Standard Tenant Improvements.  “Above Standard Tenant Improvements” shall mean (a) any part of the office portions of the Tenant Improvements which do not constitute Building Standard Tenant Improvements; (b) a configuration of the Tenant Improvements which is not usual and customary for either normal occupancy or generic wet/dry lab space; and (c) Tenant Improvements of a nature specific to the cGMP Standards.  Landlord may require that Tenant, upon the expiration or any earlier termination of this Lease, remove any Above Standard Tenant Improvements in the lab portion of the Premises identified by Landlord concurrently with Landlord’s review and approval of the Approved Working Drawings to the extent such Tenant Improvements are unique and particular to Tenant vis-à-vis generic wet/dry lab space (collectively, the “Extraordinary Alterations”), and to repair any damage to the Premises and Building caused by such removal (reasonable wear and tear excepted); provided, however, if Landlord, in its approval of any Above Standard Tenant Improvements, fails to address the removal requirement with regard to particular Above

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Standard Tenant Improvements, Landlord shall be deemed to have agreed to waive the removal requirement with regard to such particular Above Standard Tenant Improvements; provided further, however, in no event shall identified Extraordinary Alterations include improvements which are industry standard improvements in research and development wet labs.

SECTION 3

CONSTRUCTION DRAWINGS

3.1                                 Selection of Architect/Construction Drawings.  Tenant shall retain an architect/space planner selected by Tenant, subject to Landlord’s reasonable approval (the “Architect”) to prepare the “Construction Drawings,” as that term is defined in this Section 3.1.  Tenant shall retain the engineering consultants selected by Tenant, subject to Landlord’s reasonable approval (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Premises, which work is not part of the Base Building.  Landlord shall approve or disapprove of Tenant’s proposed Architect or Engineers, as the case may be, within five (5) business days following Tenant’s submission of the name(s) of Tenant’s proposed Architects or Engineers, respectively, together with all documentation and other information reasonably required by Landlord.  The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.”  All Construction Drawings shall comply with the drawing format and specifications determined by Landlord, and shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld.  Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith.  Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters.  Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant’s waiver and indemnity set forth in this Lease shall specifically apply to the Construction Drawings.

3.2                                 Final Space Plan.  Tenant shall supply Landlord with four (4) copies signed by Tenant of its final space plan for the Premises before any architectural working drawings or engineering drawings have been commenced.  The final space plan (the “Final Space Plan”) shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein.  Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan.  Landlord shall, within ten (10) business days after Landlord’s receipt of the Final Space Plan, (i) approve the Final Space Plan, (ii) approve the Final Space Plan subject to specified conditions to be complied with when the Final Working Drawings are submitted by Tenant to Landlord, or (iii) disapprove the Final Space Plan and return the same to Tenant with detailed requested revisions.  If Landlord disapproves the Final Space Plan, Tenant shall resubmit the Final Space Plan to Landlord, and

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Landlord shall approve or disapprove of the resubmitted Final Space Plan, based upon the criteria set forth in this Section 3.2 (except that Landlord’s disapproval of the Final Space Plan, as resubmitted, shall be final), within five (5) business days after Landlord receives such resubmitted Final Space Plan.  If Tenant is so advised, Tenant shall promptly cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require.

3.3                                 Final Working Drawings.  After the Final Space Plan has been approved by Landlord, Tenant shall supply the Engineers with a complete listing of standard and non-standard equipment and specifications, including, without limitation, B.T.U. calculations, electrical requirements and special electrical receptacle requirements for the Premises, to enable the Engineers and the Architect to complete the “Final Working Drawings” (as that term is defined below) in the manner as set forth below.  Upon the approval of the Final Space Plan by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and Architect shall compile architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (which may be done by subspecialty if such subspecialty will be separately permitted by the City) (collectively, the “Final Working Drawings”) and shall submit the same to Landlord for Landlord’s approval.  Tenant shall supply Landlord with four (4) copies signed by Tenant of such Final Working Drawings.  Landlord shall, within ten (10) business days after Landlord’s receipt of the Final Working Drawings, (i) approve the Final Working Drawings, (ii) approve the Final Working Drawings subject to specified conditions to be satisfied by Tenant prior to submitting the Approved Working Drawings for permits as set forth in Section 3.4, below, or (iii) disapprove the Final Working Drawings and return the same to Tenant with detailed requested revisions.  If Landlord disapproves the Final Working Drawings, Tenant shall resubmit the Final Working Drawings to Landlord, and Landlord shall approve or disapprove of the resubmitted Final Working Drawings (except that Landlord’s disapproval of the Final Working Drawings, as resubmitted, shall be final), within five (5) business days after Landlord receives such resubmitted Final Working Drawings.  If Tenant is so advised, Tenant shall immediately revise the Final Working Drawings in accordance with such review and any disapproval of Landlord in connection therewith.  In addition, if the Final Working Drawings or any amendment thereof or supplement thereto shall require alterations in the Base Building (as contrasted with the Tenant Improvements), and if Landlord in its sole and exclusive discretion agrees to any such alterations, and notifies Tenant of the need and cost for such alterations, then Tenant shall pay, at its sole cost and expense, the cost of such required changes upon receipt of bills therefor.

3.4                                 Approved Working Drawings.  Notwithstanding anything in this Tenant Work Letter to the contrary, Tenant shall not commence (or allow the commencement of) the construction of the Tenant Improvements until the Final Working Drawings are approved in writing by Landlord (the “Approved Working Drawings”).  After approval by Landlord of the Final Working Drawings, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits.  Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of

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occupancy.  Subject to the terms of Section 4.2.1, below, no changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent may not be unreasonably withheld.

SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1                                 The Contractor.  Tenant shall select, subject to Landlord’s reasonable approval, three (3) licensed general contractors (the “Bidding Contractors”) to bid on the construction of the Tenant Improvements.  Following such selection, Tenant shall solicit bids from the Bidding Contractors and, following such bidding process, shall select which Bidding Contractor shall be the contractor to construct the Tenant Improvements (the “Contractor”).  Landlord shall independently retain the Contractor to construct the Tenant Improvements in accordance with the Approved Working Drawings.  All subcontractors, materialmen and suppliers are subject to Tenant’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed,

4.2                                 Construction of Tenant Improvements by Contractor under the Supervision of Landlord and Tenant.

4.2.1                        Construction Contract; Over-Allowance Amount.  Landlord and Tenant shall jointly negotiate and prepare the form of the construction contract (the “Contract”) to be executed by and between Landlord and the Contractor.  Notwithstanding the foregoing, the Contract shall expressly state that all “change orders” which (x) involve the expenditure of more than $25,000.00 in the aggregate; (y) adversely affect the systems and equipment of the Building or the Building Structure, or (z) adversely affect the exterior appearance of the Building, must be approved in advance by Landlord and Tenant in writing.  Prior to the commencement of the construction of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements, Landlord shall submit to Tenant, for Tenant’s review and approval, a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred, as set forth more particularly in Sections 2.2.1.1 through 2.2.1.5, above, in connection with the design and construction of the Tenant Improvements, which costs form a basis for the amount of the Contract (the “Final Costs”).  Prior to the commencement of construction of the Tenant Improvements, Tenant and Landlord shall identify the amount (the “Over-Allowance Amount”) equal to the difference between the amount of the Final Costs and the Improvement Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the commencement of construction of the Tenant Improvements).  To the extent there exists an Over-Allowance Amount, then following Landlord’s disbursement of ninety percent (90%) of the Improvement Allowance to the Contractor (i.e., all of such Improvement Allowance minus a ten percent (10%) retention (the “Final Retention”) which Final Retention shall only be disbursed by Landlord to the Contractor following the completion of the Tenant Improvements and in accordance with the terms of the Contract), Tenant shall, at Tenant’s sole cost, pay to Contractor an amount equal to the total amount then due and owing to the Contractor (other than any corresponding Final Retention which shall be paid concurrently with Landlord’s payment of its portion of the Final Retention to the Contractor), and such payment by Tenant shall be a condition to Landlord’s obligation to pay the Final Retention.  In

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no event shall any delays resulting from any failure by Tenant to pay any such amount be deemed to be a Landlord Caused Delay (as that term is defined in Section 5.1, below).  In the event that, after the Final Costs have been determined, any revisions, changes, or substitutions shall be made to the Construction Drawings or the Tenant Improvements, any additional costs which arise in connection with such revisions, changes or substitutions or any other additional costs shall be deemed to be an addition to the Over-Allowance Amount.

4.2.2                        Supervision of Contractor.  Landlord and Tenant shall jointly supervise the construction of the Tenant Improvements by Contractor.  Landlord and Tenant shall mutually cooperate with each other in all phases of such supervision in order to for the Tenant Improvements to be completed in a timely manner in accordance with the Approved Working Drawings.  Notwithstanding such joint supervision, Tenant shall pay a construction supervision and management fee (the “Landlord Supervision Fee”) to Landlord in an amount equal to the product of (A) one percent (1%), and (B) the costs incurred with the Improvement Allowance Items identified in Sections 2.2.1.1 – 2.2.1.3, and 2.2.1.5 (whether paid for via the Improvement Allowance or as an Over-Allowance Amount, which Landlord Supervision Fee shall be for services relating to the coordination of the construction of the Tenant Improvements.

4.2.3                        Contractor’s Warranties and Guaranties.  Landlord hereby assigns to Tenant all warranties and guaranties by Contractor relating to the Tenant Improvements, and Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Tenant Improvements and which claims are covered by such warranties.

4.2.4                        Indemnity.  Tenant’s indemnity of Landlord as set forth in this Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities incurred by Landlord Parties and related in any way to any act or omission of Tenant or Tenant’s Architect at the Project; provided, however, that the foregoing indemnity shall not apply to the extent of Landlord’s gross negligence or willful misconduct.

4.2.5                        Requirements of Contractor.  The Contractor shall guarantee to Landlord and for the benefit of Tenant that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof, and that the Contractor shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the later to occur of (i) completion of the work performed by such contractor or subcontractors and (ii) the Lease Commencement Date.  The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Tenant Improvements, and/or the Building and/or common areas that may be damaged or disturbed thereby.  All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and may be directly enforced by either.  Landlord covenants to give to Tenant any assignment or other assurances which may be necessary to effect such right of direct enforcement.

4.2.6                        Insurance Requirements.

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4.2.6.1               General Coverages.  Contractor and all subcontractors shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in this Lease.

4.2.6.2               Special Coverages.  “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of the Tenant Improvements, and such other insurance as Landlord may require, it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to this Lease immediately upon completion thereof.  Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord including, but not limited to, the requirement that all Contractor and all subcontractors shall carry excess liability and Products and Completed Operation Coverage insurance, each in amounts not less than $500,000 per incident, $1,000,000 in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in this Lease.

4.2.6.3               General Terms.  Certificates for all insurance carried pursuant to this Section 4.2.6.3 shall be delivered to Landlord and Tenant before the commencement of construction of the Tenant Improvements and before the Contractor’s equipment is moved onto the site.  All such policies of insurance must contain a provision that the company writing said policy will give Landlord and Tenant thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance.  In the event that the Tenant Improvements are damaged by any cause during the course of the construction thereof, Landlord shall immediately repair the same.  Landlord shall use commercially reasonable efforts to ensure that Contractor and all subcontractors maintain all of the foregoing insurance coverage in force until the Tenant Improvements are fully completed and accepted by Tenant, except for any Products and Completed Operation Coverage insurance, which is to be maintained for ten (10) years following completion of the work and acceptance by Landlord and Tenant.  All policies carried under this Section 4.2.6.3 shall insure Landlord and Tenant, as their interests may appear, as well as Contractor and Tenant’s Agents.  Landlord shall use commercially reasonable efforts to ensure that all insurance, except Workers’ Compensation, maintained by Contractor and all subcontractors shall preclude subrogation claims by the insurer against anyone insured thereunder.  Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder.  The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.4 of this Tenant Work Letter.

4.2.7                        Governmental Compliance.  The Tenant Improvements shall comply in all respects with the following:  (i) the Code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.

4.2.8                        Inspection.  Landlord and Tenant shall each have the right to inspect the Tenant Improvements at all times, provided however, that Landlord’s or Tenant’s failure to

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inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord’s or Tenant’s, respectively, rights hereunder nor shall any such inspection of the Tenant Improvements constitute either party’s approval of the same.  Should either party disapprove any portion of the Tenant Improvements based on the failure of the Tenant Improvements to conform to the Final Working Drawings, the disapproving party shall notify the other in writing of such disapproval and shall specify the items disapproved.  Any defects or deviations in, and/or such disapproval of, the Tenant Improvements shall be rectified by Landlord.

4.2.9                        Meetings.  Commencing upon Tenant’s selection of the Contractor and Architect, Landlord and Tenant shall hold regular meetings at a reasonable time (but in no event to be required more often than weekly), with the Architect and the Contractor (or their agents) regarding the progress of the preparation of Construction Drawings and the construction of the Tenant Improvements, which meetings shall be held at a location reasonably designated by Tenant or, in Landlord’s discretion, at the Premises.  In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord.  One such meeting each month shall include the review of Contractor’s current request for payment.

4.3                                 Notice of Completion; Copy of Record Set of Plans.  Within ten (10) days after completion of construction of the Tenant Improvements, Landlord shall cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Tenant upon such recordation.  If Landlord fails to do so, Tenant may execute and file the same on behalf of Landlord as Landlord’s agent for such purpose, at Landlord’s sole cost and expense.  At the conclusion of construction, (i) Landlord and Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of this Lease, and (C) to deliver to Landlord and Tenant two (2) sets of copies of such record set of drawings within ninety (90) days following issuance of a certificate of occupancy for the Premises, and (ii) Landlord shall deliver to Tenant a copy, bound in a binder (with an index), of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.

4.4                                 Cooperation and Joint Efforts.  Landlord and Tenant hereby acknowledge that the design and construction of the Tenant Improvements will require both of Landlord and Tenant to mutually cooperate in good faith, using diligent and commercially reasonable efforts to reach agreement or otherwise cooperate in connection with a significant amount of design and construction milestones and action items, only the most significant of which milestones and items are specifically addressed in this Tenant Work Letter.  Landlord and Tenant each hereby commit to so cooperate in good faith, and to use such diligent and commercially reasonable efforts.  Such cooperative efforts shall include the parties’ prompt sharing of information with regard to municipal or local planning group meetings which may affect the construction of the Tenant Improvements so as to provide all relevant parties an opportunity to attend the same.

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SECTION 5

LANDLORD CAUSED DELAY

5.1                                 Landlord Caused Delays.  If there shall be a delay or there are delays in the “Substantial Completion of the Tenant Improvements” (as that term is defined in Section 5.4, below) due to a “Landlord Caused Delay,” then Tenant shall be entitled to the “Substantial Completion Rent Abatement” as more particularly set forth in Section 5.3, below.  As used in this Tenant Work Letter, “Landlord Caused Delay” shall mean actual delays to the extent resulting from the acts or omissions of Landlord including, but not limited to (i) failure of Landlord to timely approve or disapprove any Construction Drawings; (ii) material and unreasonable interference by Landlord, its agents, employees or contractors with the Substantial Completion of the Tenant Improvements and which objectively preclude or delay the construction of tenant improvements in the Building by any person, which interference relates to access by Tenant, or the Contractor to the Building or any Building facilities (including loading docks and freight elevators) or service (including temporary power and parking areas as provided herein) during normal construction hours, or the use thereof during normal construction hours; (iii) delays due to the acts or failures to act of Landlord, its agents, employees or contractors including without limitation any such acts or failures to act with respect to payment of the Improvement Allowance.

5.2                                 Determination of a Landlord Caused Delay.  If Tenant contends that a Landlord Caused Delay has occurred, Tenant shall immediately notify Landlord in writing (the “Delay Notice”) of the event that constitutes such Landlord Caused Delay.  If such action, inaction or circumstance qualifies as a Landlord Caused Delay, then a Landlord Caused Delay shall be deemed to have occurred commencing on the date such action, inaction or circumstance first occurred, and ending on the date such delay ends.  Each day during such period shall be referred to herein as a “Landlord Delay Day;” provided, however, to the extent Tenant is aware (or using commercially reasonable due diligence, should be aware) of an event that otherwise constitutes a Landlord Caused Delay and fails to immediately provide a Delay Notice to Landlord, then the number of Landlord Delay Days shall be reduced by the number of calendar days occurring during the period commencing on the date when Tenant became aware (or using commercially reasonable due diligence, should have become aware) of such event and the date upon which Tenant actually provides a Delay Notice to Landlord in connection with the same.

5.3                                 Substantial Completion Rent Abatement.  In the event a Landlord Delay shall be determined to have occurred as set forth in Section 5.2, above, then commencing on February 1, 2007, and continuing for each Landlord Delay Day (such period, the “Substantial Commencement Rent Abatement Period”), Tenant shall receive a day-for-day abatement of the Base Rent otherwise attributable to the 10421 Premises (as opposed to the 10445 Premises) (the “Substantial Completion Rent Abatement”) for each Landlord Delay Day.

5.4                                 Definition of Substantial Completion of the Tenant Improvements.  For purposes of this Section 5, “Substantial Completion of the Tenant Improvements” shall mean completion of construction of the Tenant Improvements in the Premises pursuant to the Approved Working Drawings as evidenced by a Certificate of Completion from the Architect,

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with the exception of any punch list items and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of Contractor.

SECTION 6

MISCELLANEOUS

6.1                                 Tenant’s Representative.  Tenant has designated Richard Murawski and Tamara Seymour as its representatives with respect to the matters set forth in this Tenant Work Letter, each of whom shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

6.2                                 Landlord’s Representative.  Landlord has designated Jim Edwards as its sole representatives with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

6.3                                 Time of the Essence in This Tenant Work Letter.  Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days.  If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

6.4                                 Tenant’s Lease Default.  Notwithstanding any provision to the contrary contained in this Lease, if an economic or material default (after applicable notice and cure periods, if any) as described in the Lease or this Tenant Work Letter has occurred at any time on or before the substantial completion of the Tenant Improvements, then (i) in addition to all other rights and remedies granted to Landlord pursuant to this Lease, Landlord shall have the right to withhold payment of all or any portion of the Improvement Allowance(in which case, Tenant shall be responsible for any delay in the substantial completion of the Premises caused thereby), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of this Lease (in which case, Tenant shall be responsible for any delay in the substantial completion of the Premises caused by such inaction by Landlord).

6.5                                 No Constructive Eviction.  Tenant hereby acknowledges that, notwithstanding Tenant’s occupancy of the Premises during the construction of the Tenant Improvements by Landlord, Landlord shall be permitted to construct the Tenant Improvements in the Premises during normal business hours, in accordance with a schedule agreed to by Landlord and Tenant. Such schedule may involve construction outside business hours as requested by Tenant, and Tenant hereby acknowledges that such scheduling may involve overtime or other cost premiums which may increase the cost of the construction of the Tenant Improvements.  Since Tenant is currently occupying the Premises, Landlord agrees that it shall use commercially reasonable efforts to perform the Tenant Improvements in a manner so as to minimize interference with Tenant use of the Premises.  Tenant shall cooperate in good faith with Landlord and Landlord’s construction schedule so that the Tenant Improvements will be completed in a timely manner, and Tenant shall provide a clear working area for such work, if necessary (including, but not limited to, the moving of furniture, fixtures and Tenant’s property away from the area in which

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Landlord is constructing the Tenant Improvements).  Tenant hereby agrees that the construction of the Tenant Improvements shall in no way constitute a constructive eviction of Tenant nor (except as provided in Section 5 of this Tenant Work Letter) entitle Tenant to any abatement of rent.  Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Tenant Improvements, nor (except to the extent arising due to the gross negligence or willful misconduct of Landlord or any of its employees or agents, or the breach by Landlord of its obligations herein) shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Tenant Improvements or Landlord’s actions in connection with the Tenant Improvements, or for any inconvenience or annoyance occasioned by the Tenant Improvements or Landlord’s actions in connection with the Tenant Improvements.

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SCHEDULE 1

BUILDING STANDARD TENANT IMPROVEMENTS

[ATTACHED]

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EXHIBIT C

PACIFIC CORPORATE CENTER

NOTICE OF LEASE TERM DATES

To:

Re:                               Office Lease dated                          , 200    between                                  , a                                      (“Landlord”), and                                       , a                                            (“Tenant”) concerning Suite              on floor(s)                    of the office building located at                                                  ,                              , California.

Gentlemen:

In accordance with the Office Lease (the “Lease”), we wish to advise you and/or confirm as follows:

1.                                       The Lease Term shall commence on or has commenced on                                   for a term of                                   ending on                                  .

2.                                       Rent commenced to accrue on                                  , in the amount of                                  .

3.                                       If the Lease Commencement Date is other than the first day of the month, the first billing will contain a pro rata adjustment.  Each billing thereafter, with the exception of the final billing, shall be for the full amount of the monthly installment as provided for in the Lease.

4.                                       Your rent checks should be made payable to                                   at                                  .

5.                                       The exact number of rentable/usable square feet within the Premises is                              square feet.

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6.                                       Tenant’s Share as adjusted based upon the exact number of usable square feet within the Premises is                             %.

“Landlord”:

,
a

By:
Its:

Agreed to and Accepted as of , 200 .

“Tenant”:

a

By:
Its:

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EXHIBIT D

PACIFIC CORPORATE CENTER

RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the following Rules and Regulations.  Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Project; provided, however, in no event shall Landlord enforce such Rules and Regulations in a discriminatory manner to the detriment of Tenant.  In the event of any conflict between the Rules and Regulations and the other provisions of this Lease, the latter shall control.

1.                                       Safes and other heavy objects shall, if reasonably considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight.  Landlord will not be responsible for loss of or damage to any such safe or property in any case.  Any damage to any part of the Building, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility and expense of Tenant.

2.                                       The requirements of Tenant will be attended to only upon application at Landlord’s management office or at such office location designated by Landlord.  Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.

3.                                       No advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by Tenant on any part of the Pacific Corporate Center without the prior written consent of the Landlord.  Tenant shall not disturb, solicit, peddle, or canvass any occupant of the Pacific Corporate Center and shall cooperate with Landlord and its agents of Landlord to prevent same.

4.                                       Tenant shall not overload the floor of the Premises.

5.                                       Tenant shall not use or keep in or on the Premises, the Building, or the Project any kerosene, gasoline, explosive material, corrosive material, material capable of emitting toxic fumes, or other inflammable or combustible fluid chemical, substitute or material, except in compliance with applicable law.  Tenant shall maintain material safety data sheets for any Hazardous Material used or kept on the Premises.

6.                                       Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises to the extent the same is noticeable in the Common Areas of the Pacific Corporate Center or which affects other tenants of the Pacific Corporate Center.  Tenant shall not throw anything out of doors, windows or skylights.

7.                                       No cooking shall be done or permitted on the Premises (unless Tenant receives Landlord’s prior written approval to install a cafeteria for its employees in the Premises), nor shall the Premises be used for lodging.  Notwithstanding the foregoing, Underwriters’ laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and

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brewing coffee, tea, hot chocolate and similar beverages for employees and visitors, provided that such use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations.

8.                                       Intentionally Omitted.

9.                                       Tenant shall store all its trash and garbage within the interior of the Premises or in the appropriate external trash area(s) for the Building.  No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in San Diego, California without violation of any law or ordinance governing such disposal; provided, however, Tenant may maintain separate trash enclosures for the storage of non-conforming disposal items to the extent Tenant satisfies and complies with any applicable laws or other governmental regulations relating to the storage and disposal thereof.  If the Premises is or becomes infested with vermin as a result of the use or any misuse or neglect of the Premises by Tenant, its agents, servants, employees, contractors, visitors or licensees, Tenant shall forthwith, at Tenant’s expense, cause the Premises to be exterminated from time to time to the satisfaction of Landlord and shall employ such licensed exterminators as shall be approved in writing in advance by Landlord.

10.                                 Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by any governmental agency.

11.                                 Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without the prior written consent of Landlord.  Tenant shall be responsible for any damage to the window film on the exterior windows of the Premises and shall promptly repair any such damage at Tenant’s sole cost and expense.

12.                                 Tenant must comply with requests by the Landlord concerning the informing of their employees of items of reasonable importance to the Landlord vis-à-vis the operation of the Project and the Pacific Corporate Center.

13.                                 Tenant must comply with any applicable “NO-SMOKING” Ordinances.  If Tenant is required under the ordinance to adopt a written smoking policy, a copy of said policy shall be on file in the office of the Building.  Additionally, Tenant must provide at least one area within the Premises in which its employees, invitees and visitors may smoke, to the extent such area is required by law.

14.                                 Tenant hereby acknowledges that Landlord shall have no obligation to provide guard service or other security measures for the benefit of the Premises, the Building or the Project.  Tenant hereby acknowledges and agrees that Landlord shall have no responsibility for the protection of Tenant and its agents, employees, contractors, invitees and guests, and the property thereof, from acts of third parties, including keeping doors locked and other means of entry to the Premises closed, whether or not Landlord, at its option, elects to provide security protection for the Project or any portion thereof.  Tenant further assumes the risk that any safety and security devices, services and programs which Landlord elects, in its sole discretion, to provide may not be effective, or may malfunction or be circumvented by an unauthorized third

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party, and Tenant shall, in addition to its other insurance obligations under this Lease, obtain its own insurance coverage to the extent Tenant desires protection against losses related to such occurrences.  Tenant shall cooperate in any reasonable safety or security program developed by Landlord or required by law.

15.                                 No auction, liquidation, fire sale, going-out-of-business or bankruptcy sale shall be conducted in the Premises without the prior written consent of Landlord.

16.                                 No tenant shall use or permit the use of any portion of the Premises for living quarters, sleeping apartments or lodging rooms.

Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable, non-discriminatory Rules and Regulations as in Landlord’s judgment may from time to time be necessary (relative to a building occupied solely by one tenant) for the management, safety, care and cleanliness of the Premises, Building, the Common Areas and the Project, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein.  Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Project; provided, however, in no event shall Landlord enforce such Rules and Regulations in a discriminatory manner to the detriment of Tenant.  Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

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EXHIBIT E

PACIFIC CORPORATE CENTER

FORM OF TENANT’S ESTOPPEL CERTIFICATE

The undersigned as Tenant under that certain Office Lease (the “Lease”) made and entered into as of               , 200     by and between                             as Landlord, and the undersigned as Tenant, for Premises on the                             floor(s) of the office building located at                            ,                            , California                            , certifies as follows:

1.                                       Attached hereto as Exhibit A is a true and correct copy of the Lease and all amendments and modifications thereto.  The documents contained in Exhibit A represent the entire agreement between the parties as to the Premises.

2.                                       The undersigned currently occupies the Premises described in the Lease, the Lease Term commenced on                            , and the Lease Term expires on                            , and the undersigned has no option to terminate or cancel the Lease or to purchase all or any part of the Premises, the Building and/or the Project.

3.                                       Base Rent became payable on                            .

4.                                       The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A.

5.                                       Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows:

6.                                       Intentionally Omitted.

7.                                       All monthly installments of Base Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through                            .  The current monthly installment of Base Rent is $                                                      .

8.                                       All conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder.  In addition, the undersigned has not delivered any notice to Landlord regarding a default by Landlord thereunder.

9.                                       No rental has been paid more than thirty (30) days in advance and no security has been deposited with Landlord except as provided in the Lease.

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10.                                 As of the date hereof, there are no existing defenses or offsets, or, to the undersigned’s knowledge, claims or any basis for a claim, that the undersigned has against Landlord.

11.                                 If Tenant is a corporation or partnership, each individual executing this Estoppel Certificate on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.

12.                                 There are no actions pending against the undersigned under the bankruptcy or similar laws of the United States or any state.

13.                                 Other than in compliance with all applicable laws and incidental to the ordinary course of the use of the Premises, the undersigned has not used or stored any hazardous substances in the Premises.

14.                                 To the undersigned’s knowledge, all tenant improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by the undersigned and all reimbursements and allowances due to the undersigned under the Lease in connection with any tenant improvement work have been paid in full.

The undersigned acknowledges that this Estoppel Certificate may be delivered to Landlord or to a prospective mortgagee or prospective purchaser, and acknowledges that said prospective mortgagee or prospective purchaser will be relying upon the statements contained herein in making the loan or acquiring the property of which the Premises are a part and that receipt by it of this certificate is a condition of making such loan or acquiring such property.

Executed at                             on the           day of                            , 200      .

“Tenant”

,
a

By:
Its:

By:
Its:

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EXHIBIT F

PACIFIC CORPORATE CENTER

KILROY REALTY

RECORDING REQUESTED BY

AND WHEN RECORDED RETURN TO:

ALLEN MATKINS LECK GAMBLE

& MALLORY LLP

1901 Avenue of the Stars

18th Floor

Los Angeles, California 90067

Attention:  Anton N. Natsis, Esq.

RECOGNITION OF COVENANTS,

CONDITIONS, AND RESTRICTIONS

This Recognition of Covenants, Conditions, and Restrictions (this “Agreement”) is entered into as of the      day of                 , 200    , by and between                                      (“Landlord”), and                                   (“Tenant”), with reference to the following facts:

A.                                   Landlord and Tenant entered into that certain Office Lease Agreement dated           , 200     (the “Lease”).  Pursuant to the Lease, Landlord leased to Tenant and Tenant leased from Landlord space (the “Premises”) located in an office building on certain real property described in Exhibit A attached hereto and incorporated herein by this reference (the “Property”).

B.                                     The Premises are located in an office building located on real property which is part of an area owned by Landlord containing approximately        (    ) acres of real property located in the City of                         , California (the “Project”), as more particularly described in Exhibit B attached hereto and incorporated herein by this reference.

C.                                     Landlord, as declarant, has previously recorded, or proposes to record concurrently with the recordation of this Agreement, a Declaration of Covenants, Conditions, and Restrictions (the “Declaration”), dated                                 , 200    , in connection with the Project.

D.                                    Tenant is agreeing to recognize and be bound by the terms of the Declaration, and the parties hereto desire to set forth their agreements concerning the same.

NOW, THEREFORE, in consideration of (a) the foregoing recitals and the mutual agreements hereinafter set forth, and (b) for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows,

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1.                                       Tenant’s Recognition of Declaration.  Notwithstanding that the Lease has been executed prior to the recordation of the Declaration, Tenant agrees that its use of the Premises and the Project shall be subject to, and shall comply with, all of the terms and conditions of the Declaration.

2.                                       Miscellaneous.

2.1                                 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, estates, personal representatives, successors, and assigns.

2.2                                 This Agreement is made in, and shall be governed, enforced and construed under the laws of, the State of California.

2.3                                 This Agreement constitutes the entire understanding and agreements of the parties with respect to the subject matter hereof, and shall supersede and replace all prior understandings and agreements, whether verbal or in writing.  The parties confirm and acknowledge that there are no other promises, covenants, understandings, agreements, representations, or warranties with respect to the subject matter of this Agreement except as expressly set forth herein.

2.4                                 This Agreement is not to be modified, terminated, or amended in any respect, except pursuant to any instrument in writing duly executed by both of the parties hereto.

2.5                                 In the event that either party hereto shall bring any legal action or other proceeding with respect to the breach, interpretation, or enforcement of this Agreement, or with respect to any dispute relating to any transaction covered by this Agreement, the losing party in such action or proceeding shall reimburse the prevailing party therein for all reasonable costs of litigation, including reasonable attorneys’ fees, in such amount as may be determined by the court or other tribunal having jurisdiction, including matters on appeal.

2.6                                 All captions and heading herein are for convenience and ease of reference only, and shall not be used or referred to in any way in connection with the interpretation or enforcement of this Agreement.

2.7                                 If any provision of this Agreement, as applied to any party or to any circumstance, shall be adjudged by a court of competent jurisdictions to be void or unenforceable for any reason, the same shall not affect any other provision of this Agreement, the application of such provision under circumstances different form those adjudged by the court, or the validity or enforceability of this Agreement as a whole.

2.8                                 Time is of the essence of this Agreement.

2.9                                 The Parties agree to execute any further documents, and take any further actions, as may be reasonable and appropriate in order to carry out the purpose and intent of this Agreement.

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2.10                           As used herein, the masculine, feminine or neuter gender, and the singular and plural numbers, shall each be deemed to include the others whenever and whatever the context so indicates.

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SIGNATURE PAGE OF RECOGNITION OF

COVENANTS, CONDITIONS AND RESTRICTIONS

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

“Landlord”:

,
a

By:
Its:

“Tenant”:

,
a

By:
Its:

By:
Its:

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EXHIBIT G

PACIFIC CORPORATE CENTER

FORM OF LETTER OF CREDIT

(Letterhead of a money center bank

acceptable to the Landlord)

                            , 200

Gentlemen:

We hereby establish our Irrevocable Letter of Credit and authorize you to draw on us at sight for the account of                                           , a                                                       , the aggregate amount of                                                                                                               ($                          ).

Funds under this Letter of Credit are available to the beneficiary hereof as follows:

Any or all of the sums hereunder may be drawn down at any time and from time to time from and after the date hereof by a representative of Kilroy Realty, L.P., a Delaware limited partnership (“Beneficiary”) when accompanied by this Letter of Credit and a written statement signed by a representative of Beneficiary, certifying that such moneys are due and owing to Beneficiary.

This Letter of Credit is transferable in its entirety at no cost to Beneficiary.  Should a transfer be desired, such transfer will be subject to the return to us of this advice, together with written instructions.

The amount of each draft must be endorsed on the reverse hereof by the negotiating bank.  We hereby agree that this Letter of Credit shall be duly honored upon presentation and delivery of the certification specified above.

This Letter of Credit shall expire on                             .

Notwithstanding the above expiration date of this Letter of Credit, the term of this Letter of Credit shall be automatically renewed for successive, additional one (1) year periods unless, at least thirty (30) days prior to any such date of expiration, the undersigned shall give written notice to Beneficiary, by certified mail, return receipt requested and at the addresses set forth below or at such other address as may be given to the undersigned by Beneficiary, that this Letter of Credit will not be renewed.  Unless otherwise directed by Beneficiary, any notices to Beneficiary shall be sent to the following addresses:

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Kilroy Realty Corporation
12200 West Olympic Boulevard
Suite 200
Los Angeles, California  90064
Attention:  Legal Department

with copies to:

Kilroy Realty Corporation

3611 Valley Centre Drive, Suite 550
San Diego, California  92130
Attention:  Mr. Brian Galligan

and

Allen Matkins Leck Gamble & Mallory LLP

1901 Avenue of the Stars, Suite 1800

Los Angeles, California 90067

Attention:  Anton N. Natsis, Esq.

This Letter of Credit is governed by the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication 500.

Very truly yours,
(Name of Issuing Bank)

By:

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EXHIBIT H

PACIFIC CORPORATE CENTER

FIRST AMENDMENT TO AMENDED AND RESTATED OFFICE LEASE

[ATTACHED]

1

FIRST AMENDMENT TO AMENDED AND RESTATED OFFICE LEASE

This FIRST AMENDMENT TO AMENDED AND RESTATED OFFICE LEASE (“First Amendment”) is made and entered into as of the        day of October, 2005, by and between KILROY REALTY, L.P., a Delaware limited partnership (“Landlord”), and FAVRILLE, INC., a Delaware corporation  (“Tenant”).

R E C I T A L S :

A.                                   Landlord and Tenant entered into that certain Amended and Restated Office Lease dated as of October 31, 2005 (the “Lease”), whereby Landlord leased to Tenant and Tenant leased from Landlord those certain premises consisting of 79,871 rentable square feet of space (“Existing Premises”) and comprising the entire building located at 10421 Pacific Center Court, San Diego, California  92121 (the “10421 Building”).  The Existing Premises is referred to in the Lease as the “10421 Premises.”

B.                                     Tenant desires to expand the Existing Premises to include that certain space consisting of approximately 48,709 rentable square feet of space (the “Expansion Premises”), and comprising the entire building located at 10445 Pacific Center Court, San Diego, California  92121 (the “10445 Building”) as delineated on Exhibit A attached hereto and made a part hereof.  The Expansion Premises is referred to in the Lease as the “10445 Premises,” and the 10421 Building and the 10445 Building are part of the project commonly known as “Pacific Corporate Center.”  In connection therewith, Landlord and Tenant desire to amend the Lease as hereinafter provided.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                       Capitalized Terms.  All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this First Amendment.

2.                                       Premises.

2.1.                              Modification of Premises.  Effective as of the date (the “Expansion Commencement Date”) which is the earlier to occur of (i) the ninety-first (91st) day following the date upon which Landlord tenders possession of the entire Expansion Premises to Tenant for construction of the Tenant Improvements therein (which delivery shall in no event occur prior to February 28, 2006), and (ii) March 1, 2007, Tenant shall lease from Landlord and Landlord shall lease to Tenant the Expansion Premises.  Consequently, effective upon the Expansion Commencement Date, the Premises (as that term is defined in the Lease) shall be increased to include the Expansion Premises.  Landlord and Tenant hereby acknowledge that such addition of the Expansion Premises to the Existing Premises shall, effective as of the Expansion Commencement Date, increase the size of the Premises to approximately 128,580 rentable square feet.  The Existing Premises and the Expansion Premises may hereinafter collectively be referred to as the “Premises.”

2.2.                              Verification of Rentable Square Feet of Expansion Premises.  For purposes of the Lease, the “rentable square feet” of the Expansion Premises shall be calculated pursuant to the Building Owners and Managers Association Standard Method of Measuring Floor Area in Industrial Building, and it accompanying guidelines (“BOMA”).  Within thirty (30) days after the Expansion Commencement Date, Tenant’s space planner/architect shall measure the rentable square feet of the Expansion Premises in accordance with the provisions of this Section, and the results thereof shall be presented to Landlord in writing.  Landlord’s space planner/architect may review Tenant’s space planner/architect’s determination of the number of rentable square feet of the Expansion Premises and Landlord may, within fifteen (15) business days after Landlord’s receipt of Tenant’s space planner/architect’s written determination, object to such determination by written notice to Tenant.  Landlord’s failure to deliver written notice of such objection within said fifteen (15) business day period shall be deemed to constitute Landlord’s acceptance of Tenant’s space planner/architect’s determination.  If Landlord objects to such determination, Landlord’s space planner/architect and Tenant’s space planner/architect shall promptly meet and attempt to agree upon the rentable square footage of the Expansion Premises.  If Landlord’s space planner/architect and Tenant’s space planner/architect cannot agree on the rentable square footage of the Expansion Premises within thirty (30) days after Landlord’s objection thereto, Landlord and Tenant shall mutually select an independent third party space measurement professional to field measure the Expansion Premises pursuant to BOMA.  Such independent third party measurement professional’s determination shall be conclusive and binding on Landlord and Tenant.  Landlord and Tenant shall each pay one-half (½) of the fees and expenses of the independent third party space measurement professional.  To the extent the Lease Term commences prior to such final determination, Tenant’s determination shall be utilized until a final determination is made, whereupon an appropriate adjustment, if necessary, shall be made retroactively, and Landlord, or Tenant, as applicable, shall make appropriate payment to the other.  In the event that it is determined, pursuant to the procedure described in this Section above, that the square footage amounts shall be different from those set forth in this Amendment, all amounts, percentages and figures appearing or referred to in this Amendment based upon such incorrect amount shall be modified in accordance with such determination.  Such final determination shall be confirmed in writing between Landlord and Tenant.

2.3.                              Use of the Premises.  Tenant’s use of the Expansion Premises shall be subject to all of the TCCs of the Lease; provided, however, with respect to the Expansion Premises only, and provided any such use is legally permissible, Tenant shall use the Expansion Premises solely for general office use, research and development, warehousing, biotechnology labs, pharmaceutical manufacturing (in accordance with cGMP), and any other uses related thereto, all pursuant to the applicable zoning and the Pacific Corporate Center P.I.D.

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2.4.                              Maintenance and Repair of the Premises.  Tenant’s maintenance and repair obligations with respect to the Expansion Premises shall  subject to all of the TCCs of the Lease; provided, however Tenant shall keep the Expansion Premises in first class order, repair, condition and appearance at all times during the Expansion Term in a manner consistent with the “Comparable Buildings,” as that term is defined in Section 3.2.2, below.

3.                                       Lease Term.

3.1.                              Expansion Term.  The term of Tenant’s lease of the Expansion Premises (the “Expansion Term”) shall commence on the Expansion Commencement Date and expire coterminously with Tenant’s Lease of the Existing Premises on the Lease Expiration Date (i.e.,  June 20, 2025), unless sooner terminated as provided in the Lease, as hereby amended.

3.2.                              Expansion Term Option Right.

3.2.1.                     Option Right.  Landlord hereby grants the Original Tenant, its Affiliates and any Permitted Assignee, two (2) options to extend the Expansion Term for the entire Expansion Premises each by a period of five (5) years (each, an “Option Term”) as set forth in this Section 3.2.  The TCCs of Section 2.2 of the Lease shall not be applicable to the Expansion Premises.  Such options shall be exercisable only by Notice delivered by Tenant to Landlord as provided below, provided that, as of the date of delivery of such Notice, Tenant is not in default under the Lease (as amended, beyond any applicable notice and cure periods).  Upon the proper exercise of an option to extend, and provided that, as of the end of the then applicable Expansion Term, Tenant is not in default under the Lease (as amended, beyond any applicable notice and cure periods), the Expansion Term, as it applies to the entire Expansion Premises, shall be extended for a period of five (5) years.

3.2.2.                     Option Rent.  The Rent payable by Tenant during the Option Term (the “Option Rent”) shall be equal to the Market Rent as set forth below.  For purposes of this Section 3.2, the term “Market Rent” shall mean rent (including additional rent and considering any “base year” or “expense stop” applicable thereto), including all escalations, at which tenants, as of the commencement of the applicable term are, pursuant to transactions completed within the twenty-four (24) months prior to the date Tenant delivers to Landlord the “Exercise Notice,” as that term is set forth below, leasing non-sublease, non-encumbered, non-synthetic, non-equity space (unless such space was leased pursuant to a definition of “fair market” comparable to the definition of Market Rent) comparable in size, location and quality to the Expansion Premises for a “Comparable Term,” as that term is defined in this Section 3.2.2 (the “Comparable Deals”), which comparable space is located in the “Comparable Buildings,” as that term is defined in this Section 3.2.2, giving appropriate consideration to the annual rental rates per rentable square foot (adjusting the base rent component of such rate to reflect a net value after accounting for whether or not utility expenses are directly paid by the tenant such as Tenant’s direct utility payments provided for in Section 6.1 of the Lease), the standard of measurement by which the rentable square footage is measured, parking ratios, general access to such Comparable Buildings, the general visibility of such Comparable Buildings, and taking into consideration only, and granting only, the following concessions (provided that the rent payable in Comparable Deals in which the terms of such Comparable Deals are determined by use of a discounted fair market rate formula shall be equitably increased in order that such Comparable

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Deals will not reflect a discounted rate) (collectively, the “Rent Concessions”):  (a) rental abatement concessions or build-out periods, if any, being granted such tenants in connection with such comparable spaces; (b) tenant improvements or allowances provided or to be provided for such comparable space, taking into account the value of the existing improvements in the Expansion Premises, such value to be based upon the age, quality and layout of the improvements and the extent to which the same can be utilized by this particular Tenant, (c) Proposition 13 protection, and (d) all other monetary concessions, if any, being granted such tenants in connection with such comparable space; provided, however, that notwithstanding anything to the contrary herein, no consideration shall be given to the fact that Landlord is or is not required to pay a real estate brokerage commission in connection with the applicable term or the fact that the Comparable Deals do or do not involve the payment of real estate brokerage commissions.  The term “Comparable Term” shall refer to the length of the lease term, without consideration of options to extend such term, for the space in question.  In addition, the determination of the Market Rent shall include a determination as to whether, and if so to what extent, Tenant must provide Landlord with financial security, such as a letter of credit or guaranty, for Tenant’s rent obligations during any Option Term.  Such determination shall be made by reviewing the extent of financial security then generally being imposed in Comparable Transactions upon tenants of comparable financial condition and credit history to the then existing financial condition and credit history of Tenant (with appropriate adjustments to account for differences in the then-existing financial condition of Tenant and such other tenants).  If in determining the Market Rent, Tenant would, pursuant to the Comparable Deals and the Rent Concessions set forth therein, otherwise be entitled to a tenant improvement or comparable allowance for the improvement of the Expansion Premises (the “Option Term TI Allowance”), Tenant shall not be entitled, and shall not be compelled, to receive such Option Term TI Allowance and Landlord shall reduce the rental rate component of the Market Rent to be an effective rental rate which takes into consideration that Tenant will not receive any Option Term TI Allowance.  The term “Comparable Buildings” shall mean the Building and other office and research/development buildings which are comparable to the Building in terms of age (based upon the date of completion of construction or major renovation as to the building containing the portion of the Expansion Premises in question), quality of construction, level of services and amenities, size and appearance, and are located in the Sorrento Mesa area of San Diego, California (the “Comparable Area”).

3.2.3.                     Exercise of Option.  The option contained in this Section 3.2 shall be exercised by Tenant, if at all, only in the manner set forth in this Section 3.2.3.  Tenant shall deliver notice (the “Exercise Notice”) to Landlord not more than fifteen (15) months nor less than nine (9) months prior to the expiration of the then Expansion Term, stating that Tenant is exercising its option.  Concurrently with such Exercise Notice, Tenant shall deliver to Landlord Tenant’s calculation of the Market Rent (the “Tenant’s Option Rent Calculation”).  Landlord shall deliver notice (the “Landlord Response Notice”) to Tenant on or before the later to occur of (i) the date which is thirty (30) days after Landlord’s receipt of the Exercise Notice and Tenant’s Option Rent Calculation, and (ii) the date which is nine (9) months prior to the expiration of the then Expansion Term (the “Landlord Response Date”), stating that (A) Landlord is accepting Tenant’s Option Rent Calculation as the Market Rent, or (B) rejecting Tenant’s Option Rent Calculation and setting forth Landlord’s calculation of the Market Rent (the “Landlord’s Option Rent Calculation”).  Within ten (10) business days of its receipt of the Landlord Response Notice, Tenant may, at its option, accept the Market Rent contained in the

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Landlord’s Option Rent Calculation.  If Tenant does not affirmatively accept or Tenant rejects the Market Rent specified in the Landlord’s Option Rent Calculation, the parties shall follow the procedure, and the Market Rent shall be determined as set forth in Section 3.2.5.

3.2.4.                     No Defaults; Required Financial Condition of Tenant.  The rights contained in this Section 3.2 shall be personal to the Original Tenant, its Affiliates and any Permitted Assignee and may only be exercised by such Original Tenant, Affiliate or Permitted Assignee (and not any other assignee, sublessee or other transferee of the Original Tenant’s interest in the Lease, as amended) if the Original Tenant, Affiliate and/or Permitted Assignee occupies not less than one hundred percent (100%) of the then existing Expansion Premises.  The right to extend the Expansion Term as provided in this Section 3.2 may not be exercised if, as of the date of the attempted exercise of the extension option by Tenant, or as of the commencement date of such Option Term, (A) Tenant is in economic or material default pursuant to the terms of the Lease (as amended, beyond any applicable notice and cure periods), (B) Tenant has previously been in economic or material default under the Lease (as amended, beyond any applicable notice and cure periods) during the previous twenty-four (24) month period, or (C) Tenant fails to satisfy the “Threshold Requirements,” as that term is set forth in Section 21.2.2 of the Lease.

3.2.5.                     Determination of Market Rent.  In the event Tenant objects or is deemed to have objected to the Market Rent, Landlord and Tenant shall attempt to agree upon the Market Rent using reasonable good-faith efforts.  If Landlord and Tenant fail to reach agreement within sixty (60) days following Tenant’s objection or deemed objection to the Landlord’s Option Rent Calculation (the (the “Outside Agreement Date”), then (i) in connection with the Option Rent, Landlord’s Option Rent Calculation and Tenant’s Option Rent Calculation, each as previously delivered to the other party, shall be submitted to the arbitrators pursuant to the TCCs of this Section 3.2.4, and (ii) in connection with any other contested calculation of market Rent, the parties shall each make a separate determination of the Market Rent and shall submit the same to the arbitrators pursuant to the TCCs of this Section 3.2.5.  The submittals shall be made concurrently with the selection of the arbitrators pursuant to this Section 3.2.5 and shall be submitted to arbitration in accordance with Section 3.2.5.1 through 3.2.5.5 of this First Amendment, but subject to the conditions, when appropriate, of Section 3.2.3.

3.2.5.1.            Landlord and Tenant shall mutually and reasonably select and appoint one arbitrator who shall by profession be a real estate broker, appraiser or attorney (the “Neutral Arbitrator”) who shall have been active over the five (5) year period ending on the date of such appointment in the leasing (or appraisal, as the case may be) of first-class office/lab/manufacturing properties in the Comparable Area.  The determination of the Neutral Arbitrator shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Market Rent, is the closest to the actual Market Rent as determined by the Neutral Arbitrator, taking into account the requirements of Section 3.2.2 of this First Amendment.  Such Neutral Arbitrator shall be appointed within thirty (30) days after the applicable Outside Agreement Date.  Neither the Landlord nor Tenant may, directly or indirectly, consult with the Neutral Arbitrator prior to subsequent to his or her appearance.  The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord’s counsel and Tenant’s counsel.

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3.2.5.2.            Within thirty (30) days of the appointment of the Neutral Arbitrator, such Neutral Arbitrator shall reach a decision as to Market Rent and determine whether the Landlord’s or Tenant’s determination of Market Rent as submitted pursuant to Section 3.2.5.1 and Section 3.2.3 of this First Amendment is closest to Market Rent as determined by such Neutral Arbitrator and simultaneously publish a ruling (“Award”) indicating whether Landlord’s or Tenant’s submitted Market Rent is closest to the Market Rent as determined by the Neutral Arbitrator.  Following notification of the Award, the Landlord’s or Tenant’s submitted Market Rent determination, whichever is selected by the Neutral Arbitrator as being closest to Market rent shall become the then applicable Market Rent.

3.2.5.3.            The Award issued by the Neutral Arbitrator shall be binding upon Landlord and Tenant.

3.2.5.4.            If Landlord and Tenant fail to agree upon and appoint the Neutral Arbitrator, then either party may petition Judicial Arbitration & Mediation Services, Inc. (“JAMS”) to designate an independent third party to appoint the Neutral Arbitrator, subject to criteria in Section 3.2.5.1 of this First Amendment.

3.2.5.5.            The cost of arbitration shall be paid by the party (either Landlord or Tenant) whose Market Rent is not selected by the Neutral Arbitrator.

3.3.                              Expansion Premises Termination Right.  Notwithstanding anything to the contrary in the Lease (as hereby amended), Tenant shall have one-time option to terminate and cancel the Lease with respect to the Expansion Premises only effective as of June 1, 2017 (the “Termination Date”) upon Tenant’s delivery of written notice to Landlord (the “Termination Notice”), which notice shall be delivered to Landlord on or before December 31, 2016.  Subject to Landlord’s timely receipt of the Termination Notice, the Lease (as hereby amended) with respect to the Expansion Premises only shall automatically terminate and be of no further force or effect, and Landlord and Tenant shall be relieved of their respective obligations under the Lease (as hereby amended) with respect to the Expansion Premises, as of the Termination Date, except with respect to those obligations set forth in the Lease (as amended) which specifically survive the expiration or earlier termination of the Lease, including, without limitation, the payment by Tenant of all amounts owed by Tenant under the Lease (as hereby amended) with respect to the Expansion Premises arising or accruing prior to the Termination Date.  The termination rights granted to Tenant under this Section 3.3 are personal to the Original Tenant, any Affiliate or a Permitted Assignee and may not be assigned or transferred to any other person or entity.

4.                                       Base Rent.

4.1.                              Existing Premises.  Notwithstanding anything to the contrary in the Lease as hereby amended, Tenant shall continue to pay Base Rent for the Existing Premises in accordance with the terms of Article 3 of the Lease.

4.2.                              Expansion Premises.  Commencing on the Expansion Commencement Date and continuing throughout the Expansion Term, Tenant shall pay to Landlord monthly installments of Base Rent for the Expansion Premises as follows:

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Lease Years, Commencing on the Expansion Commencement Date, During Expansion Term	Annualized Base Rent	Monthly Installment of Base Rent	Approximate Monthly Rental Rate per Rentable Square Foot

1	$818,311.20	$68,192.60	$1.4000

2	$846,952.09	$70,579.34	$1.4490

3	$876,595.42	$73,049.62	$1.4997

4	$907,276.25	$75,606.35	$1.5522

5	$939,030.92	$78,252.58	$1.6065

6	$971,897.01	$80,991.42	$1.6628

7	$1,005,913.40	$83,826.12	$1.7210

8	$1,041,120.37	$86,760.03	$1.7812

9	$1,077,559.58	$89,796.63	$1.8435

10	$1,115,274.17	$92,939.51	$1.9081

11	$1,154,308.76	$96,192.40	$1.9748

12	$1,194,709.57	$99,559.13	$2.0440

13	$1,236,524.41	$103,043.70	$2.1155

14	$1,279,802.76	$106,650.23	$2.1895

15	$1,324,595.86	$110,382.99	$2.2662

16	$1,370,956.71	$114,246.39	$2.3455

17	$1,418,940.20	$118,245.02	$2.4276

18	$1,468,603.10	$122,383.59	$2.5125

19	$1,520,004.21	$126,667.02	$2.6005

20 though Lease Expiration Date	$1,573,204.36	$131,100.36	$2.6915

On or before the Expansion Commencement Date, Tenant shall pay to Landlord the Base Rent payable for the Expansion Premises for the first full month of the Expansion Term.

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5.                                       Tenant’s Share of Building Direct Expenses.

5.1.                              Existing Premises.  Notwithstanding anything in the Lease, as hereby amended, to the contrary, Tenant shall continue to pay Tenant’s Share of Direct Expenses in connection with the Existing Premises and attributable to the 10421 Building in accordance with the terms of the Lease.

5.2.                              Expansion Premises.  Except as specifically set forth in this Section 5.2, commencing on the Expansion Commencement Date, Tenant shall pay Tenant’s Share of Direct Expenses in connection with the Expansion Premises in accordance with the terms of Article 4 of the Lease, provided that with respect to the calculation of Tenant’s Share of Direct Expenses in connection with the Expansion Premises and attributable to the 10445 Building, Tenant’s Share shall equal 100%.

6.                                       Abated Rent.  In the event that Tenant is not then in economic default of the Lease (as hereby amended, and beyond any applicable notice and cure period), then during the twelve month period commencing on the Expansion Commencement Date and ending on the day immediately prior to the first anniversary of the Expansion Commencement Date (the “Rent Abatement Period”), Tenant shall only be obligated to pay one-half (½) of (i) the Base Rent and (ii) Tenant’s Share of Direct Expenses, which are otherwise attributable to the Expansion Premises during such Rent Abatement Period (the “Rent Abatement”).  To the extent that Tenant is in such economic default of the Lease (as hereby amended, and beyond any applicable notice and cure period) as of the first day of any calendar month that is part of the Rent Abatement Period, then Tenant shall be obligated to immediately pay the full amount of the Base Rent and Tenant’s Share of Direct Expenses otherwise (but for the Rent Abatement) attributable to the Expansion Premises during such calendar month (each such month, a “Deferred Abatement Month”); provided, however, that following Tenant’s full payment of any and all such amounts and Tenant’s cure of any such economic default, the Rent Abatement Period shall be extended one (1) month for each Deferred Abatement Month; provided further, however, in no event shall the total dollar amount of such Rent Abatement exceed the dollar amount of the Rent Abatement otherwise attributable to the first twelve months immediately following the Expansion Commencement Date.

7.                                       Expansion Improvements.  Except as specifically set forth herein, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Expansion Premises, and Tenant shall accept the Expansion Premises in its presently existing, “as-is” condition.  The improvements in the Expansion Premises shall be constructed pursuant to the terms of the First Amendment Work Letter attached hereto as Exhibit B (the “First Amendment Work Letter”).  The terms and conditions of the First Amendment Work Letter shall not be applicable to the construction of the Existing Premises.

8.                                       Parking.  Effective as of the Expansion Commencement Date and continuing throughout the Expansion Term, Tenant shall be entitled to utilize, without charge, up to one hundred ninety-four (194) unreserved parking passes in connection with Tenant’s lease of the Expansion Premises (the “Expansion Parking Passes”) (i.e., four (4) unreserved parking spaces for every 1,000 rentable square feet of the Expansion Premises).  Except as set forth in this

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Section 8, Tenant’s use of the Expansion Parking Passes shall be in accordance with the provisions of Article 28 of the Lease.

9.                                       Security Deposit.  Landlord and Tenant acknowledge that, in accordance with Section 21.1 of the Lease, Tenant has previously delivered the sum of Three Hundred Fifty-Five Thousand Seven Hundred Twenty-Seven and 60/100 Dollars ($355,727.60) (the “Existing Security Deposit”) to Landlord as security for the faithful performance by Tenant of the terms, covenants and conditions of the Lease with respect to the Existing Premises.  Landlord shall continue to retain the Existing Security Deposit as security for the faithful performance by Tenant of the terms, covenants and conditions of the Lease, as hereby amended, with respect to the Expansion Premises.  Notwithstanding the foregoing, to the extent that Tenant timely elects to exercise its termination right with respect to the Expansion Premises as set forth in Section 3.3, above, then subject to the terms and conditions of Section 21.1 of the Lease, the amount of the Security Deposit shall be reduced to Two Hundred Eight-Seven Thousand Five Hundred Thirty-Five and No/100 Dollars ($287,535.00) and Landlord shall, within forty-five days following the Termination Date, return an amount equal to Sixty-Eight Thousand One Hundred Ninety-Two and 60/100 Dollars ($68,192.60) to Tenant.

10.                                 Broker.  Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment other than Colliers International (the “Broker”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this First Amendment.  Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent, other than the Broker, occurring by, through, or under the indemnifying party.  The terms of this Section 10 shall survive the expiration or earlier termination of this First Amendment.

11.                                 Effectiveness of This First Amendment.  Landlord and Tenant hereby acknowledge that the Expansion Premises is currently occupied by a third-party (the “Existing Tenant”) pursuant to an existing lease between Landlord and the Existing Tenant (the “Existing Lease”).  Notwithstanding the full execution and delivery of this First Amendment between Landlord and Tenant, this First Amendment is expressly conditioned upon the termination of the Existing Lease, which shall occur following the full execution and unconditional delivery (i.e., no conditions to the effectiveness of such termination agreement) of a lease termination agreement with respect to the Existing Lease (the “Existing Lease Termination Agreement”), in a manner acceptable to Landlord in its sole and absolute discretion.  Following the full execution and delivery of this First Amendment between Landlord and Tenant, Landlord agrees to use commercially reasonable efforts to enter into such Existing Lease Termination Agreement.  Landlord shall have no liability whatsoever to Tenant relating to or arising from Landlord’s inability or failure to deliver, or Landlord’s delay in delivering, the Expansion Premises to Tenant.

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12.                                 No Further Modification.  Except as set forth in this First Amendment, all of the terms and provisions of the Lease shall apply with respect to the Expansion Premises and shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

“LANDLORD”:

KILROY REALTY, L.P.,
a Delaware limited partnership

By:	Kilroy Realty Corporation,
a Maryland corporation,
General Partner

By:

Its:

By:

Its:

“TENANT”:

FAVRILLE, INC.,
a Delaware corporation

By:

Its:

By:

Its:

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EXHIBIT A

PACIFIC CORPORATE CENTER

OUTLINE OF EXPANSION PREMISES

[ATTACHED]

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EXHIBIT B

PACIFIC CORPORATE CENTER

FIRST AMENDMENT WORK LETTER

[ATTACHED]

1

EXHIBIT B

PACIFIC CORPORATE CENTER

FIRST AMENDMENT WORK LETTER

This First Amendment Work Letter shall set forth the terms and conditions relating to the construction of the Expansion Premises which shall be referred to in this First Amendment Work Letter as the “Premises.”  This First Amendment Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises.  All references in this First Amendment Work Letter to Sections of “this Amendment” shall mean the relevant portion of the First Amendment to which this First Amendment Work Letter is attached as Exhibit B and of which this First Amendment Work Letter forms a part, all references in this First Amendment Work Letter to Articles or Sections of “this Lease” shall mean the relevant portions of Articles 1 through 29 of the Amended and Restated Office Lease being amended by this Amendment, and all references in this First Amendment Work Letter to Sections of “this Tenant Work Letter” shall mean the relevant portions of Sections 1 through 5 of this First Amendment Work Letter.

SECTION 1

DELIVERY OF THE PREMISES AND BASE BUILDING

In accordance with the TCCs of this Lease and this Amendment, Landlord shall deliver the Premises and “Base Building,” as that term is defined in Section 8.2 of the Lease, of such Premises to Tenant.  The Base Building shall be in good condition and working order and shall comply with applicable building codes and other governmental laws, ordinances and regulations which were enacted prior to the date of this Amendment to the extent the same would be required to obtain a certificate of occupancy on an unoccupied basis as of the date Landlord delivers the Premises and Base Building to Tenant (collectively, the “Code”).  In connection with, and to the extent consistent with, the foregoing obligation, Landlord shall address the issues raised by Tenant in that certain  memorandum prepared by Tenant entitled 10445 PCC Code Compliance Summary and dated October 21, 2005, under the following headings:  “Accessible Parking,” “Curb Ramps,” and “Toilet and Bathing Facilities (Including Dressing & Fitting Rooms).  Tenant shall, except as otherwise set forth in this Lease or in this Tenant Work Letter, accept the Premises and Base Building from Landlord in their then existing, “as-is” condition, subject to the terms of this Tenant Work Letter, subject only to punchlist items and Landlord’s obligations set forth in Article 7 of this Lease, including, without limitation, Landlord’s obligation to maintain in accordance with Section 7.1 of the Lease the Building Structure.

SECTION 2

TENANT IMPROVEMENTS

2.1                                 Improvement Allowance.  Tenant shall be entitled to a one-time improvement allowance (the “Improvement Allowance”) in the amount of One Million Two Hundred

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Thousand and No/100 Dollars ($1,200,000.00) for the costs relating to the initial design and construction of Tenant’s improvements and certain additional costs, all of which are set forth in Section 2.2.1, below, as “Improvement Allowance Items” (the “Tenant Improvements”) and Landlord and Tenant hereby acknowledges and agree that all such Tenant Improvements shall, upon completion of the same, be and become a part of the Premises and the property of Landlord.  In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Improvement Allowance.

2.2                                 Disbursement of the Improvement Allowance.

2.2.1                        Improvement Allowance Items.  Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord’s disbursement process) for costs related to the construction of the Tenant Improvements and for the following items and costs (collectively the “Improvement Allowance Items”):

2.2.1.1               Payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Work Letter;

2.2.1.2               The payment of plan check, permit and license fees relating to construction of the Tenant Improvements, and the cost of installing and purchasing Tenant’s voice and data cabling (the Tenant Improvements Allowance Items set forth in Section 2.2.1.1, above, and in this Section 2.2.1.2, shall, collectively, be known as the “Soft Costs”);

2.2.1.3               The cost of construction of the Tenant Improvements, including, without limitation, testing and inspection costs, freight elevator usage, hoisting and trash removal costs, and contractors’ fees and general conditions;

2.2.1.4               The cost of any changes in the Base Building when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

2.2.1.5               The cost of any changes to the Construction Drawings or Tenant Improvements required by Code;

2.2.1.6               The cost of the “Coordination Fee,” as that term is defined in Section 4.2.2 of this Tenant Work Letter; and

2.2.1.7               All other costs required or allowed by the terms of this Tenant Work Letter to be expended by Landlord in connection with the construction of the Tenant Improvements.

2.2.2                        Other Terms.  Landlord shall only be obligated to make disbursements from the Improvement Allowance to the extent costs are incurred by Tenant for Improvement Allowance Items.  All Improvement Allowance Items for which the Improvement Allowance has been used shall be deemed Landlord’s property under the terms of this Lease.

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2.3                                 Standard Tenant Improvement Package.  Landlord has established specifications (the “Building Standard Tenant Improvements”) for the Building standard components to be used in the construction of the Tenant Improvements in the office areas of the Premises, which Building Standard Tenant Improvements are set forth on Schedule 1, attached hereto.  The quality of Tenant Improvements shall be equal to or of greater quality than the quality of the Building Standard Tenant Improvements.

2.4                                 Removal of Above Building Standard Tenant Improvements.  “Above Standard Tenant Improvements” shall mean (a) any part of the Tenant Improvements which do not constitute Building Standard Tenant Improvements; and (b) a configuration of the Tenant Improvements which is not usual and customary for either normal occupancy or generic wet/dry lab space.  Landlord may require that Tenant, upon the expiration or any earlier termination of this Lease, remove any Above Standard Tenant Improvements in the lab portion of the Premises identified by Landlord concurrently with Landlord’s review and approval of the Approved Working Drawings to the extent such Tenant Improvements are unique and particular to Tenant vis-à-vis generic wet/dry lab space (collectively, the “Extraordinary Alterations”), and to repair any damage to the Premises and Building caused by such removal (reasonable wear and tear excepted); provided, however, if Landlord, in its approval of any Above Standard Tenant Improvements, fails to address the removal requirement with regard to particular Above Standard Tenant Improvements, Landlord shall be deemed to have agreed to waive the removal requirement with regard to such particular Above Standard Tenant Improvements; provided further, however, in no event shall identified Extraordinary Alterations include improvements which are industry standard improvements in research and development wet labs.

SECTION 3

CONSTRUCTION DRAWINGS

3.1                                 Selection of Architect/Construction Drawings.  Tenant shall retain an architect/space planner selected by Tenant, subject to Landlord’s reasonable approval (the “Architect”) to prepare the “Construction Drawings,” as that term is defined in this Section 3.1.  Tenant shall retain the engineering consultants selected by Tenant, subject to Landlord’s reasonable approval (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life safety, and sprinkler work in the Premises, which work is not part of the Base Building.  Landlord shall approve or disapprove of Tenant’s proposed Architect or Engineers, as the case may be, within five (5) business days following Tenant’s submission of the name(s) of Tenant’s proposed Architects or Engineers, respectively, together with all documentation and other information reasonably required by Landlord.  The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.”  All Construction Drawings shall comply with the drawing format and specifications determined by Landlord, and shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld.  Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith.  Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for

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quality, design, Code compliance or other like matters.  Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant’s waiver and indemnity set forth in this Lease shall specifically apply to the Construction Drawings.

3.2                                 Final Space Plan.  Tenant shall supply Landlord with four (4) copies signed by Tenant of its final space plan for the Premises before any architectural working drawings or engineering drawings have been commenced.  The final space plan (the “Final Space Plan”) shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein.  Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan.  Landlord shall, within ten (10) business days after Landlord’s receipt of the Final Space Plan, (i) approve the Final Space Plan, (ii) approve the Final Space Plan subject to specified conditions to be complied with when the Final Working Drawings are submitted by Tenant to Landlord, or (iii) disapprove the Final Space Plan and return the same to Tenant with detailed requested revisions.  If Landlord disapproves the Final Space Plan, Tenant shall resubmit the Final Space Plan to Landlord, and Landlord shall approve or disapprove of the resubmitted Final Space Plan, based upon the criteria set forth in this Section 3.2 (except that Landlord’s disapproval of the Final Space Plan, as resubmitted, shall be final), within five (5) business days after Landlord receives such resubmitted Final Space Plan.  If Tenant is so advised, Tenant shall promptly cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require.

3.3                                 Final Working Drawings.  After the Final Space Plan has been approved by Landlord, Tenant shall supply the Engineers with a complete listing of standard and non-standard equipment and specifications, including, without limitation, B.T.U. calculations, electrical requirements and special electrical receptacle requirements for the Premises, to enable the Engineers and the Architect to complete the “Final Working Drawings” (as that term is defined below) in the manner as set forth below.  Upon the approval of the Final Space Plan by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and Architect shall compile architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (which may be done by subspecialty if such subspecialty will be separately permitted by the City) (collectively, the “Final Working Drawings”) and shall submit the same to Landlord for Landlord’s approval.  Tenant shall supply Landlord with four (4) copies signed by Tenant of such Final Working Drawings.  Landlord shall, within ten (10) business days after Landlord’s receipt of the Final Working

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Drawings, (i) approve the Final Working Drawings, (ii) approve the Final Working Drawings subject to specified conditions to be satisfied by Tenant prior to submitting the Approved Working Drawings for permits as set forth in Section 3.4, below, or (iii) disapprove the Final Working Drawings and return the same to Tenant with detailed requested revisions.  If Landlord disapproves the Final Working Drawings, Tenant shall resubmit the Final Working Drawings to Landlord, and Landlord shall approve or disapprove of the resubmitted Final Working Drawings (except that Landlord’s disapproval of the Final Working Drawings, as resubmitted, shall be final), within five (5) business days after Landlord receives such resubmitted Final Working Drawings.  If Tenant is so advised, Tenant shall immediately revise the Final Working Drawings in accordance with such review and any disapproval of Landlord in connection therewith.  In addition, if the Final Working Drawings or any amendment thereof or supplement thereto shall require alterations in the Base Building (as contrasted with the Tenant Improvements), and if Landlord in its sole and exclusive discretion agrees to any such alterations, and notifies Tenant of the need and cost for such alterations, then Tenant shall pay, at its sole cost and expense, the cost of such required changes upon receipt of bills therefor.

3.4                                 Approved Working Drawings.  Notwithstanding anything in this Tenant Work Letter to the contrary, Tenant shall not commence (or allow the commencement of) the construction of the Tenant Improvements until the Final Working Drawings are approved in writing by Landlord (the “Approved Working Drawings”).  After approval by Landlord of the Final Working Drawings, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits.  Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy.  Subject to the terms of Section 4.2.1, below, no changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent may not be unreasonably withheld.

SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1                                 The Contractor.  Tenant shall select, subject to Landlord’s reasonable approval, three (3) licensed general contractors (the “Bidding Contractors”) to bid on the construction of the Tenant Improvements.  Following such selection, Tenant shall solicit bids from the Bidding Contractors and, following such bidding process, shall select which Bidding Contractor shall be the contractor to construct the Tenant Improvements (the “Contractor”).  Landlord shall independently retain the Contractor to construct the Tenant Improvements in accordance with the Approved Working Drawings.  All subcontractors, materialmen and suppliers are subject to Tenant’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed.

4.2                                 Construction of Tenant Improvements by Contractor under the Supervision of Landlord and Tenant.

4.2.1                        Construction Contract; Over-Allowance Amount.  Landlord and Tenant shall jointly negotiate and prepare the form of the construction contract (the “Contract”) to be executed by and between Landlord and the Contractor.  Notwithstanding the foregoing, the Contract shall expressly state that all “change orders” which (x) involve the expenditure of more than $25,000.00 in the aggregate; (y) adversely affect the systems and equipment of the Building or the Building Structure, or (z) adversely affect the exterior appearance of the Building, must be approved in advance by Landlord and Tenant in writing.  Prior to the commencement of the

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construction of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements, Landlord shall submit to Tenant, for Tenant’s review and approval, a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred, as set forth more particularly in Sections 2.2.1.1 through 2.2.1.7, above, in connection with the design and construction of the Tenant Improvements, which costs form a basis for the amount of the Contract (the “Final Costs”).  Prior to the commencement of construction of the Tenant Improvements, Tenant and Landlord shall identify the amount (the “Over-Allowance Amount”) equal to the difference between the amount of the Final Costs and the Improvement Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the commencement of construction of the Tenant Improvements).  To the extent there exists an Over-Allowance Amount, then following Landlord’s disbursement of ninety percent (90%) of the Improvement Allowance to the Contractor (i.e., all of such Improvement Allowance minus a ten percent (10%) retention (the “Final Retention”) which Final Retention shall only be disbursed by Landlord to the Contractor following the completion of the Tenant Improvements and in accordance with the terms of the Contract), Tenant shall, at Tenant’s sole cost, pay to Contractor an amount equal to the total amount then due and owing to the Contractor (other than any corresponding Final Retention which shall be paid concurrently with Landlord’s payment of its portion of the Final Retention to the Contractor), and such payment by Tenant shall be a condition to Landlord’s obligation to pay the Final Retention.  In no event shall any delays resulting from any failure by Tenant to pay any such amount be deemed to be a Landlord Caused Delay (as that term is defined in Section 5.1, below).  In the event that, after the Final Costs have been determined, any revisions, changes, or substitutions shall be made to the Construction Drawings or the Tenant Improvements, any additional costs which arise in connection with such revisions, changes or substitutions or any other additional costs shall be deemed to be an addition to the Over-Allowance Amount.

4.2.2                        Supervision of Contractor.  Landlord and Tenant shall jointly supervise the construction of the Tenant Improvements by Contractor.  Landlord and Tenant shall mutually cooperate with each other in all phases of such supervision in order to for the Tenant Improvements to be completed in a timely manner in accordance with the Approved Working Drawings.  Notwithstanding such joint supervision, Tenant shall pay a construction supervision and management fee (the “Landlord Supervision Fee”) to Landlord in an amount equal to the product of (A) one percent (1%), and (B) the hard costs incurred with the Improvement Allowance Items identified in Sections 2.2.1.3 – 2.2.1.5 (whether paid for via the Improvement Allowance or as an Over-Allowance Amount, which Landlord Supervision Fee shall be for services relating to the coordination of the construction of the Tenant Improvements.

4.2.3                        Contractor’s Warranties and Guaranties.  Landlord hereby assigns to Tenant all warranties and guaranties by Contractor relating to the Tenant Improvements, and Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Tenant Improvements and which claims are covered by such warranties.

4.2.4                        Indemnity.  Tenant’s indemnity of Landlord as set forth in this Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities incurred by Landlord Parties and related in any way to any act or omission of Tenant or Tenant’s Architect at the Project; provided, however, that the foregoing indemnity shall not apply to the extent of Landlord’s gross negligence or willful misconduct.

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4.2.5                        Requirements of Contractor.  The Contractor shall guarantee to Landlord and for the benefit of Tenant that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof, and that the Contractor shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the later to occur of (i) completion of the work performed by such contractor or subcontractors and (ii) the Lease Commencement Date.  The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Tenant Improvements, and/or the Building and/or common areas that may be damaged or disturbed thereby.  All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and may be directly enforced by either.  Landlord covenants to give to Tenant any assignment or other assurances which may be necessary to effect such right of direct enforcement.

4.2.6                        Insurance Requirements.

4.2.6.1               General Coverages.  Contractor and all subcontractors shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in this Lease.

4.2.6.2               Special Coverages.  “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of the Tenant Improvements, and such other insurance as Landlord may require, it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to this Lease immediately upon completion thereof.  Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord including, but not limited to, the requirement that all Contractor and all subcontractors shall carry excess liability and Products and Completed Operation Coverage insurance, each in amounts not less than $500,000 per incident, $1,000,000 in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in this Lease.

4.2.6.3               General Terms.  Certificates for all insurance carried pursuant to this Section 4.2.6.3 shall be delivered to Landlord and Tenant before the commencement of construction of the Tenant Improvements and before the Contractor’s equipment is moved onto the site.  All such policies of insurance must contain a provision that the company writing said policy will give Landlord and Tenant thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance.  In the event that the Tenant Improvements are damaged by any cause during the course of the construction thereof, Landlord shall immediately repair the same.  Landlord shall use commercially reasonable efforts to ensure that Contractor and all subcontractors maintain all of the foregoing insurance coverage in force until the Tenant Improvements are fully completed and accepted by Tenant, except for any Products and Completed Operation Coverage insurance, which is to be maintained for ten (10) years following completion of the work and acceptance by Landlord and

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Tenant.  All policies carried under this Section 4.2.6.3 shall insure Landlord and Tenant, as their interests may appear, as well as Contractor and Tenant’s Agents.  Landlord shall use commercially reasonable efforts to ensure that all insurance, except Workers’ Compensation, maintained by Contractor and all subcontractors shall preclude subrogation claims by the insurer against anyone insured thereunder.  Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder.  The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.4 of this Tenant Work Letter.

4.2.7                        Governmental Compliance.  The Tenant Improvements shall comply in all respects with the following:  (i) the Code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.

4.2.8                        Inspection.  Landlord and Tenant shall each have the right to inspect the Tenant Improvements at all times, provided however, that Landlord’s or Tenant’s failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord’s or Tenant’s, respectively, rights hereunder nor shall any such inspection of the Tenant Improvements constitute either party’s approval of the same.  Should either party disapprove any portion of the Tenant Improvements based on the failure of the Tenant Improvements to conform to the Final Working Drawings, the disapproving party shall notify the other in writing of such disapproval and shall specify the items disapproved.  Any defects or deviations in, and/or such disapproval of, the Tenant Improvements shall be rectified by Landlord.

4.2.9                        Meetings.  Commencing upon Tenant’s selection of the Contractor and Architect, Landlord and Tenant shall hold regular meetings at a reasonable time (but in no event to be required more often than weekly), with the Architect and the Contractor (or their agents) regarding the progress of the preparation of Construction Drawings and the construction of the Tenant Improvements, which meetings shall be held at a location reasonably designated by Tenant or, in Landlord’s discretion, at the Premises.  In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord.  One such meeting each month shall include the review of Contractor’s current request for payment.

4.3                                 Notice of Completion; Copy of Record Set of Plans.  Within ten (10) days after completion of construction of the Tenant Improvements, Landlord shall cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Tenant upon such recordation.  If Landlord fails to do so, Tenant may execute and file the same on behalf of Landlord as Landlord’s agent for such purpose, at Landlord’s sole cost and expense.  At the conclusion of construction, (i) Landlord and Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or

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termination of this Lease, and (C) to deliver to Landlord and Tenant two (2) sets of copies of such record set of drawings within ninety (90) days following issuance of a certificate of occupancy for the Premises, and (ii) Landlord shall deliver to Tenant a copy, bound in a binder (with an index), of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.

4.4                                 Cooperation and Joint Efforts.  Landlord and Tenant hereby acknowledge that the design and construction of the Tenant Improvements will require both of Landlord and Tenant to mutually cooperate in good faith, using diligent and commercially reasonable efforts to reach agreement or otherwise cooperate in connection with a significant amount of design and construction milestones and action items, only the most significant of which milestones and items are specifically addressed in this Tenant Work Letter.  Landlord and Tenant each hereby commit to so cooperate in good faith, and to use such diligent and commercially reasonable efforts.  Such cooperative efforts shall include the parties’ prompt sharing of information with regard to municipal or local planning group meetings which may affect the construction of the Tenant Improvements so as to provide all relevant parties an opportunity to attend the same.

SECTION 5

LANDLORD CAUSED DELAY

5.1                                 Landlord Caused Delays.  If there shall be a delay or there are delays in the “Substantial Completion of the Tenant Improvements” (as that term is defined in Section 5.4, below) due to a “Landlord Caused Delay,” then Tenant shall be entitled to the “Substantial Completion Rent Abatement” as more particularly set forth in Section 5.3, below.  As used in this Tenant Work Letter, “Landlord Caused Delay” shall mean actual delays to the extent resulting from the acts or omissions of Landlord including, but not limited to (i) failure of Landlord to timely approve or disapprove any Construction Drawings; (ii) material and unreasonable interference by Landlord, its agents, employees or contractors with the Substantial Completion of the Tenant Improvements and which objectively preclude or delay the construction of tenant improvements in the Building by any person, which interference relates to access by Tenant, or the Contractor to the Building or any Building facilities (including loading docks and freight elevators) or service (including temporary power and parking areas as provided herein) during normal construction hours, or the use thereof during normal construction hours; (iii) delays due to the acts or failures to act of Landlord, its agents, employees or contractors including without limitation any such acts or failures to act with respect to payment of the Improvement Allowance.

5.2                                 Determination of a Landlord Caused Delay.  If Tenant contends that a Landlord Caused Delay has occurred, Tenant shall immediately notify Landlord in writing (the “Delay Notice”) of the event that constitutes such Landlord Caused Delay.  If such action, inaction or circumstance qualifies as a Landlord Caused Delay, then a Landlord Caused Delay shall be deemed to have occurred commencing on the date such action, inaction or circumstance first occurred, and ending on the date such delay ends.  Each day during such period shall be referred to herein as a “Landlord Delay Day;” provided, however, to the extent Tenant is aware (or using commercially reasonable due diligence, should be aware) of an event that otherwise constitutes a Landlord Caused Delay and fails to immediately provide a Delay Notice to

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Landlord, then the number of Landlord Delay Days shall be reduced by the number of calendar days occurring during the period commencing on the date when Tenant became aware (or using commercially reasonable due diligence, should have become aware) of such event and the date upon which Tenant actually provides a Delay Notice to Landlord in connection with the same.

5.3                                 Substantial Completion Rent Abatement.  In the event a Landlord Delay shall be determined to have occurred as set forth in Section 5.2, above, then commencing on the Expansion Commencement Date, and continuing for each Landlord Delay Day (such period, the “Substantial Commencement Rent Abatement Period”), Tenant shall receive a day-for-day abatement of the Base Rent otherwise attributable to the 10445 Premises (as opposed to the 10421 Premises) (the “Substantial Completion Rent Abatement”) for each Landlord Delay Day.

5.4                                 Definition of Substantial Completion of the Tenant Improvements.  For purposes of this Section 5, “Substantial Completion of the Tenant Improvements” shall mean completion of construction of the Tenant Improvements in the Premises pursuant to the Approved Working Drawings as evidenced by a Certificate of Completion from the Architect, with the exception of any punch list items and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of Contractor.

SECTION 6

MISCELLANEOUS

6.1                                 Tenant’s Representative.  Tenant has designated Richard Murawski and Tamara Seymour as its representatives with respect to the matters set forth in this Tenant Work Letter, each of whom shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

6.2                                 Landlord’s Representative.  Landlord has designated Jim Edwards as its sole representatives with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

6.3                                 Time of the Essence in This Tenant Work Letter.  Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days.  If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

6.4                                 Tenant’s Lease Default.  Notwithstanding any provision to the contrary contained in this Lease, if an economic or material default (after applicable notice and cure periods, if any) as described in the Lease or this Tenant Work Letter has occurred at any time on or before the substantial completion of the Tenant Improvements, then (i) in addition to all other rights and remedies granted to Landlord pursuant to this Lease, Landlord shall have the right to withhold payment of all or any portion of the Improvement Allowance(in which case, Tenant shall be responsible for any delay in the substantial completion of the Premises caused thereby),

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and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of this Lease (in which case, Tenant shall be responsible for any delay in the substantial completion of the Premises caused by such inaction by Landlord).

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SCHEDULE 1

BUILDING STANDARD TENANT IMPROVEMENTS

[ATTACHED]

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EXHIBIT I

BASE RENT FOR THE PREMISES PRIOR TO FEBRUARY 1, 2007

1.                                       Original Premises.

Period During Lease Term	Annualized Base Rent		Monthly Installment of Base Rent

Effective Date – January 31, 2006	$1,657,455.84		$138,121.32

February 1, 2006 – August 31, 2006.*	$1,830,219.24	*	$152,518.27	*

September 1, 2006 – January 31, 2007.	$1,892,683.92		$157,723.66

*                                         Provided that the Original Tenant, Affiliate or Permitted Assignee is not then in default of this Lease (after expiration of any applicable notice and cure periods), then the Original Tenant, Affiliate or Permitted Assignee shall have no obligation to pay the Base Rent otherwise attributable to Original Premises during the month of July 2006.

2.                                       First Expansion Premises.

Period During Lease Term	Annualized Base Rent	Monthly Installment of Base Rent	Approximate Monthly Rental Rate per Rentable Square Foot

Effective Date – July 31, 2006	$157,101.96	$13,091.83	$0.9360

August 1, 2006 –January 31, 2007	$163,386.00	$13,615.50	$0.9734

3.                                       Third Expansion Premises.

Period During Lease Term	Annualized Base Rent	Monthly Installment of Base Rent	Approximate Monthly Rental Rate per Rentable Square Foot

Effective Date – July 31, 2006	$162,000.00	$13,500.00	$0.781

August 1, 2006 –January 31, 2007	$167,670.00	$13,972.50	$0.808

Effective as of February 1, 2007, the Base Rent applicable to the entire Premises shall be as more particularly set forth in Section 4 of the Summary of this Lease.

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